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Exelon Corporation 2013 Annual Report

2012 Exelon Diverse
Business Empowerment
Annual Report

Introduction

March 2013

Christopher M. Crane President and Chief Executive Officer, Exelon Corporation

On March 12, 2012, Exelon completed its merger with Constellation Energy, creating the leading U.S. competitive energy provider with one of the industry’s cleanest and lowest-cost power generation fleets and one of the largest retail customer bases in the nation. Exelon has operations and business activities in 47 states, the District of Columbia and Canada, and conducts business in a world rich in diversity. Therefore, it is imperative that we foster a culture that recognizes our similarities and embraces our differences; our approach to diversity and inclusion is as important in the field of diverse business empowerment as it is among our workforce of more than 26,000 employees.

Achievements in Exelon’s diverse business empowerment process are not possible without the leadership of Exelon’s senior executives, the guidance of the Board of Directors and the commitment of every Exelon employee.

Our case for diverse business empowerment is clear: We operate on a national platform, selling electricity, natural gas and energy services in 47 states, while also operating and owning generating plants in 18 states. Our utilities are based in three large and highly diverse metropolitan areas – Baltimore, Chicago and Philadelphia – and we have substantial operations in Texas. That means that our workforce, our supplier base and our values must join together to reflect the diversity of our customers and our communities. We work aggressively on increasing our support of diverse suppliers. Not only is this good for the community, it is good business for Exelon as well.

Our commitment is only part of the story. As with all key areas of our business, Exelon’s senior executives measure our performance on diversity so we can identify ways to strengthen and expand our impact. Meeting diversity goals is not a one-time event, nor is it strictly a quantitative exercise, but a continuous proactive process of defining, measuring, managing, evaluating and rewarding.

This Report tells the story of our commitment, and our results.

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Executive Summary

M. Bridget Reidy Senior Vice President and Chief Supply Officer, Exelon Corporation

1.0 Message from M. Bridget Reidy

Exelon’s commitment to diversity and inclusion, both within the Exelon family of companies as well as in our relationships with our external stakeholders, is longstanding and pervasive. Our companywide commitment to diversity and inclusion recognizes that to demonstrate performance that drives progress we must treat diversity and inclusion as a business and moral imperative. A critical component of our diversity and inclusion strategy is our diverse business empowerment process.

By including diverse suppliers in the sourcing process we provide our stakeholders the most innovative, highest quality, and most cost-effective business solutions. Through experience, we know that inclusion of diverse suppliers in our sourcing process enables us to deliver business benefits that would not have been possible otherwise.

We attract suppliers of all backgrounds with the assurance that our corporate culture will welcome their abilities, ideas and aspirations. In turn, these suppliers respond by delivering value above and beyond the mere terms and conditions of a contract. They are highly valued partners in our enterprise and members of the extended Exelon family. Our suppliers’ commitment, innovation and ability to make a difference inspire us; their stories and ours are intertwined.

Exelon’s diverse business empowerment strategy, articulated in the pages that follow, aligns with national peer corporations whose supplier diversity programs are recognized as industry leaders and is a manifestation of our commitment.

Exelon stands among best practice standard bearers in the electric utility industry, having spent more than $3 billion with diverse suppliers over the past five years. Our diverse business empowerment process is designed to engage women-and minority-owned businesses with recognized diversity certifications in the economic activities of the company. We remain committed to building relationships and doing business with diverse suppliers that support Exelon and deliver economic benefit to the communities we serve.

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2.0 2012 EDBE Year-End Review

In 2012, Exelon’s commitment to supplier diversity resulted in surpassing its goals, and we concluded another successful year of expanding relationships with diverse suppliers. Through careful planning and a concerted effort to implement the Exelon diverse business empowerment (EDBE) process, we purchased $751 million in goods and services – an all-time high – from diversity certified suppliers, a $122 million, or 19 percent, increase over the 2011 EDBE spend. The 2012 spend represents 11 percent of Supply-managed expenditures for services and materials, an increase over the 10 percent figure achieved in 2011.

Exelon’s 2012 EDBE spend increased across a number of major categories, and achieved numerous high points for the year, including:

•	Exelon’s spending with women-owned businesses increased $98 million, 46 percent more than last year.

•	Exelon’s Tier One (T1) spend (expenditures with diverse suppliers who contract directly with Exelon) increased by $105 million, or 22 percent more than 2011.

•	Exelon’s Tier Two (T2) spend (expenditures with diverse companies who serve as subcontractors) increased by $18 million, 13 percent more than 2011.

•	ComEd‘s total diverse supplier spend rose from $177 million to $260 million, a 47 percent increase over 2011 expenditures.

•	Baltimore Gas and Electric’s (BGE) diverse supplier spend was 14.2 percent of BGE’s total procurable expenditures. For the fourth successive year, BGE has increased its goal for diverse supplier spend as an annual percentage of total corporate expenditures.
•	Independent of any formal legislative action or request, PECO established a 12 percent diverse supplier inclusion goal for its Smart Grid Smart Meter (SGSM) implementation project. In 2012, the third year of the project, PECO exceeded that 12 percent goal and beat its own projections for diverse supplier spend by $6 million.

•	Exelon Business Services Company’s (BSC) total diverse supplier spend increased from $112 million to $178 million, or by 44 percent over 2011 expenditures.

•	The BSC Supply organization managed 97 categories of spend for services and materials used by the company in 2012. Of those 97 categories, 90 included diverse suppliers as either T1 or T2 suppliers. Within 54 of the 97 categories, Exelon increased its spend with both T1 and T2 suppliers over the previous year’s level.

•	Exelon Nuclear’s total diverse supplier spend increased from $131 million to $141 million, or an 8 percent increase over 2011 expenditures.

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Areas of strategic focus contributing to and serving as the foundation of our 2012 diverse business empowerment process improvements include:

1.	An increase in spending related to the Illinois legislature’s passage of the Energy Infrastructure Modernization Act (EIMA);

2.	The March 12, 2012, completion of the merger between Exelon and Constellation Energy;

3.	The impact of focused efforts to increase high-margin/ Professional Service Firms spend; and

4.	The effect of successful EDBE process changes impacted diverse supplier spend.

These four pillars of our EDBE process account for the majority of our $122 million overall 2012 supplier diversity increase.

•	First, our 2012 results are especially significant because the spend associated with EIMA rose sharply, demonstrating the effects of greater sourcing event participation.

•	Second, diverse spend opportunities resulting from the Constellation merger contributed to supplier diversity growth.

•	Third, Exelon Corporation’s high-margin strategy with diverse suppliers realized significant growth in 2012. The high-margin strategy focuses on eight categories of spend in the professional services areas. These categories are: advertising and marketing, business consulting, engineering and technical consulting, financial services, human resource services, IT professional services, legal and banking. The high-margin strategy was under taken because these businesses typically have higher profit margins and an increased capacity to contribute to community economic development (jobs and community-based organization support).

•	Finally, a focus in 2012 on supplier development and supplier diversity integration with strategic sourcing resulted in increased participation in sourcing processes.

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The table below provides information on the total, T1 and T2 year-over-year EDBE expenditures for each Exelon operating company. The chart graphically illustrates the dramatic increase in supplier diversity at ComEd as a result of the EDBE spend related to EIMA.

2012 EDBE Spend Overview

The table below shows that Exelon’s spend with T1 diverse suppliers increased by approximately 22 percent from last year, an achievement attributable to increases in spend with women-owned businesses (up 46 percent). In 2012, women-owned businesses continue to be the largest classification of EDBE spend, representing 53 percent of Exelon’s spend with T1 diverse suppliers.

2012 EDBE Spend by Diversity Certification

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The table below shows another key benefit of the EDBE spend: increased spend in core areas such as distribution construction, engineering and technical consulting, supplemental labor and facilities, which is an essential part of our strategy to increase spending in key areas of the business where there are consistent product, service and support needs.

Exelon 2012 Top 10 Categories of Spend

The tables below show that our core value of diversity runs deep and is widespread throughout the organization. Our top 10 T1 and T2 suppliers reflect a wide representation of diversity. For example, spending with T1 women-owned businesses posted the largest percentage gains with an increase over 2011’s $67 million to surpass $104 million in 2012 in distribution and construction, and our T2 spend increased the most in supplemental labor. These increases reflect our consistent attention to improvements in EDBE spend in our core areas of operation.

EDBE Top 10 T1 Diverse Suppliers

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EDBE Top 10 T2 Spend

Exelon supports several diverse supplier advocacy organizations. In 2012, Exelon completed its fourth year of support for the Chicago United (CU) Five Forward Program. In 2009, ComEd joined CU, an organization that advocates for all aspects of corporate diversity, and became a charter member of the CU Five Forward Initiative, which was created to build a stronger regional economy and build minority businesses of scale. Through this membership ComEd has committed to expand or establish business relationships with five current and/or new local minority firms. Since 2009, we’ve more than tripled our expenditures with our Five Forward partners as T1 or T2 suppliers. Importantly,in 2012 the program expanded from the original five partners to include two additional partners. In the future this collaborative venture will be referred to as Five Forward Plus. During 2012, we spent $4.9 million with our Five Forward Plus partners.

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EDBE Priorities

3.0 ComEd Infrastructure Modernization Initiatives

In October 2012, ComEd received approval to upgrade and modernize the electric system to build a stronger, more reliable infrastructure. As part of this $2.6 billion effort, ComEd launched one of the of the largest and most extensive capital projects in company history. A cornerstone of this initiative is our commitment to increase spending with diverse suppliers by 15 percent over a 10-year period. The increase is being measured over ComEd’s 2010 capital spending baseline. The intent of the self-directed diverse supplier goal was to make known ComEd’s commitment to economic growth for small and minority business as a function of the project.

Looking back on 2012, the impact of ComEd’s capital expenditures on supplier diversity was one of the year’s most significant highlights. ComEd set an ambitious diverse supplier inclusion goal for its annual capital expenditures to ensure economic return to our small business partners in Illinois. In 2012, ComEd far surpassed its goal by increasing capital expenditures with diverse suppliers from $79 million to $147 million, an 86 percent increase over 2011 expenditures. This growth represents 2012’s largest dollar and percentage increase in diverse supplier spend for any Exelon operating company and far outpaced the original goal of an additional $1 million in EDBE spend.

The extraordinary growth in ComEd diverse spending was in large part due to a concerted effort by ComEd, BSC sourcing, and the EDBE Office to increase the number of diverse suppliers in sourcing events. This effort to increase sourcing event participation resulted in diverse supplier participation in capital investment that greatly exceeded EDBE targets set for 2012.

ComEd EIMA Performance

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Profile in Generosity

Larry Huggins, CEO of Riteway-Huggins Construction, came from a single-parent home in Englewood, a rough neighborhood on Chicago’s South Side. As a construction worker in the 1970s, Huggins was driven to start his own construction company. According to Huggins, as a general contractor, you’re able to give back to your community by “providing contracts and employment for others.” Years after first dreaming of Riteway-Huggins Construction, the reality of his construction company has now exceeded the dream.

Riteway has grown dramatically over the years, and employed hundreds of employees. In addition, Riteway has participated in numerous large projects, which include the Harold Washington Library, the United Airlines terminal at O’Hare Airport, and the Chicago Board of Trade building. Because of this tremendous growth, Huggins remains committed to offering economic opportunities to other minorities. According to Huggins, he has a responsibility to train people from his Englewood neighborhood, a community currently plagued by violence, and he believes that a diverse work force is best. Huggins’ dedication to opportunity aligns with Exelon’s commitment to diversity. Over the years, Exelon has recognized the hard work and creativity of Riteway-Huggins, and the company was recruited to join Exelon’s Five Forward Plus Program.

“I’ve had the privilege of being a ComEd supplier since 1995, and I’ve always admired ComEd for the examples provided in economic and community leadership,” Huggins said. “My partnership with ComEd has provided me with the opportunities necessary to grow my business. This in turn allows us the resources needed to give back generously to the community, just like ComEd does.”

Among Huggins’ charitable contributions is his coordination and primary sponsorship of the “Christmas in the 8th and 34th Wards” event. Huggins has coordinated the largest Christmas toy and gift giveaway for families in two of Chicago’s most economically challenged neighborhoods on the City’s South Side since its inception 16 years ago. In addition, Huggins sponsors one of the nation’s largest Historically Black College Football Celebration weekends, a football game between two historically black colleges and universities at Soldier Field to raise funds for scholarships for students of all races. He personally sponsors the attendance of hundreds of underprivileged students.

Riteway-Huggins is a constant reminder that while contracts are important measurements of a company’s progress, there’s more to Exelon’s EDBE process than simply numbers, including giving suppliers the tools they need to develop and grow. These suppliers in turn provide jobs and other opportunities for our stakeholders.

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3.1 City of Chicago Franchise Agreement

In addition to exceeding ComEd’s annual capital expenditure goals for supplier diversity, the EDBE Office also surpassed goals established by the City of Chicago Franchise Agreement. The Franchise Agreement requires ComEd to use good faith efforts to achieve active participation of certified minority-owned business enterprises equal to 25 percent of the dollar value of contracts relating to the construction or rehabilitation of buildings in Chicago, and to achieve participation of certified woman-owned business enterprises (WBE) equal to 5 percent of such contracts.

ComEd has consistently met or exceeded Franchise Agreement targets over the past five years. In 2012, ComEd achieved 32 percent diverse supplier inclusion, with 26 percent MBE and 6 percent WBE. The Franchise Agreement also requires Exelon to annually host a minimum of two supplier development/ technical assistance workshops targeting smaller diverse suppliers with aspirations of competing for larger public and private sector contracts. The EDBE Office conducted six technical assistance and business development workshops for diverse suppliers in the City of Chicago. The table below shows the results of our City of Chicago Franchise Agreement efforts.

Chicago Franchise Agreement Performance

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3.2 New ICC Reporting Requirements

Finally, it is important to note that this past summer, the Illinois General Assembly amended the Public Utilities Act to mandate that the Illinois Commerce Commission (ICC) require all regulated utilities to submit an annual report on procurement goals and spending with certified diverse suppliers. On February 1, 2013, ComEd completed and filed with the ICC its 2013 annual report, which details the dramatic growth in diverse supplier spend resulting from increased annual capital expenditures. As part of the EDBE strategy, supplier development programs are being enhanced to ensure that viable diverse suppliers are available for future ComEd capital expenditure projects.

Profile in Progress

As infrastructure modernization continues to evolve to meet customers’ needs now and in the future, more emphasis is placed on infrastructure construction. Sharing our modernization procurement needs with diverse suppliers was a key focus of our efforts in 2012. Business owner Loretta Rosenmayer, a long-time ComEd supplier, has played a significant role in infrastructure construction. Rosenmayer founded InTren, originally Trench-It, in 1988 as an underground trenching company. Over the years the company’s capabilities have expanded to overhead and underground electric distribution, gas distribution work, directional borings and maintenance services for electric and natural gas utilities.

“It was ComEd’s commitment to supplier diversity that provided me with the opportunities to grow my business,” Rosenmayer said. “The ComEd team mentored me, coached me and really challenged me. They raised the bar high, and I was determined to exceed their expectations and demands.”

InTren has now established its own second tier subcontracting program, through which InTren tracks its expenditures with diverse suppliers. InTren offers formal mentoring to its participating suppliers.

“Through our mentoring program we strive to give smaller diverse suppliers the opportunity to grow and develop in the same manner that ComEd helped us,” Rosenmayer said. “This includes inviting them to participate in ComEd safety meetings with us, assessing their books and coaching them in preparing responses to RFPs.”

In 2013, we will continue to work with suppliers, like InTren, to expand opportunities to diverse businesses.

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3.3 PECO Smart Grid Smart Meter Initiatives

In 2010, PECO began its four-year Smart Grid Smart Meter (SGSM) implementation. The SGSM project will conclude in 2013. Independent of any formal legislative action or request, PECO established a 12 percent diverse supplier inclusion goal for this project to support ongoing small business development and to demonstrate PECO’s commitment to expanding opportunities for diverse suppliers in the mid-Atlantic region.

PECO exceeded the 12 percent goal in the third year of the project. The cumulative diverse spend of $26 million represents 15 percent of the project’s total expenditures and exceeded the projected actual dollars spent with diverse suppliers by $6 million. Significant categories for diverse supplier inclusion were IT hardware, business consulting and IT professional services

PECO SGSM Performance

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Profile in Customer Service

Since 2004, Choctaw-Kaul (CK) has supported Exelon with tools and safety equipment.

In 2012, CK became our new integrated distributor for Maintenance, Repair and Operations (MRO) and Electrical Distribution Equipment (EDE) materials. Since 2004, CK has supported Exelon Nuclear, Exelon Power, ComEd and PECO with tools and safety/PPE equipment. CK was awarded both the 2011 Exelon Diversity Supplier of the Year award from ComEd and PECO. Because of their legacy of value and excellent performance, CK prevailed in the bidding for a new deal valued at $100 million per year for five years.

CK, however, had very little time to celebrate the execution of the contract. Prior to full implementation of the contract, hurricane Sandy struck Exelon’s service territory, requiring an unprecedented amount of resources. Ensuring service to critical infrastructure required delivery of safety equipment within hours. True to its reputation for exceptional customer service, CK delivered even before full implementation of the contract. CK’s flexibility and willingness to adapt are well aligned with Exelon. We look forward to our continued relationship with CK in 2013.

4.0 The Exelon and Constellation Merger

The second of the four key factors producing growth in diverse supplier participation was the merger between Exelon and Constellation. On March 12, 2012, Exelon Corporation and Constellation completed their merger, which created the leading U.S. competitive energy provider with one of the industry’s cleanest and lowest-cost power generation fleets, and one of the largest retail customer bases in the nation. The new Exelon’s economies of scale increase the opportunities for Exelon and its suppliers.

Because of Exelon’s larger scale, the focus on supplier diversity remains a top priority. Exelon’s EDBE process remains one designed to identify high-potential diversity certified businesses and assist in growing these companies to regionally and nationally competitive positions. Exelon has already seen positive effects to the EDBE process directly related to the merger. Exelon’s diverse suppliers can now provide goods and services to Exelon’s utilities, which are headquartered in three of the nation’s largest and most ethnically diverse cities (Baltimore, Chicago and Philadelphia), and retail operations throughout the country. This combination of economies of scale and geographic expansion has created significant contract opportunities for our diverse suppliers.

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In 2012, Exelon also assumed responsibility for reporting diversity statistics to the state of Maryland. Specifically, in February 2009 the Maryland Public Service Commission (PSC) and BGE agreed that BGE would voluntarily develop, implement and annually report on spending with certified diverse suppliers. According to this agreement (known as the Memorandum of Understanding, or MOU), BGE will provide diverse suppliers a maximum opportunity to participate in and compete for contracts in the BGE supply chain. The MOU also established an aspirational goal for all participating Maryland utilities to award 25 percent of supply chain spending to certified diverse suppliers. While the MOU set no specific timetable for the utilities to achieve the 25 percent goal, BGE is consistently working towards the goal.

Together, through careful planning and a concerted effort to integrate BGE’s successes in managing supplier diversity with Exelon’s advanced diverse business empowerment strategy, BGE spent $116 million with certified diverse suppliers. This sum equals 14.2 percent of the total procurable expenditures of $816 million. For four successive years, BGE has met or exceeded its MOU annual percentage goal. The table below provides figures demonstrating BGE’s advancing the inclusion of diverse supplier over four years from 10.3 percent to 14.2 percent of the total procurable spend.

BGE MOU Annual Percentage Growth.

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5.0 The EDBE Office’s High-Margin/Professional Service Firm Strategy

The third key factor producing growth in supplier diversity participant was the Exelon high-margin strategy, which has been highlighted as an industry best practice over the past five years. This strategy focuses on increased expenditures in core areas such as engineering/technical consulting, information technology professional services, and human resource services, which are an essential part of our strategy to increase spending in key areas of the business where there are consistent product, service and support needs. This year’s T1 spend with high-margin diverse suppliers was $91 million, representing a $26 million year over-year increase. The top 10 suppliers represent 51 percent of the T1 high-margin total.

EDBE Top 10 Suppliers by High-Margin Category

Spending with engineering/technical consulting firms, information technology professional services, human resource services and financial services provided the largest percentage gains within the high-margin strategy.

2012 T1 High Margin

In 2012, Exelon Finance significantly contributed to accomplishing the high-margin Strategy. During 2012, minority investment management firms managed $929 million in corporate assets. In addition to this important milestone, another nine minority investment firms participated in or co-managed $1.3 billion in corporate bond deals. Exelon’s increase in deposits and credit facilities agreements in 31 small, community focused banks also represents a high water mark and demonstrates our firm commitment to community reinvestment. Included in the 31 community focused banks are 12 minority-owned-and-operated banks. Finally, in 2012, certificates of deposit and credit facilities agreements managed by the minority-owned banks exceeded $145 million. Included in this year’s results were Baltimore-based and African-American-owned Harbor Bank and Brown Capital. Both were added as a function of the completion of the Exelon/ Constellation merger and represent Exelon’s commitment to diverse supplier inclusion in that region.

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2012 Statistical Overview of Diverse Investment Banking Service Providers

In 2012, Exelon’s support for minority banks was tremendous. Exelon’s minority and community banking program, now in its tenth year, exemplifies our commitment to doing business with diverse suppliers. Over $929 million in corporate assets were managed by minority/women-owned investment and commercial banks. Approximately 35 percent of banks doing business with Exelon were diversity certified.

Pension Fund Management	Certificate of Deposit & Cash Management Program	Credit Facility
$876 million under management		$122.9 million under management
82 percent African American firms	$21.6 million in deposits	25 percent African-American banks
9 percent Hispanic firms	19 percent African-American banks	6 percent Asian banks
9 percent Asian/Indian firms	10 percent Asian banks	3 percent women-owned banks
3 percent Hispanic banks
3 percent women-owned banks

Profiles in Exellence

Loop Capital and Williams Capital Group have a lot in common. They are both at the vanguard of change for African American investment banking. Both are led by charismatic, determined, hard working CEOs who were educated at elite business schools and have succeeded at some of Wall Street’s most influential firms. These entrepreneurs have become difference makers in the world of corporate finance. Importantly, both have a methodical dedication to client satisfaction. Importantly, both worked for ComEd as co-managers for the electric utility industry’s first ever taxable bond offering managed exclusively by minority-owned investment banks

Christopher J. Williams, head of Williams Capital Group, has an MBA from Dartmouth, and has led his firm to consistent profitability through down markets – setting himself apart from the many peer firms in investment banking. For years Williams has earned the distinction of being the only black-owned firm to land among the top 20 underwriters on Wall Street.

Loop Capital has enjoyed remarkable growth from a Chicago municipal bond firm with a staff of six in 1997, to a global investment services firm with more than 170 professionals lead by Loop Co-Founder James Reynolds. Reynolds, a Kellogg MBA graduate and former Merrill Lynch vice president has put his personal stamp on a culture of client relationship building. Loop Capital has lead nearly $1 billion in Exelon bond transactions, and advised in the $7.9 billion merger of Exelon and Constellation.

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6.0 Internal Communications

6.1 EDBE Integration Into Sourcing Goals And Processes

Looking back on the year, it is clear that program improvements around refined internal communications contributed to the increase in diverse spending. During 2012, the BSC Supply leadership team reinforced the sourcing professionals’ commitment to collaborate with the EDBE Office, to identify appropriate sourcing opportunities, and invite potential diverse suppliers to sourcing events managed by BSC Supply. Category managers regularly alerted the EDBE office when bid opportunities arose, and the EDBE Office actively assisted in the management of strategic sourcing initiatives. Our strong partnership encouraged Supply employees to participate in EDBE networking events, and to promote diversity throughout the entire organization. This year, more than any other, timely communication with the EDBE Office allowed for efficient research of best-in-class diverse suppliers throughout our national network, resulting in increased diverse spend across the company. Our internal communications process has now been refined to include the following mutual considerations:

•	Actively sharing bid opportunities with the EDBE Office, which in turn researches and pre-qualifies diversity certified suppliers to participate in sourcing events;

•	Coordinating efforts to assist with goal-setting, ensuring co-ownership of supplier diversity goals;

•	Ensuring that EDBE information is communicated to internal clients in the Exelon Operating companies and to external, non-diverse suppliers for utilization of diversity certified subcontractors;

•	Regular reporting of EDBE progress to operating company leadership; and

•	Reviewing current contracts to ensure maximized diverse supplier opportunities.

6.2 EDBE Processes Quality Benchmarks

The EDBE office conducts regular benchmarking of best practices among its industry peers’ supplier diversity programs, as well as with leading supplier diversity advocacy organizations such as:

•	The National Minority Supplier Development Council’s (NMSDC) Best Practice Task Force

•	NMSDC’s Utility Industry Professionals Group;

•	Maryland Utility Forum on Supplier Diversity;

•	The National Association of Regulatory Utility Commissioners, Utility Marketplace Access Partnership; and

•	The Conference Board’s Supplier Diversity Leadership Council.

Exelon continues to be recognized among peer corporations for leadership in corporate supplier diversity, and currently holds leadership positions in both NMSDC’s Best Practice Task Force and Utility Industry Professional Group.

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6.3 EDBE Policy and Procedures

A critical element in process oversight and governance of sourcing activity is the enhancement and reinforcement of BSC Supply policies and procedures. To this end, the EDBE process aligns with the supply organization’s policies and procedures. BSC sourcing professionals are well versed and committed to the EDBE mission, vision and goals.

In 2012, the EDBE Office implemented new processes and systems to more effectively capture diversity data and continue to improve the line of site for each business unit. By implementing a new T2 reporting system, Exelon successfully consolidated and standardized T2 reporting across operating companies. In addition, the EDBE Office created a specific training module for category managers and other sourcing professionals that highlight process and reporting enhancements. The new system includes an enhanced user-friendly reporting features, increased visibility of T2 spend, and a system to generate reminder notifications.

6.4 EDBE Support of Commercial Business

The EDBE team also forged strong ties with our commercial business organization. During 2012, an increasing number of RFPs were generated by federal, state and municipal entities. These growing governmental opportunities require reporting of diverse supplier expenditures. In 2012, Exelon reported T2 spend that supported $57 million in revenue.

6.5 EDBE Staff

In 2012, the EDBE Office added staff to increase efficiency. To support EDBE process management, a director-level manager reporting to the senior vice president and chief supply officer leads the execution of the corporate EDBE strategy. Additional resources include:

•	Three manager-level employees work directly and exclusively on all aspects of the supplier diversity process;

•	A shared business analyst and administrative coordinator for data and communication support, respectively; and

•	Supply category managers who serve as champions for the EDBE process throughout the sourcing organization, and are responsible for the inclusion of diverse suppliers in the sourcing process.

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EDBE Process

7.0 External Outreach

7.1 EDBE Recognition

We are proud that Exelon’s diverse business empowerment efforts have been recognized by several national supplier diversity advocacy organizations. Exelon was the recipient of the 2012 American Association of Blacks in Energy (AABE) Corporation of the Year award for excellence in promoting business in the energy industry for diversity certified firms. Exelon served on a National Advisory Council of Minority Business Enterprises – sponsored by The Minority Business Development Agency (MBDA) of the U.S. Department of Commerce. The Advisory Council was chartered to examine the current state of affairs of public/private sector minority business development efforts, and to redirect the MBDA’s approach to advancement of national minority business issues. Twenty-five Fortune 500 executives and minority business enterprise CEOs comprise the taskforce.

In 2012, Exelon also served on Chicago Mayor Rahm Emmanuel’s taskforce to assess the state of minority business in the city. This taskforce of private sector executives, MWBE CEOs and diverse supplier advocacy organization leaders was chartered to examine the current state of affairs of Chicago public/private sector minority business development efforts.

Exelon served on the National Minority Supplier Development Council’s Corporate Best Practices Committee. Seventeen Fortune 500 corporations are represented on the Best Practices Committee, and are mandated to advance the standards for measuring excellence among corporate supplier diversity programs. In addition, Exelon co-leads along with Pacific Gas & Electric the NMSDC Utility Industry Professionals Group. This group addresses supplier diversity concerns and issues unique to the utility industry.

Finally, in November 2012 Exelon was one of two utilities invited to make a supplier diversity best practices presentation at the national conference of the National Association of Regulated Utility Commissioners (NARUC).

7.2 EDBE External Relationships

The EDBE Office constantly builds relationships with diverse suppliers, and ensures our active involvement with minority business development and advocacy organizations. As a result, Exelon maintains a large database of qualified diverse suppliers. Our knowledge of diversity certified suppliers is also enhanced by our participation in local, regional and national diverse supplier advocacy organizations. In 2012, we made improvements in expanding opportunities in categories in which diverse suppliers were historically under-represented. The Supply sourcing teams worked with regional organizations to leverage their resources and ensure local diverse contractors were positioned for meaningful participation in future bid opportunities in these categories. The national and regional organizations that Exelon works with include:

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National Organizations

•	American Association of Blacks in Energy Entrepreneurship Committee

•	Edison Electric Institute

•	Human Rights Campaign

•	The Minority Business Development Agency – U.S. Department of Commerce

•	National Association of Women Business Owners

•	Rainbow PUSH Trade Bureau

•	The Congressional Black Caucus – Washington, D.C.

•	The National Minority Supplier Development Council (and regional affiliates)

•	The Women’s Business Enterprise National Council (and regional affiliates)

Regional Organizations

•	Chicago United (The Five Forward Program)

•	Hispanic American Construction Industry Association

•	Illinois Hispanic Chamber of Commerce

•	Maryland Chamber of Commerce

•	Maryland Governor’s Office of Minority Affairs

•	Maryland Hispanic Chamber of Commerce

•	Maryland Minority Contractors Association

•	Philadelphia Gay and Lesbian Chamber of Commerce

•	Philadelphia Hispanic Chamber of Commerce

•	The Elite Service-Disabled Veteran-Owned Business Network

•	The Pennsylvania Enterprise Center

•	U.S. Pan Asian American Chamber of Commerce - Midwest Region

•	MD. Washington Minority Contractors Association, Inc.

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7.3 EDBE Supplier Development

2012 also saw an expanded focus on supplier development. Mentoring diverse suppliers through the T2 Institute has been a win-win process for all involved. It has enhanced our pool of suppliers in these areas and has provided diverse suppliers with valuable experience working with a major utility company, while receiving mentoring and constructive feedback. T2 Institute participants gain a comprehensive understanding of Exelon’s expectations and receive opportunities to network with prime contractors.

Specifically, the T2 Institute focuses on the following:

•	Provide support and coaching that follows the guidelines of the Chicago United Five Forward Plus Supplier Development program, and the NMSDC Centers of Excellence Supplier Development program;

•	Facilitating relationships between non-diverse prime suppliers and diverse suppliers;

•	Supporting Diverse Supplier Technical Assistance Programs in Baltimore, Chicago and Philadelphia by providing curriculum content and sponsorship to specific advocacy organizations with small business technical assistance programs;

•	Identifying supplier development opportunities through analysis of additional under-represented spend categories, and through input from internal utility and other operating company clients; and

•	Monitoring T1 suppliers’ compliance with our T2 diversity subcontracting requirements.

Profile in Pride

Skip Williams is the president of Fidelity Print Communications (FPC). Williams arrived in Chicago from Memphis, Tennessee, in 1941 at the age of 14 with $20 in his shoe and an abundance of hope. He found a job at Berlin Press, where he worked for 20 years with a break to serve in the Air Force as a ground crew member for the legendary Tuskegee Airmen. He and his wife, Hazel, opened Fidelity Bindery in 1963. By 1970, Fidelity grew into one of the largest black-owned printing companies in the United States.

“I started Fidelity hoping to give my family an opportunity to own a business and educate themselves. I wanted to open opportunities for minorities that had been locked out of the print industry and make a difference in the lives of disadvantaged people that wanted good honest work. In this company employees are proud to work with different types of people and collectively see their future growing together by working together. Working with Exelon since 2001 has given FPC creditability among other corporations that otherwise might not consider us,” Williams states. “The Exelon relationship is now over 12 years old and our workers take pride when they see projects with the Exelon logo on various printed pieces. In our small company it makes us all feel big.”

23

8.0 EDBE 2013 Plan

The 2013 EDBE diverse supplier inclusion goal for Exelon spend is $720 million. To achieve this goal the EDBE Office is continuing to focus on the Exelon’s diverse business empowerment process. The process employs a systemic model that optimizes diverse supplier relationships to add value to Exelon beyond the norms of traditional corporate supplier diversity. Specifically to achieve the 2013 goal, the EDBE process will:

•	Increase focus on under-represented diverse suppliers with regional and national capabilities;

•	Continue to monitor and increase opportunities for diversity certified suppliers for inclusion in Exelon sourcing events;

•	Explore and affirm opportunities for diversity certified suppliers outside of BSC sourcing events;

•	Focus on projects for BGE, ComEd, Constellation and PECO where supplier diversity inclusion metrics are regulatory requirements and/or integral to project success; and

•	Engage new non-diverse primes in the T2 diverse subcontracting process, while continuing to monitor T1 suppliers’ subcontracting with diverse suppliers.

The EDBE process is detailed below.

24

9.0 Appendix

9.1 EDBE Glossary of Terms

Exelon Diverse Business Empowerment (EDBE)	Exelon’s program to integrate supplier diversity with other business diversity processes and create value for Exelon

Diverse Supplier / Diversity Certified Supplier	A business holding a diversity certification from an approved third-party certification organization

High-Margin Firm/Category	Professional services spend in the categories of advertising and marketing, business consulting, engineering and technical consulting, financial services, HR services, IT professional services, legal and banking

T0	Prime contract spend with a non-diverse supplier

T1	Prime contract spend with a diverse supplier

T2	Sub-contracted spend by T1 with a non-diverse supplier

Supply-Managed Spend	The dollar amount of spend managed by the Exelon BSC Supply organization

WBE	Women-Owned Business Enterprise

MWBE	Minority and Women-Owned Business Enterprise

MBE	Minority-Owned Business Enterprise

Veteran	Veteran-Owned Business Enterprise

LGBT	Lesbian, Gay, Bi-Sexual, and Transgender-Owned Business Enterprise

SDVOB	Service Disabled Veteran-Owned Business

25

Exelon’s Diverse Business Empowerment

total spend consists of the following components:

Profile in Perseverance

Marsha Serlin founded United Scrap Metal in 1978 and began building her company with $200 and a rental truck. At that time, Marsha was a divorced single parent, solely responsible for two young children. She saw an opportunity to support her family by gathering scrap from alleys, manufacturers and facilities. Competitors anticipated her start-up would soon fail as the industry entered an economic recession. Now, United Scrap Metal is changing the way corporations manage and benefit from their recyclable commodities, United Scrap Metal is an invaluable partner in Exelon’s efforts to proactively manage, its precious metals scrap.

26

Diverse Business Empowerment 2012: A Year in Review

10.0 BGE Executive Summary

In 2012, BGE total spend was $819 million across 46 categories, and its diverse spend was $116 million, or 14 percent of BGE’s total Supply-managed spend. The subsequent tables provide more detailed information on BGE’s total spend and specifically illustrate BGE’s total and diverse spend.

10.1 BGE T1 Spend

The Top 5 categories of BGE T1 diverse spend represents 53 percent of the total T1 diverse spend.

The tables on the opposite page show that the top five T1 diverse suppliers represent 30 percent of the total T1 diverse spend at BGE. In addition they show that BGE’s T1 diverse spend is dominated by women-owned businesses totaling $41 million, or 51 percent of the T1 Spend. The Asian-owned businesses spend was $9 million, or 13 percent.

28

29

10.2 BGE T2 Spend

Tier 2 diverse spend is reported by each supplier on an aggregate basis. As a result, Exelon allocates the T2 spend to a business unit and category in accordance with the supplier’s total spend within each respective business unit and category. The values in the table below are an approximation of the T2 diverse spend by supplier and category.

30

10.3 Exelon Maryland T1 Spend

The top five categories of Exelon’s T1 diverse spend within the State of Maryland represent 52 percent of the total T1 diverse spend in that state.

The following chart provides a breakdown of Exelon’s spend within the State of Maryland with the top five T1 diverse suppliers, which represent 47 percent of the total Exelon T1 diverse supplier spend in Maryland.

31

BGE’s top five categories of T1 diverse spend within the State of Maryland represent 47 percent of the total BGE T1 diverse spend in Maryland.

10.4 BGE Maryland T1 Spend

BGE’s top five categories of T1 diverse spend within the State of Maryland represent 47 percent of the total BGE T1 diverse spend in Maryland.

32

The following chart provides a breakdown of BGE‘s top five T1 diverse suppliers by spend, which represent 53 percent of the total T1 diverse spend in Maryland.

The following chart provides a breakdown of BGE’s Maryland 2012 T1 diverse spend of $32 million by certification. Women-owned businesses are the dominant resource, representing 75 percent of BGE’s T1 diverse spend.

33

Diverse Business Empowerment 2012: A Year in Review

11.0 ComEd Executive Summary

In 2012 ComEd total spend was $1.128 billion across 64 categories. ComEd’s total diverse spend in 2012 was $260 million, representing 23 percent of ComEd’s total spend. The following tables provide more detailed information on ComEd’s total spend and specifically depict ComEd’s total spend; diverse spend; and diverse spend within the top 5 categories.

11.1 ComEd T1 Spend

The top five categories of ComEd T1 diverse spend represent 71 percent of the total T1 diverse spend.

34

The following chart provides a breakdown of ComEd’s 2012 top five T1 diversity suppliers by spend, which represents 73 percent of the total T1 diverse spend.

The following chart provides a breakdown of ComEd’s 2012 total T1 diverse spend of $217 million by certifi-cation. Women-owned businesses are the dominant source, representing 68 percent of the T1 diverse spend.

35

11.2 ComEd T2 Spend

T2 diverse spend is reported by each supplier on an aggregate basis. As a result, Exelon allocates the T2 spend to a business unit and category in accordance with the supplier’s total spend in each respective business unit and category. The values in the table below are an approximation of the T2 diverse spend by supplier and category.

36

11.3 Exelon Illinois T1 Spend

The top five categories of Exelon’s T1 diversity spend within the State of Illinois represent 80 percent of the total T1 diverse spend in the state.

The following chart provides a breakdown of Exelon’s spend within the State of Illinois with the top five T1 diverse suppliers, which represent 77 percent of the Exelon’s T1 diverse supplier spend in Illinois.

37

The following chart provides a breakdown of Exelon’s Illinois 2012 total T1 diverse spend of $212 million by certification. Women-owned businesses are the dominant resource, representing 70 percent of Exelon T1 spend within Illinois.

11.4 ComEd Illinois T1 Spend

ComEd’s top five categories of T1 diverse spend within the State of Illinois represent 85 percent of the total ComEd T1 diverse spend in the state.

38

The following chart provides a breakdown of ComEd’s top five T1 diverse suppliers by spend, which represents 83 percent of the total T1 diverse spend in Illinois.

The following chart provides a breakdown of ComEd’s Illinois 2012 T1 diverse spend of $160 million by certification. Women-owned businesses are the dominant resource, representing 79 percent of ComEd’s T1 diverse spend.

39

Diverse Business Empowerment 2012: A Year in Review

12.0 PECO Executive Summary

In 2012 PECO’s total spend was $638 million across 59 categories. PECO’s total diverse spend in 2012 was $76 million, representing 12 percent of PECO’s total spend. The following tables provide more detailed information on PECO’s total spend and specifically depict PECO’s total spend; total EDBE spend; and EDBE spend within the top five categories.

12.1 PECO T1 Spend

PECO’s top five categories of T1 diverse spend represent 65% of the total T1 diverse spend in that company.

40

The following chart provides a breakdown of PECO’s 2012 top five T1 diverse suppliers by spend, which represents 65 percent of the total T1 spend.

The following chart provides a breakdown of PECO’s T1 diverse spend of $57 million by certification. Women-owned businesses are the dominant resource, representing 51 percent of PECO’s T1 diverse spend.

41

12.2 PECO T2 Spend

T2 diverse spend is reported by each supplier on an aggregate basis. As a result, Exelon allocates the T2 spend to a business unit and category in accordance with the supplier’s total spend within each respective business unit and category. The values in the table below are an approximation of the T2 diverse spend for PECO by supplier and category.

42

12.3 Exelon Mid-Atlantic (PA, NJ, DE) T1 Spend

The top five Exelon Mid-Atlantic T1 spend categories represent 67 percent of the total Mid-Atlantic T1 spend.

The following chart provides a breakdown of Exelon’s Mid-Atlantic 2012 top five T1 diverse suppliers by spend; these suppliers represent 68 percent of the total Mid-Atlantic T1 diverse spend.

43

Set forth below is a chart that provides a breakdown of the Exelon’s Mid-Atlantic 2012 total T1 diverse spend of $66 million by certification. Women-owned businesses are the dominant resource, representing 47 percent of Exelon’s Mid-Atlantic T1 diverse spend.

12.4 PECO Mid-Atlantic (PA, NJ, DE) T1 Spend

The top five PECO Mid-Atlantic T1 spend categories represent 88 percent of the total PECO Mid-Atlantic T1 spend.

44

The following chart provides a breakdown of PECO’s Mid-Atlantic top five supplier T1 spend representing 80 percent of the total PECO Mid-Atlantic T1 spend.

The following chart provides a breakdown of the PECO’s Mid-Atlantic 2012 total T1 diverse spend of $25 million by certification. Women-owned businesses are the dominant resource, representing 84 percent of PECO Mid-Atlantic T1 diverse spend.

45

Exelon Generation
Diverse Business Empowerment
2012: A Year in Review

Diverse Business Empowerment	Exelon Nuclear
2012: A Year in Review

13.0 Exelon Nuclear Executive Summary

In 2012 Exelon Nuclear’s Supply managed spend was $2.27 billion across 90 categories. Exelon Nuclear’s total diverse spend in 2012 was $141 million, representing 6 percent of Exelon Nuclear’s total spend. The following tables provide more detailed information on Exelon Nuclear’s total spend and specifically depict Exelon Nuclear’s total spend; total diverse spend; and diverse spend within the top five categories.

13.1 Exelon Nuclear T1 Spend

The top five categories of Nuclear T1 diverse spend represent 54 percent of the total T1 diverse spend in that business.

47

The following chart provides a breakdown of Nuclear’s 2012 top five T1 diverse suppliers, which represent 38 percent of the total T1 diverse spend.

The following chart provides a breakdown of Exelon Nuclear’s T1 diverse spend of $118 million by certification. Women-owned businesses are the dominant resource, representing 33 percent of Exelon Nuclear’s T1 diverse spend.

48

13.2 Exelon Nuclear T2 Spend

T2 diverse spend is reported by each supplier on an aggregate basis. As a result, Exelon allocates the T2 spend to a business unit and category in accordance with the supplier’s total spend within each respective business unit and category. The values in the table below are an approximation of the T2 diverse spend for Exelon Nuclear by supplier and category.

49

Diverse Business Empowerment	Exelon Power
2012: A Year in Review

14.0 Exelon Power Executive Summary

In 2012 Exelon Power’s total spend was $1.187 billion across 85 categories. Exelon Power’s 2012 diverse spend was $28 million and represented 2 percent of Exelon Power’s total spend. The tables on the following pages provide more detailed information on Exelon Power’s total spend and specifically depict Exelon Power’s total spend; total diverse spend; and diverse spend within the top five categories.

14.1 Exelon Power T1 Spend

The top five Power T1 diverse spend categories represent 52 percent of the total T1 diverse spend within that business.

50

The following chart provides a breakdown of Power’s 2012 top five T1 diverse suppliers by spend, which represents 36 percent of the total T1 diverse spend in Power.

The following chart provides a breakdown of Exelon Power’s 2012 total T1 spend of $25 million by diversity certification. Women-owned businesses are the dominant resource, representing 44 percent of T1 spend.

51

14.2 Exelon Power T2 Spend

T2 diverse spend is reported by each supplier on an aggregate basis. As a result, Exelon allocates the T2 spend to a business unit and category in accordance with the supplier’s total spend within each respective business unit and category. The values in the table below are an approximation of the T2 diverse spend for Exelon Power by supplier and category.

52

Exelon BSC
Diverse Business Empowerment
2012: A Year in Review

Diverse Business Empowerment	Exelon BSC
2012: A Year in Review

15.0 Exelon BSC Executive Summary

In 2012 Exelon BSC’s total spend was $805 million across 51 categories. Exelon BSC’s total diverse spend in 2012 was $112 million and represented 14 percent of BSC’s total spend. The following tables provide more detailed information on Exelon BSC’s total spend and specifically depict Exelon BSC’s total spend; total diverse spend; and diverse spend within the top five categories.

15.1 Exelon BSC T1 Spend

The top five categories of BSC T1 diverse spend represent 87 percent of the total T1 diverse spend.

54

The following chart provides a breakdown of Exelon BSC’s 2012 top five T1 diverse supplier spend, which represents 68 percent of the total T1 diverse spend.

The following chart provides a breakdown of BSC’s 2012 total T1 diverse supplier spend of $78 million by certification. Women-owned businesses are the dominant source, representing 46 percent of the T1 diverse spend.

55

15.2 Exelon BSC T2 Spend

Tier 2 diverse spend is reported by each supplier on an aggregate basis. As a result, Exelon allocates the T2 spend to a business unit and category in accordance with the supplier’s total spend within each respective business unit and category. The values in the table below are an approximation of the T2 diverse spend by supplier and category.

56

Exelon Corporation	Emmett T. Vaughn
10 S. Dearborn Street	Director, Diverse Business Empowerment
PO Box 805398
Chicago, IL 60680-5398	Terry Miller
Manager, Diverse Business Empowerment
exeloncorp.com
Frank U. Kelly
Manager, Diverse Business Empowerment

Vernice K. Lewis
Manager, Diverse Business Empowerment

Nikki Y. Bigelow
Administrative Coordinator

supplier.diversity@exeloncorp

Exelon Corporation 2012 Diversity and Inclusion Report

Exelon®
Diversity+Inclusion
2012 REPORT
The unique contributions of each individual shape the organization.

Diversity is who we are. Inclusion is how we grow stronger in all we do. Our leadership strives for it. Our employees live it. Our Employee Resource Groups (ERGs) connect the dots. Our suppliers model it. Our community relationships reflect it. All for one simple reason: We are better when we are more diverse and inclusive. Our story continues…
1

Performance that Drives Progress
At Exelon, we believe that our high-performance energy is the engine of progress. Our commitment to excellence in everything we do means that we are driven to learn and grow, challenging ourselves to constantly adapt, enhance and advance. Every day we focus on maximizing the potential of energy. Safely. Reliably. Sustainably. We vigorously compete to give our customers greater choice and value, and drive innovations that help businesses function more effectively and help people live better. Our end-to-end perspective across the energy business, coupled with our ingenuity and commitment, gives us the insight to seize the opportunities of today, while maintaining the focus and long-term view to tackle the challenges of tomorrow.
We make energy work harder because we believe that clean, affordable energy is the key to a brighter, more sustainable future – where our customers succeed, our communities thrive and our nation prospers.
2

Diversity + Inclusion Commitment
Exelon operates in a world rich in diversity – in race, ethnicity, gender, sexual orientation, gender identity, disability, religious affiliation, experience and thought. Diversity and inclusion at Exelon strengthens our ability to achieve our vision by:
Integrating diversity and
Providing a workplace that
inclusion as a business
ensures we respect one
imperative and a core value
another and that each of
us has the opportunity to
grow and contribute at our
greatest potential
Attracting, retaining and
advancing employees who
will best serve and represent
our customers, partners and
communities
3

D+I Strategic Focus Areas
Workforce
D+I
Suppliers
Customers +
Community
Exelon
D+I Goals
Clear commitment. Deliberate strategy. Bold goals.
1. Diverse + Inclusive Workforce – To attract, develop and retain talent of all backgrounds that reflects the realities of our marketplace, our communities and the relevant labor market
2. Inclusive Workplace – To create a culture of inclusion through consistent and sustained execution of the Exelon D+I Strategy, including progress measurement and accountability for results
3. Diverse Suppliers – Achieve a diverse range of suppliers, vendors and service providers
4. Community Relationships – Ensure that Exelon leadership has a significant reach and visible presence in a strategic core group of diverse community-based organizations
5. Leader in Diversity + Inclusion – To position Exelon to be recognized as a D+I leader by its employees; by local, regional and national thought leaders; and by the communities it serves
4

Christopher M. Crane
Message from the CEO
Exelon’s vision is performance that drives progress. We believe we will achieve our vision by helping businesses to function better and people to live better. And we are stronger, more focused and more united around these goals because our company’s two legacy organizations, Exelon and Constellation Energy, shared a commitment to living diversity and inclusion every day.
Delivering on the promises we make to our customers, employees, vendors and shareholders, whether in areas of safety and reliability or operational excellence, means that we succeed only as an inclusive and diverse team. The diverse talent of the individual is recognized as a key aspect of any successful team because of – and not despite – the different perspectives we each bring to the opportunities and challenges we face every day.
The Exelon family of companies is committed to live diversity and inclusion inside and out. Our commitment is to live these attributes inside and out – building a workplace that is comfortable for individuals to thrive and grow, and a company that values and supports diverse suppliers. While we are grateful for the recognition our companies have earned for advancements in diversity and inclusion, we are most proud of how fostering a culture of respect is making us a better company. Better for our people. Better for our customers. Better equipped to handle the challenges of today on the path toward a sustainable future in which our communities thrive and our nation prospers.
In the pages that follow you will read numerous examples of diversity and inclusion at Exelon coming to life. This is performance that drives progress.
Christopher M. Crane
President and Chief Executive Officer Exelon Corporation May, 2013
5

D+I Makes a Difference…
Most critical to Exelon’s pursuit of operational excellence and sustainability is our people. Our employees drive excellence. We believe that inclusive and diverse teams bring new perspectives that allow us to adapt, enhance and innovate. Exelon is committed to providing growth opportunities for our high-performing workforce, for today and tomorrow. Much of Exelon’s D+I work in 2012 centered on inclusive leadership – what it looks like and what it feels like – for our people. We believe that an inclusive culture is the soil in which the seeds of diversity will flourish.
Continuous Communication
D+I
Annual
Report
ERG
D+I
Programming
Awareness
D+I
+ Education
Strategy
Enhanced
External
Online
Communication
Presence
+ Advertising
Internal External Internal + External
6

Continuous Improvement.
Validate +
Calibrate
D+I Strategy
Assess
Current
State
D+I
Continuous
Improvement
Process
Develop
Initiatives to
Close Gaps
Identify
Gaps
Continuous Innovation.
D+I
Scorecard
+ Metrics
Talent
Acquisition
Strategy
Diverse
Supplier
Relationships
Industry
Leadership
D+I
Innovations
Community
Partnerships
Individuals
Employee
with
Resource
Disabilities
Groups
Advisory
Team
Inclusive
Leadership
Study
7

Goal Status Update 2012
DIVERSITY+INCLUSION
8

Goal 1

Diverse + Inclusive Workforce

To attract, develop and retain talent of all backgrounds that reflects the realities of our marketplace, our communities and the relevant labor market

STRENGTHENING RECRUITING + HIRING

At its core, Exelon knows the future of energy is its employees.

Exelon follows a diversified recruitment strategy, with the goal of attracting, developing, motivating and retaining a diverse workforce. We have ongoing recruiting commitments in the following areas:

Early Outreach and University Programs: We pride ourselves on our commitment to the science, technology, engineering and mathematics fields at the secondary education levels. This early introduction to math and sciences helps students understand the many opportunities and career tracks at Exelon. Annually, more than 350 collegiate interns gain a breadth of experience and preparation to join Exelon's team upon graduation.

Military and Veterans Initiatives: Being named an employer of choice by GI Jobs since 2008 is a testament to our ongoing efforts to employ and develop veterans who have served our country. Exelon actively recruits at military career fairs and attends transition assistance classes across the country. Exelon is proud to support Michelle Obama's Joining Forces initiative by committing to make military personnel 10 percent of new hires over two years.

National Diversity Programs: We maintain partnerships with national diversity organizations, including Society of Women Engineers, Society of Hispanic Professional Engineers, and the Black Engineer of the Year Award. Exelon is a corporate sponsor for each organization's annual conference, participates in panels and workshops and nominates employees who are making a difference in their respective areas for recognition opportunities.

Disability Friendly: We have established a partnership with the National Organization on Disability and established Exelon's Individuals with Disabilities Advisory Team to explore inclusive approaches to disability employment issues and the recruiting of individuals with disabilities.

Our Workforce

As of 12/31/12

Total Exelon Employees: 26,057



22%
women
22%
people of color
9%
veterans
12%
under 30
47%
30 – 50
41%
over 50
by age group
20%
women
16%
people of color
in management*

*Management is defined by EEO-1 job categories "1- Executive/Senior Managers" and "1.2 First/Mid-level Managers."

9

Talent to support our growing markets
Constellation is the newest addition to Exelon’s family of companies. Constellation’s competitive advantage relies on our ability to provide customers with smart, innovative energy solutions and a superior experience that differentiates us from our competitors. To sustain this advantage, we need to foster a culture of high employee performance based on inclusion, trust, innovation and customer focus. We welcome and respect people with different perspectives, backgrounds and traits because we know that diverse teams drive powerful outcomes.
Historically, the cultures of both Constellation and Power Team, Exelon’s wholesale marketing division, enabled a diverse workplace as an integral part of operations. Constellation launched its first business resource groups in 2010 to provide like-minded employees the opportunity to connect and collaborate with each other. Power Team championed employee driven activities by establishing a cross-functional employee work group to implement a broad range of employee development, engagement, and inclusion activities.
In late 2012, our organization began a comprehensive employee assessment that included an online survey and interviews to better understand how we are doing and which areas we can improve. “Ultimately, the continued success of this effort will come from a highly committed senior leadership team who actively models, pursues and promotes an inclusive work environment for their teams while bringing in the right diverse talent,” said Ken Cornew, Constellation president and CEO. “Most importantly, we will have highly engaged employees who feel their unique perspective adds value to the organization.”
10

DIVERSITY COUNCILS SERVE TO MAKE INCLUSION A REALITY
Exelon Nuclear’s diversity councils are a symbol of the organization’s commitment to diversity. Active at all 10 nuclear sites and the two corporate offices, the councils take leadership roles on diversity and offer recommendations and innovative strategies to make inclusion a reality within the organization.
The councils also heighten awareness of diversity issues and make employees more sensitive to inclusive behaviors. Each of Exelon Nuclear’s diversity councils work with the Exelon Employee Resource Groups to promote and celebrate the diverse backgrounds of the people who are part of each site and community. Here are just a few of the events organized and sponsored by Exelon Nuclear’s diversity councils last year.
The diversity council at Braidwood Station hosted its ever-popular Taste of Braidwood, which showcased the cultural culinary talents of employees. The event featured a wide range of cuisines from Mexico, Colombia, Greece, Palestine, Italy, Puerto Rico, China and the United States. Prizes were awarded to the best dishes in multiple categories, including bakery, sides and entrees.
Oyster Creek Station’s diversity council sponsors an annual Diversity Day, during which employees share their cultures, heritage and hobbies. Equipped with passports, employees travel to various booths set up in the site cafeteria and experience the differences and similarities of their colleagues.
Clinton Power Station
D&I Council
In recognition of our military veterans, Clinton Power Station’s diversity council staged its “Employees & Veterans Helping Veterans” event. Employees showed their appreciation for those who have served our country and demonstrated their generosity by contributing to the “No One Dies Alone Angel Wings” project at Danville Veterans Hospital in Danville, Ill.
Corporate site Cantera’s diversity council sponsored a Women’s History Month breakfast that featured local historian and author Barbara Joan Zeitz. She wrote “A Thesaurus of Women: From Cherry Blossoms to Cell Phones,” which offers a social presentation of history, linking places with the unfamiliar female faces traced to their creation.
In an industry that always strives for continuous improvement, diversity and inclusion are crucial to gaining perspectives and ideas that foster innovation and growth. Exelon Nuclear’s diversity councils help strengthen each site’s abilities to provide a workplace that is respectful of all employees and allows them to grow and contribute at their greatest potential.
11

Goal 2

Inclusive Workplace

To create a culture of inclusion through consistent and sustained execution of the Exelon D+I Strategy, including progress measurement and accountability for results

What does D+I mean to Exelon employees? In their own words...


DISTINCTIVE
Participate
Enlightenment
acceptance
listening
Tolerant
Enrichment
success
different
Variety
Understanding
rewarding
INVOLVEMENT
fun
Equity
embrace
Open
Inclusive
Social
Unification
understanding
enlightening
Team
Appreciation
Sharing
Trust
energizing
Harmonious
COMPANY
teamwork
cool
Cooperative
EMBRACEMENT
Opportunity
Synergetic
Character
Interdependent
learning
Awareness
EMBODIMENT
Diverse
Community
EXTRAORDINARY
Equality
future
Dynamic

12

No Place For Hate
No place for hate at South Philly School
Students at the South Philadelphia’s Bok Technical High School worked closely with PECO and artists from the City of Philadelphia’s Mural Arts Program to develop a community mural. The interior school mural and an anti-bullying themed comic book to showcase the multitude of lessons students learned through the Anti-Defamation League’s (ADL) No Place for Hate® program.
PECO connected with the school in 2010 as part of the company’ partnership with ADL. In 2011, PECO representatives met with Bok Principal Larry Melton and staff to launch a No Place For Hate partnership. This highly-acclaimed program helps schools provide a model for combating intolerance and bullying, and creating an inclusive learning environment. Bok was adopted by PECO as a No Place For Hate School, and as part of the program, PECO held a “Diversity Job Shadowing Day” at its Main Office Building for students. In celebration of Martin Luther King, Jr. Day of Service, PECO employees, family members and friends volunteered with Bok students to beautify the school and begin development of the diversity-themed interior school mural. The Day of Service also included painting a portion of the school cafeteria that was turned into a café, providing an area for students to play games, relax, chat and interact. Philadelphia Mayor Michael Nutter’s wife, Lisa, and South Philadelphia Councilman Mark Squilla joined the effort and spent the day helping to paint the mural.
13

Exelon African-American Resource Alliance (Baltimore) participation in Baltimore Day of Service
EMPLOYEE RESOURCE GROUPS
At Exelon, we know that we succeed as an inclusive and diverse team. Prior to our merger in 2012, both Exelon and Constellation had employee groups focused on fostering a more inclusive environment, serving in the community, providing professional and personal development opportunities, as well as participating in recruiting events. These groups were called employee network groups at legacy Exelon and business resource groups at legacy Constellation.
Now, through the combined efforts of employee groups located throughout the merged organization including key markets of Baltimore, Chicago, Houston and Philadelphia, and with the guidance of Exelon’s D+I Office, Exelon has eight employee resource groups (ERGs) operating throughout our companies. Our ERGs represent the integration of the legacy companies employee groups. ERGs support Exelon’s D+I strategy to:
Raise diversity awareness by strengthening employee connections
Cultivate an inclusive work environment
Represent the diversity of Exelon’s marketplace
Organization of Latinos at Exelon (Chicago) Scholorship Recepients
EMPOWERING STUDENTS OLE SCHOLARSHIP
The Organization of Latinos at Exelon, (OLE). An Exelon ERG. OLE’s missions is to support Exelon and its operating companies in achieving strategic business goals, fostering employee career development, and maintaining a strong presence in the Latino community by utilizing the talent of OLE member employees.
OLE has provided scholarships totaling more than $200,000 to deserving students over the last 10 years. The OLE Scholarship was established with specific goals in mind: to help students gain access to post-secondary education, stay in their respective institutions and pursue their dreams. OLE funds the scholarships through the OLE Annual Golf Outing, which has been a sellout event for the last three years. Through support from the Exelon executive team and business partners Intren, Altec and Primera, OLE was able to increase the number of scholarships awarded last year to fifteen from twelve the previous year.
A number of the candidates were referred to the OLE scholarship from local high schools, universities/colleges and community organizations; these community organizations included the Hispanic Alliance for Career Enhancement BUILD Inc., Centro Romero, and local chapters of the Society of Hispanic Professional Engineers.
AARG Exelon Asian American Resource Group
Exelon DEVELOPING YOUNG PROFESSIONALS
EAARA Exelon African American Resource Alliance
Exelon Eco Team
EMAC Exelon Militaries Actively Connected
new Network of Exelon Women
iOLE Organization of Latinos at Exelon
Exelon Pride
14

Goal 3

Diverse Suppliers

Achieve a diverse range of suppliers, vendors and service providers

DIVERSE BUSINESS EMPOWERMENT

In 2012, Exelon senior leadership's commitment to diverse suppliers had a distinctly positive impact on the company. Together, the Exelon Supply organization and business units were successful in exceeding the corporate goals in three areas of Exelon's Diverse Business Empowerment (EDBE) program:

- Exelon's made total purchases with certified diverse suppliers worth $751 million – surpassing a corporate goal of $650 million. This figure includes both spending with diverse prime suppliers (79 percent of total) and subcontractors (21 percent of total). This total improves upon the 2011 EDBE performance by 19 percent.
- The company's $751 million diverse supplier spend is approximately 5 percent of Exelon total corporate spend, which meets the long-standing 5 percent benchmark for large corporations as determined by the National Minority Supplier Development Council.
- Minority Women Owned Business spend within areas controlled and directed by Exelon Supply accounted for 11 percent of the total spend.

Exelon Diverse Supplier Spend



Dollars in Millions
$800
$700
$600
$500
$400
$300
$200
$100
$0
$629
$143
$485
10%
2011
$751
$161
$590
11%
2012
Prime Suppliers
Subcontractors
Percent of Exelon Total Supply Managed Spend

15

Exelon’s Diverse Business Empowerment Drives Growth
Earl (“Skip”) Williams and Donna Bridgeforth may be in different businesses, but they both understand the important role minority and women business enterprises play in our communities and economy. They know that when Exelon contracts with a diversity-certified business, it is a win for Exelon and the community at large. Williams is the president of Fidelity Print Communications (FPC). In 1941, at the age of 14, he came to Chicago from Memphis, Tenn., with $20 in his shoe and an abundance of hope. He found a job at Berlin Press, where he worked for 20 years, taking his only hiatus to serve in the Air Force as a ground crew member for the legendary Tuskegee Airmen.
Williams and his wife Hazel opened Fidelity Bindery in 1963. By 1970, Fidelity had grown into one of the largest African-American owned printing companies in the United States. As the company grew, it developed the capacity to serve graphic arts and related businesses as more than a publication bindery by adding printing and fulfillment services. To reflect its expanded services, the company changed its name to Fidelity Print Communications in 1999. Forty-nine years after he founded the company, Williams, along with three generations of family, continues to build the legacy of excellence at FPC. As an African-American owned business, FPC provides employment and training opportunities to an ethnically diverse local workforce.
“I started Fidelity hoping to give my family an opportunity to own a business and educate themselves, while also providing financial stability to their families,” Williams said. “I wanted to create opportunities for minorities who previously had none in the print industry and make a difference in the lives of disadvantaged people who wanted good, honest work.” At Fidelity, employees are proud to work with people from different backgrounds and experiences, and collectively, they see their future growing through diversity.” Working with Exelon has given FPC credibility with other Fortune 500 corporations that previously may not have considered doing business with the company. After more than 10 years of working with Exelon, FPC employees feel a sense of pride when they see work printed with the Exelon logo. Similarly Donna Bridgeforth, president of Bridgeforth Wolf and Associates (BW&A) also derives pride from working with Exelon. BW&A is a promotional gift and corporate brand materials company. In 2011, Exelon launched a virtual “intranet diverse supplier mall” as part of the Exelon Diverse Business Empowerment (EDBE) process for engaging diverse suppliers. The online portal lists services offered by approved diversity-certified suppliers – such as florists, limousine providers and caterers – most of which are purchased using corporate credit cards.
BW&A was one of the first companies to be listed in the EDBE mall.Early on, the company was tested in its customer responsiveness. An Exelon employee resource group placed a rush order on a custom item needed for a recognition event. The internal manager was able to contact BW&A immediately through the diverse supplier mall. BW&A managed to make and deliver the item on time, but and at a lower cost than budgeted. “Exelon’s diverse supplier mall is unique and it works!” Bridgeforth said. “While that first order came from Exelon, we now work with other Exelon business partners, including internationally. We were referred to one new client in China by an Exelon employee who found us on the mall. “I am grateful for Exelon’s process. Exelon has served as a business mentor, helped me access new client bases and pushed me to think bigger about my business. Exelon has high expectations and in many ways, Bridgeforth Wolf & Associates has succeeded because we adopted those standards. Satisfying our customers doesn’t simply mean we answer the phone and fulfill orders. We work jointly with them to deliver innovative solutions.”
16

Earl “Skip” Williams, President, Fidelity Print
Donna Bridgeforth, President, Bridgeforth Wolf & Associates
17

Goal 4

Community Relationships

Ensure that Exelon leadership has a significant reach and visible presence in a strategic core group of diverse community-based organizations



Barnes Foundation Performance in Philadelphia

STRENGTHENING COMMUNITY ORGANIZATIONS

Over 47% of the Exelon's grants supported organizations, programs or events that are consistent with Exelon's diversity and inclusion initiatives. Strong corporate citizenship continues to be the foundation for our vital community relationships. The "Energy for the Community" corporate citizenship program allows the Exelon family of companies to live our corporate values with our customers, communities and employees. Last year we administered $27.7 million in corporate contributions as part of our corporate philanthropy giving. In 2012, the Exelon Foundation contributed $3.3 million to nonprofit organizations within the Exelon service area. One of the Foundation's three focus areas is providing funding for diversity and tolerance programs and initiatives.

Our commitment to living our values is visible in many communities we serve. Under the Energy for the Community portfolio of programs, we fund respected community-based nonprofits; we underwrite sponsorships for cultural and civic events; our executives and employees serve on more than 500 nonprofit boards; and we empower our employees to volunteer in the communities in which they live and work.

In 2012, 3,800 employee volunteers donated nearly 105,000 volunteer hours to nonprofits in the communities we serve. Our employees also pledged more than $6.5 million dollars through the Exelon United Way Employee Giving campaign. Our matching gifts program also provided $1.3 million dollars in donations on behalf of 1,641 employees to more than 1,273 educational institutions and 501(c)(3) organizations.



Diversity Contributions
Multi-Ethnic
Youth
African American
Latino
Asian
Individuals with Disabilities
Gender
Seniors
Sexual Orientation
Other
50%
21%
10%
6%
4%
3%
3%
1%
1%
1%



Grants by Program
Community & Neighborhood
Education
Arts & Culture
Environment
Health & Human Services
Religious
33%
21%
20%
18%
8%
1%

18

Baby Boomer/Senior
Expo in Baltimore
Exelon’s operating companies supported a diverse range of community organizations in 2012:
Exelon Corporate partnered with Working in the Schools (WITS) to provide workplace mentoring to low-income fourth and fifth grade students from Rodolfo Lozano Bilingual International Center, an elementary school on Chicago’s west side. WITS is a non-profit agency that promotes literacy and the love of reading among Chicago’s youth by providing one-on-one tutoring and mentoring. The mentoring sessions are held every Thursday afternoon for one hour at Exelon headquarters in Chicago, and employee volunteers meet with the same students and focus on assisting them with reading comprehension, math and other homework.
BGE, in line with our commitment to community outreach served as a proud sponsor of the Baby Boomer/Senior Expo with more than 10,000 visitors at Timonium. This year’s theme “Remember the Past, Celebrate the Future”, recognized the accomplishments and bright future that lies ahead of our baby boomer / senior community.
ComEd launched the country’s first-ever energy-efficiency education program for people with developmental disabilities. Through the program, ComEd partnered with eight leading disability organizations to hire adults with disabilities as ComEd ambassadors. ComEd President and CEO Anne Pramaggiore hosted an energy-efficiency training for the ambassadors at ComEd’s headquarters, after which they taught their peers about the importance of conserving energy.
PECO partnered with the newly relocated Barnes Foundation on two programs that will increase access to diversity at one of the world’s most famous art collections. “Free First Sundays at the Barnes” provided free admission on the first Sunday of the month, compliments of PECO, and focused on creating programs with appeal to diverse audiences.
“Crossing Boundaries” provide middle school students from limited income communities with a chance for in-school art education programs, as well as a visit to the Barnes.
Exelon Nuclear’s Braidwood Power Station’s annual Fishing for a cure event raised $48,000 for four local food pantries. The event continues to grow in popularity and has raised nearly $250,000 since 2002. Engaging employees in this manner has resulted in a strong collaborative volunteer event for the last 11 years while meeting the needs of the community.
Constellation, in observance of the Martin Luther King Jr. holiday on Monday, January 16, the Constellation African American Network, in partnership with Community Outreach, organized a volunteer effort in which 131 Constellation employees and family members from various locations participated in community cleanup projects. This annual event has become Exelon African American Resource Group’s (EAARA) signature event and has received tremendous support from other ERGs. In 2012, activities were held in Baltimore, Houston, Louisville and Pittsburgh.
Exelon Power donated winter coats to schools and community organizations as part of its Operation Warm program. Operation Warm provided school-aged children in need with a new winter coat. With the growth of Exelon Power through the merger, the program expanded in 2012 to encompass several new communities across the country. In total, Exelon Power donated over 2,000 coats to children living in the communities near its plants in Illinois, Maryland, Massachusetts, Michigan, Pennsylvania, Texas and Utah.
We are proud of our Energy for the Community portfolio and our record of investing dollars, employees, and our thought leadership in bettering the lives of the people and communities we serve.
19

First ever Energy efficiency education program for adults with developmental disabilities
ComEd launched the first-of-its-kind energy efficiency program designed for and taught by individuals with developmental disabilities. The program is the first to be organized by a U.S. utility. Tens of thousands of individuals with developmental disabilities live in assisted living communities or with their families across Illinois, where many are responsible for their energy usage. “Ensuring that all our customers have the tools to manage their energy use and save money is a priority. What better way to do that than equipping individuals to teach their peers?” said Anne Pramaggiore, president and CEO, ComEd. “We are committed to serving the communities where our customers and employees live and work and this innovative new program is an important part of that.” ComEd is partnering with eight nonprofit organizations throughout Chicago that work with people with developmental disabilities, including: Clearbrook (Arlington Heights), Easter Seals Chicago, El Valor (Chicago), Gigi’s Playhouse (Aurora), Lambs Farm (Libertyville), Misericordia (Chicago), Neumann Family Services (Chicago) and Special Olympics Chicago.
Each of the nonprofit organizations nominated an individual to serve as an ambassador. ComEd trained each of the ambassadors and staff from their respective organizations, equipping them to create fun, interactive demonstrations that provide easy and simple energy-efficiency tips to a larger audience.
Supporting individuals with disabilities
20

Goal 5
Leader in Diversity + Inclusion
To position Exelon to be recognized as a D+I leader by its employees; by local, regional and national thought leaders; and by the communities it serves
2012 DIVERSITY AWARDS HIGHLIGHTS
Human Rights Campaign Best Places to Work 2012
Exelon earned a perfect 100 percent rating and was named a “Best Place to Work” on HRC’s Corporate Equality Index. The index recognizes large U.S. employers for inclusive policies and practices pertaining to gay, lesbian, bisexual and transgender employees.
Black Enterprise’s “40 Best Companies for Diversity” 2012
Black Enterprise Magazine named Exelon to its list of the 40 Best Companies for Diversity. The 40 companies that made the list outperformed their peers in four key areas: supplier diversity, senior management, board of directors and employee base.
Black Engineer of the Year (BEYA) Conference 2012
Ten Exelon employees were recognized with the BEYA Modern Day Technology Leader award for their efforts in shaping the future of engineering, science, and technology.
G.I. Jobs Top Military Friendly Employers 2012
Exelon was named to the 2012 list of the top 100 companies for strength of military recruiting efforts, percentage of new hires with military service, and policies toward national guard and reserve service. This is the fifth consecutive year Exelon has appeared on the list.
Hispanic Business Best Company for Diversity 2012
Hispanic Business included Exelon in the magazine’s 2012 Diversity Rankings. The rankings recognize 60 U.S. companies for their commitment to Hispanic hiring, promotion, marketing, philanthropy and supplier development.
Society of Hispanic Professional Engineers (SHPE) 2012
SHPE recognized an Exelon employee with the 2012 SHPE Junepero Sera Award which awards top professionals for technical achievements and contributions to the Hispanic community.
HUMAN RIGHTS CAMPAIGN
BLACK ENTERPRISE BEST COMPANIES FOR DIVERSITY MAGAZINE
BLACK ENGINEER OF THE YEAR AWARDS CONFERENCE
G.I. JOBS
2012 TOP 100 MILITARY FRIENDLY EMPLOYERS gijobs.com
HispanicBusiness BEST COMPANIES 2012 BEST DIVERSITY PRACTICES
SHPE Society of Hispanic Professional Engineers
21

EXELON INCREASES CREDIT AGREEMENTS WITH MINORITY AND COMMUNITY BANKS IN PROGRAM’S TENTH YEAR
As part of its commitment to investing in the communities it serves, Exelon in 2012 arranged $123 million in credit lines with 33 community and minority-owned banks in Illinois, Pennsylvania, Maryland and New Jersey. The credit facility represents a $5 million increase and an addition of three new participating lenders from last year.
“Exelon’s minority and community banking program, now in its tenth year, exemplifies our commitment to doing business with diverse suppliers,” said Jonathan W. Thayer, executive vice president and CFO of Exelon. “We view our diverse communities as valued partners in our business. The individuals and businesses in those communities – and the diverse perspectives they bring – are essential to our success.” Unique to the energy industry, Exelon’s minority and community banking program has grown substantially since its launch in 2003 with a $36 million credit facility from eight community banks. Exelon has a demonstrated commitment to supplier diversity and has made it a critical part of the company’s overall supply chain strategy.
Credit Facility Size
Dollars in Millions
$140
$120
$100
$80
$60
$40
$20
$0
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012
in credit agreements
123million
with 33 minority and community banks in 2012
22

University of Chicago
Comprehensive Cancer Center
CONNECTING DIVERSE COMMUNITIES WITH HEALTHCARE PROVIDERS
Exelon believes a healthy and vibrant workforce is essential to business success. But our dedication to wellness extends beyond the workplace and into the diverse communities we serve. As an electric and gas utility company serving more than 6.6 million customers in urban areas like Chicago, Philadelphia and Baltimore, the well-being of our company is intrinsically linked to that of our customers. For this reason, Exelon works to decrease the disparity of health-related issues – especially in terms of disease awareness and detection, prevention education and treatment – between people of color and others.
Since 2003, Exelon has collaborated with the University of Chicago Comprehensive Cancer Center (UCCCC) to advance healthcare for people of color and broker a genuine partnership between the UCCCC and the diverse populations it serves. The Exelon corporate giving program supports education, environment, community development and the arts, with a key focus on diversity and inclusion. The company has sponsored several UCCCC programs that address misconceptions and low awareness among some diverse, at-risk populations in the early detection and treatment of cancer.
A WALK THROUGH THE CURE
Exelon supports the UCCCC’s A Walk Through the Cure events, guided and educational tours of the hospital environment and mammography process aimed at the African-American and limited English speaking Asian-American women from Chicago’s South Side. The events include breakfasts for physicians, bilingual community health professionals, community members and cancer survivors, followed by tours of the University of Chicago Hospital facilities during which staff provide information on cancer risk and control. As a result of the program participants have not only requested additional walk-throughs on other types of cancer, but 57 percent of Asian-American and 50 percent of African-American participants age 40 or older responded that they now plan to have yearly mammograms.
NUTRITION KNOWLEDGE BOWL
Our past support for the UCCCC was the sponsorship of their Nutrition Knowledge Bowl, a Jeopardy-type game show in which local-area African-American students from six South Side high-schools participated. The event attracted hundreds of students, parents, teachers and community members – including healthcare providers – who cheered on their teams and learned more about cancer awareness and healthy eating. The successful event inspired a spinoff program, Ambassadors for Nutrition, through which high school students who participated in the Knowledge Bowl go to local farmers’ markets to distribute health information and discuss cancer and health issues with community members.
Exelon is committed to investing in its communities, especially when it comes to health and wellness of our diverse customers.
23

Amy Best



Janese Murray

To our stakeholders,

We are delighted to have shared the 2012 D+I Annual Report with you.

2013 marks the one year anniversary of the merger of Exelon and Constellation and the convergence of our similar strategies as we move to further strengthen our efforts around diversity and inclusion.

We are proud of the progress we've made, but now is not the time to become complacent. We will continue to drive our diversity and inclusion efforts forward. Now is the time to look to the future and imagine the possibilities as a combined organization. At a time of increasing business complexity and competition, we must focus on staying the course and continuing to foster an environment that supports our employees and business success.

We succeed as an inclusive and diverse team. Therefore, we will continue to foster a culture of trust, collaboration, and performance. We welcome and respect people with different perspectives, backgrounds and traits because we know that diverse teams drive powerful outcomes. We look forward to the continued growth of our D+I efforts and sharing those results with you. We will continue to engage our leaders to ensure that they are leveraging the power of diverse teams to achieve business objectives.

Sincerely,

Amy Best
Senior Vice President,
Chief Human Resource Officer

Janese Murray
Vice President,
Diversity & Inclusion

Contributors:
Ben Armstrong
Melissa Brooke
Gabriel Chavez
Jennifer Chulski
Paul Elsberg
Tomika Giles-Rogers
Griffin Goldin
Jeanne Hein
Howard Karesh
Vernice Lewis
Krista Lopykinski
Valencia McClure
Terry Miller
Steve Solomon
Dan Stremlau
Don Tesmond
David Tolliver
Emmett Vaughn
Courtney Williams

Advisors:
Nicole Durham
Arin Reeves, Nextions

Executive Sponsors:
Amy Best
Janese Murray

Design:
paragraphs.com

Please direct inquiries regarding the Exelon 2012 D+I Annual Report to:
Exelon Corporation
Diversity + Inclusion Office
10 S. Dearborn St., 50th
Chicago, IL 60603

Phone: 312.394.8206

E-mail: david.tolliver@exeloncorp.com

Exelon Corporation
Exelon Diversity + Inclusion
50th Floor. 10 South Dearborn Street
Chicago, IL 60603
exeloncorp.com
© Exelon Corporation, 2012
Exelon®

Exelon Corporation 2012 Corporation Sustainability Report

2012 Exelon Corporation Sustainability Report
Exelon®

Page #
About Exelon 3
About This Report 6
Letter from CEO Chris Crane and Chairman Mayo Shattuck 7
Practicing Good Governance 10
Creating Value for Stakeholders: 20
Economic Sustainability
Enhancing the Robustness of Our Business Model 21
Operational Excellence 23
Strengthening Economies and Sustaining Jobs 24
Sustaining Our Progress 26
Practicing Environmental Stewardship: 31
Environmental Sustainability
Climate Change 32
Reducing Air Emissions 40
Reducing Toxic Releases 41
Managing Our Water Usage 41
Protecting Habitats and Biodiversity 46
Reducing Waste 50
Managing Our Supply Chain 52
Managing Our Environmental Risks 53
Improving Compliance Performance 54
Shale Gas Extraction 55
Managing Our Nuclear Operations 57
Partnering to Build Stronger Communities: 61
Social Sustainability
Creating Value for Our Utility Customers 62
Creating Value for Our Communities 69
Fostering a Rewarding and Dynamic Workplace 72
Appendix 84
Exelon Electric Generation by Major Station 85
GRI Index 93
Abbreviations and Acronyms 94
Comments & Cautionary Statements 95
2 Exelon 2012 Sustainability Report

About Exelon

Exelon Corporation (Exelon) is the leading U.S. competitive energy provider, with 2012 revenues of approximately $23.5 billion. Headquartered in Chicago, we have operations and business activities in 47 states, the District of Columbia and Canada. Through the merger with Constellation Energy Group (Constellation Energy) on March 12, 2012, and organic growth, we participate in every stage of the energy value chain, from fuels production and conventional generation, to retail sales and energy management. Today, Exelon is one of the largest competitive U.S. power generators, with approximately 35,000 megawatts (MW) of owned capacity, comprising one of the nation's cleanest and lowest-cost power generation fleets. The company's retail business unit, called Constellation, provides energy products and services to business, public sector and residential customers. Our utilities deliver electricity to more than 6.6 million customers in northern Illinois (ComEd), southeastern Pennsylvania (PECO) and central Maryland (BGE), with PECO and BGE also serving 1.2 million natural gas customers. Learn more at www.exeloncorp.com.

Exelon Value Chain


FUELS
CONVENTIONAL GENERATION
RENEWABLE GENERATION
ELECTRIC AND GAS UTILITIES
RETAIL
BEYOND THE METER

Recent Value Creation Across the Energy Value Chain

Fuels	Conventional Generation	Renewable Generation	Electric and Gas Utilities	Retail	Beyond the Meter
Upstream Gas Downstream Gas (Pipelines and Storage)	Wolf Hollow Acquisition Navasota Acquisition Boston Gen Acquisition Nuclear Uprates	AVSR1 Acquisition ~750 MW Exelon Wind Acquisition Greater than 500 MW of Organic Build	Smart Grid Chicago West Loop Transmission	MX Energy Acquisition StarTex Acquisition	Demand Response Energy Efficiency Rooftop Solar

2012: By The Numbers

Operating Revenues
$23.5 billion

Assets
$78.6 billion

Employees
Approximately 26,000

Owned U.S. Generating Capacity
34,731 megawatts

Load Served
Approximately 165 terawatt-hours (electric) and 415 billion cubic feet (natural gas)

Service Territory
15,800 square miles

Electric Transmission
7,350 miles

Customers Served By Utilities
6.6 million electric and
1.2 million natural gas

Competitive Retail Customers
1.1 million

3 Exelon 2012 Sustainability Report

Exelon Assets
Nuclear
Gas/Oil intermediate
Peakers
Coal
Renewable (Hydro, Wind, Solar, Biomass)
Regional Transmission
Service
Organization (RTO)
Areas
West
BGE
MISO
ISO-NE & NY
ComEd
PJM
SERC
PECO
ERCOT
Headquarters Locations
Competitive Retail and/or
Gas or Electric Wholesale Operations
2012 Exelon Service Areas and Generation Assets
4 Exelon 2012 Sustainability Report

Exelon's 2012 Operational Profile

With the completion of the Constellation Energy merger, Exelon added to and diversified its overall generation portfolio to extend across the entire energy value chain. In 2012, Exelon produced more than 171 thousand gigawatt-hours (GWh) of electricity, the majority from nuclear generation. Compared to 2011, our renewables capacity increased and our coal capacity decreased due to acquisitions of wind and solar projects, the divestiture of three Maryland coal-fired power plants and the retirement of all legacy Exelon-operated coal-fired units. For a listing of our major generating facilities, see Exelon Electric Generation by Major Station at the end of this report.

2012 Exelon-Owned Generation and Capacity

	Capacity*		Generation output**	
	MW	%	GWh	%
Nuclear	19,165	55.2%	139,863	81.5%
Gas	7,838	22.6%	20,661	12.0%
Oil/Gas	2,000	5.8%	94	0.1%
Hydro	1,935	5.6%	1,337	0.8%
Wind	1,299	3.7%	2,588	1.5%
Coal	1,297	3.7%	6,737	3.9%
Oil	967	2.8%	19	0.0%
Solar	164	0.4%	154	0.1%
Landfill Gas	66	0.2%	247	0.1%
Total	**34,731**	**100%**	**171,700**	**100%**

* Capacity as of Dec. 31, 2012.

** The GWh total includes electric output from the former Constellation Energy generating units from the date of Constellation Energy's merger with Exelon on March 12, 2012, through the end of the calendar year. Includes the proportionate share of output where Generation has an undivided ownership interest in jointly-owned generating plants and does not include ownership through equity method investments (e.g., CENG).

5 Exelon 2012 Sustainability Report

About This Report
The Exelon 2012 Sustainability Report details our company’s sustainability performance, including economic, governance, environmental and social initiatives. Data in this report covers years 2010 through 2012, with an emphasis on 2012 activities. Where it may be helpful to the reader to understand relative trends over time, this report presents graphs or tables covering three years of activity or performance. Unless otherwise footnoted, 2010 and 2011 data in the presented graphs or tables has been aggregated or recalculated to reflect the combined activity or performance for Exelon and Constellation Energy during each of the two years prior to their merger so that 2012 data can be compared to pro forma year 2010 and 2011 information. This approach was adopted to give the reader a more concise view of relative activity and performance over time rather than separate historic Exelon and Constellation Energy information. Data reflects all wholly- or partially-owned generating units unless otherwise noted. Contracted power (i.e., purchases for trading or resale) is outside of the scope of this report.
This report was developed using the Global Reporting Initiative (GRI) G3.1 Sustainability Reporting Framework with the Electric Utilities Sector Supplement and with reference to the Ceres 21st Century Roadmap for Sustainability. A table detailing where specific indicators appear in this report is located in the GRI index in the Appendix. Additionally, Stantec, Incorporated, an American National Standards Institute-accredited greenhouse gas (GHG) verifier, provided third-party verification of Exelon’s 2012 GHG emission inventory to a reasonable assurance level pursuant to The Climate Registry (TCR) and International Organization for Standardization (ISO) 14064 standards. View Exelon’s verification statement on our website.
For additional information, please see the Cautionary Statements Regarding Forward-Looking Information on the last page of this report.
Quick Links:
1. About Exelon
2. Creating Value for Stakeholders:
Economic Sustainability
3. Practicing Environmental Stewardship:
Environmental Sustainability
4. Partnering to Build Stronger Communities:
Social Sustainability
6 Exelon 2012 Sustainability Report

Letter from CEO Chris Crane and Chairman Mayo Shattuck
In March, we celebrated the one year anniversary of our merger with Constellation Energy, a transformational merger that brought together two companies long committed to the common goal of becoming the nation’s leading provider of safe, clean, reliable and affordable energy to its customers. Our first year together proves the durability and potential of our sustainable business strategy. Today, Exelon is the leading competitive energy company in the U.S., with coast-to-coast operations in 47 states. Exelon owns and operates a diverse mix of clean generation resources in 18 states and proudly serves 6.6 million customers through our three metropolitan utilities, Baltimore Gas and Electric, Commonwealth Edison and PECO Energy. The merger has allowed us to harness the advantages of our size, scope and scale to invest in cleaner energy; promote well-functioning competitive markets that drive affordable energy; develop an engaged, diverse and high-performing workforce; contribute to our communities’ well-being; and strengthen our economic position.
With one of the nation’s largest fleets of clean generating assets and one of its largest customer bases, Exelon has made steady and significant progress toward a sustainable energy future. We have already achieved 89 percent of our ambitious legacy Exelon 2020 greenhouse gas abatement goal. The scope and flexibility of our business model positions us well to continue that progress, even in the face of shifting economic conditions. Our utilities have become recognized leaders in energy efficiency and smart grid deployment. Through the start of 2013, we have invested more than $690M in smart technologies that improve the efficiency and reliability of the delivery system, while reducing operating costs and GHG emissions. The utilities will continue to make additional investments of approximately $2 billion as we roll out these new technologies through the balance of the decade. These projects support good jobs in our communities and provide shareholders with sustainable and attractive returns.
Our growth investments in 2012 have paid off for the environment and our investors. We added nearly 500 MW of new, clean generating capacity in 2012: 404 MW in new wind power projects, 31 MW in new solar at our Antelope Valley Solar Ranch One project, and 63 MW in nuclear power uprates. We will add approximately 200 MW of solar to our portfolio in 2013 through continued development at Antelope Valley Solar Ranch One. Exelon will also continue to pursue license renewals for our valuable nuclear and hydroelectric assets.
Christopher M. Crane
Mayo A. Shattuck III
7 Exelon 2012 Sustainability Report

In pursuing all of these investments, Exelon remains committed to competitive markets and customer choice. We believe that the engine of competition will best drive technology innovation and investment in clean and affordable energy. These markets give customers the right to choose the electricity suppliers that best meet their needs and enable them to participate in new energy efficiency and demand response programs that could not have been envisioned in the old system of generation monopolies.
Exelon will continue to advocate for competitive markets and against policies that unintentionally may do harm to these markets. In this regard, we have been clear that government subsidies that pick winners and losers undermine the efficient allocation of capital and ultimately discourage market investments. Government very clearly has a critical role in setting forth GHG abatement goals, but it must stop short of telling industry how to accomplish these goals. Consumers and the environment will win if companies and generation technologies are required to compete on a best price basis for a clean and affordable energy future.
Exelon shares its stakeholders’ concerns over the stubborn economic conditions that continue to vex the economy. Cost management remains a priority. We have reordered capital plans to manage cash and protect our credit metrics, giving ourselves the flexibility and balance sheet strength to invest in growth. And we have aligned the dividend policy with our business model and financial priorities, which will improve our ability to provide shareholder value through sustainable dividends and earnings growth.
Operational excellence is central to how we practice sustainability day-to-day, and it begins with a relentless focus on safety. No discussion of sustainability is complete without including our people — our employees drive excellence. Diverse and inclusive teams bring perspectives that allow us to enhance and innovate, whether we are helping to achieve industry-leading capacity factors at our nuclear power plants, installing new technologies to modernize the electric grid, or developing our workforce. Exelon is committed to investing in our employees, for today and tomorrow.
“Operational excellence is central to how we practice sustainability day-to-day, and it begins with a relentless focus on safety.”
8 Exelon 2012 Sustainability Report

Exelon’s values are also clearly demonstrated in our community stewardship. In addition to the company providing nearly $28M in grants across our service territories in 2012, our committed employees gave back to the communities where they live and work. Exelon employees last year volunteered more than 100,000 hours to support 823 community projects and pledged $6.5M to United Way organizations. We understand the importance of both corporate and employee engagement in the community, and are proud of the accomplishments described in this report.
As part of our vision for the future of the company, we firmly believe that being a clean generator and having the capability to deliver innovative solutions for our customers will be essential for sustaining our competitive advantage. While there is uncertainty around the challenges and opportunities that the next half-century will bring, we believe we will be well positioned to create value as we address issues including climate change, customer expectations, technological innovation and public policy.
We hope this sustainability report provides further insight into our strategy for sustaining progress, our performance, and how we are balancing economic, environmental and social considerations in our business decisions and public policy positions. Exelon is providing better service, cleaner energy and greater choice to its customers than ever before. We are proud of this company and confident we are taking the right steps to create a more sustainable future.
“As part of our vision for the future of the company, we firmly believe that being a clean generator and having the capability to deliver innovative solutions for our customers will be essential for sustaining our competitive advantage.”
Christopher M. Crane
Mayo A. Shattuck III
President and Chief Executive Officer
Chairman
9 Exelon 2012 Sustainability Report

Practicing Good Governance
Acting ethically and transparently is paramount to our success in the marketplace and to our ability to maintain our “license to operate.” After the merger, we developed a new vision statement and values that we expect all of our employees to live by every day.
Living Our Values
Our values are foundational to our Code of Business Conduct to which every employee is bound. We routinely update our Code to reflect new requirements or changes and develop programs to ensure effective implementation of the Code. For example, in 2012, to support our Anti-Bribery and Anti-Corruption policy, we introduced a program to train employees how to identify and manage risks associated with conducting business overseas. We also maintain a compliance hotline that employees can use to report breaches in conduct. Our legal counsel investigates every complaint, and we take appropriate action, up to and including dismissal, when wrongdoings are found.
Our Vision
At Exelon, we believe that our high-performance energy is the engine of progress.
Our commitment to excellence in everything we do means that we are driven to learn and grow, challenging ourselves to constantly adapt, enhance and advance. Every day we focus on maximizing the potential of energy. Safely. Reliably. Sustainably. We vigorously compete to give our customers greater choice and value, and drive innovations that help businesses function more effectively and help people live better. Our end-to-end perspective across the energy business, coupled with our ingenuity and commitment, gives us the insight to seize the opportunities of today, while maintaining the focus and long-term view to tackle the challenges of tomorrow. We make energy work harder because we believe that clean, affordable energy is the key to a brighter, more sustainable future — where our customers succeed, our communities thrive and our nation prospers.
The Values We Live By Every Day
We are dedicated to safety.
We actively pursue excellence.
We innovate to better serve our customers.
We act with integrity and are accountable to our communities and the environment.
We succeed as an inclusive and diverse team.
10 Exelon 2012 Sustainability Report

Governance Structure
The Board of Directors oversees our performance. All members of the Exelon Board, except the Chairman and the Chief Executive Officer (CEO), are independent directors under criteria established by the New York Stock Exchange. As of May 1, 2013, the Board comprised seven committees (Corporate Governance, Audit, Compensation and Leadership Development, Investment Oversight, Finance and Risk, Energy Delivery Oversight and Generation Oversight) responsible for specific aspects of our performance and operations. Currently, our 16 member Board of Directors includes two women and four minorities. For more information on Exelon’s governance structure, please see the corporate governance section of our website.
Sustainability Governance
The Corporate Governance Committee oversees our sustainability strategy and performance, led by the Chief Sustainability Officer. A listing of Governance Committee members and the Governance Committee charter are available on the corporate website. As described in the Sustaining Our Progress discussion, our economic, social and environmental performance are all inextricably linked and collectively impact the company’s success.
Our Material Issues
To inform our strategy, we annually refresh our sustainability materiality analysis, which tracks the issues affecting our business. Similar to the process used for the last assessment, we consulted internal subject matter experts and reviewed internal and external source documentation to identify stakeholder concerns, as well as considered feedback from past discussions with our Ceres stakeholders. The resulting list of issues, covered in detail throughout this report, reflects the issues important to both our business and to stakeholders. While the issues are largely the same as last year, we have added renewable energy as a separate material economic issue due to its impact on our business strategy.
Each of these issues is significant for the company and represents real or potential risks and/or opportunities that we are actively addressing. Given that our strategic approach to sustainability for our newly integrated company is still evolving, this year we chose to provide an unranked list of issues, each of which we discuss in more detail throughout the report.
11 Exelon 2012 Sustainability Report

Exelon’s Material Sustainability Issues
Economic
Capital expenditures and R&D investments
Financial performance
Investments, acquisitions and mergers
Local economic contributions
Operational performance
Renewable energy
Shareholder returns
Governance
PROGRAMS
Corporate governance
Disclosure and transparency
Risk management
Sustainability approach
POLICY
Energy independence
Competitive markets
Global, federal, and state policy
Environmental
Air quality
Ash and scrubber by-products
Climate change
Environmental governance
Environmental policy engagement
Habitat and biodiversity
Nuclear fuel cycle
Nuclear operations safety
Sustainable supply chain
Waste management
Water availability and management
Water discharge
Social
CUSTOMER/COMMERCIAL
Alternative energy products
Customer satisfaction
Energy affordability
Energy efficiency
Innovative products and services
Reliability
Smart grid
EMPLOYEES
Aging workforce
Compensation and benefits
Compensation policy
Diversity
Employee engagement
Health, safety and wellness
Job satisfaction
Relationships with unions
Training and development
COMMUNITY
Community engagement and collaboration
Community giving, grants, and volunteerism
12 Exelon 2012 Sustainability Report

Stakeholder Engagement
Exelon is committed to addressing stakeholder concerns and reporting on our progress. Two-way communication allows us to innovate new products, improve customer service, maintain our “license to operate” and grow. We regularly engage with each of our stakeholder groups — employees, investors, customers, community members, non-governmental organizations (NGOs), the media, government at all levels, suppliers and industry groups — through a variety of existing channels including investor meetings, customer service calls, employee surveys, consultations with nonprofits and community meetings, among others. We use the information gathered through these engagements to inform and improve our strategic plans and business operations.
As part of our outreach, we focus on building awareness of relevant sustainability issues that are significant for the company, such as climate change policy, clean air regulations, competitive markets and shareholder dividend taxation, among others. Therefore, we engage with numerous stakeholder organizations engaged in public policy advocacy, regulatory advocacy and the development of industry standards to share our views, even when their views are not necessarily aligned with our agenda. Our participation affords us the opportunity to lead the industry by advocating for desired outcomes on key issues. For example, we recently renewed our membership with the U.S. Chamber of Commerce, from which we had earlier withdrawn as a result of the organization’s position on climate policy. We believe our participation allows us to interact with many other companies on a number of important issues while seeking to affect change from within.
Disclosure and Transparency
We strive to be transparent and forthright in our interactions, providing requested pertinent information in a timely manner. Please see on our corporate website a select list of organizations that we regularly partner with to share information about Exelon’s performance. We also annually participate in a structured stakeholder feedback session, facilitated by Ceres, a non-profit advocacy organization focused on sustainability leadership. During this session, a wide spectrum of stakeholder group representatives reviews our sustainability report and provides feedback on how we can improve our sustainability performance. Please see our summary of comments received from the Ceres-facilitated stakeholder review of Exelon’s draft sustainability report. We also participate in a number of voluntary reporting initiatives including the Dow Jones Sustainability Index and the Carbon Disclosure Project (CDP) Investor and Water surveys. For additional information, view our responses to the Investor survey and Water survey.
13 Exelon 2012 Sustainability Report

Managing Risks
We work to identify and mitigate risks across our organization that could negatively impact our financial and operational performance. The Exelon Risk Management Program takes a holistic and systematic approach to identifying, assessing and managing risks that could have significant financial, operational or other impacts on our company. Our business continuity program focuses on infrastructural and operational risks and develops business continuity plans to minimize disruptions. We maintain a robust cyber security management organization as risks involving cyber security become more prevalent.
Exelon Risk Management Program. Following the merger, we elevated the position of Chief Risk Officer to report directly to the CEO as an indication of the heightened focus on risk management for the company. The Exelon Risk Management Program is now a standalone organization with a single management model that is applied across the company depending on the nature of the underlying business. Each operating company and business unit establishes appropriate policies and goals specific to its strategy and objectives in alignment with this management model. Each group is also responsible for maintaining a risk inventory of priority risks reportable to the Chief Risk Officer on a quarterly basis, the results of which are presented to the board-level Finance and Risk Committee.
In addition to the risk inventory and ad hoc risk analysis, Exelon employs various market, credit, liquidity and operational risk control tools to identify financial and business risk exposures across the company. For example, in the Constellation commercial business, we employ a robust suite of market and credit risk tools for managing exposures. To evaluate market risks, we conduct position reporting, various ‘at risk’ calculations, market and portfolio evaluation and market stress scenario analyses, among others.
To manage credit risks, we assess counterparty exposure, credit quality, single name and industry concentration, internal/external rating methodologies, as well as perform active counterparty collateral management. We also manage regulatory risks. In response to Dodd-Frank legislation, we created a dedicated Risk Control team responsible for interpreting and implementing a series of policies and procedures to ensure compliance.
2012 Award
Exelon’s Corporate and Information Security Services organization and Vice President Ed Goetz were honored by Security Magazine as the top security organization in the power, electric, gas, nuclear and hydro utilities sector.
14 Exelon 2012 Sustainability Report

Business Continuity. As a critical infrastructure provider, we understand the importance of preparing for emergencies and responding to events quickly and effectively. To implement a more centralized approach to business continuity, we established a Business Continuity Planning Program to ensure all business functions and facilities maintain current business continuity plans. This program follows an “all-hazards” approach to developing business continuity plans and recovery strategies, preparing for the full spectrum of threats that may cause a business disruption.
Cyber Security. The Corporate and Information Security Services group is responsible for preventing, detecting and responding to security incidents throughout the organization, as well as assuring compliance with security-related regulations. While Exelon is required to follow standards to secure our systems as defined by organizations such as the North American Electric Reliability Corporation, we go above and beyond these minimum requirements in our quest to have an industry-leading security program. Exelon sits on the Edison Electric Institute’s security committee and actively engages with federal, state and local entities on security regulations in order to help drive the security discussion in a way that not only improves security, but also helps to make a regulatory environment more conducive to best practices.
For a comprehensive discussion of major risks facing Exelon and our approach to managing them, please see the Risk Factors discussion in our 10-K.
2012 Awards
Dow Jones Sustainability Index North America for the seventh consecutive year.
CDP Global 500 Carbon Performance Leadership Index (CPLI). Exelon was the only U.S. utility named to the Global CPLI in recognition of its leadership in reducing carbon emissions and addressing the risks and opportunities presented by climate change.
CDP Global 500 Carbon Disclosure Leadership Index (CDLI). Exelon was one of seven diversified utilities, and the only U.S. utility, named to the Global CDLI for excellence in carbon emissions reporting.
The 2012 CPA-Zicklin Index of Corporate Political Accountability & Disclosure. Exelon was one of only six companies across all industries named as corporate leaders for disclosure and accountability.
15 Exelon 2012 Sustainability Report

Policy Engagement
Exelon advocates for sound policies and competitive markets at the local, state, regional and federal levels to enable our industry to provide reasonably priced electric and gas services to the customers and communities we serve while minimizing impacts to the natural environment.
Competitive Markets. For almost a decade, Exelon has advocated for federal, economy-wide greenhouse gas legislation as the most efficient way of addressing climate change. We continue to make investments that consider the value of GHG emission reductions and support our Exelon 2020 GHG abatement goal. However, we believe that properly designed competitive markets are the best mechanism to ensure cost-effective, reliable power supplies and that such markets have also demonstrated the ability to reduce GHG and air emissions in the most efficient way. We firmly believe in competitive markets and know that our customers do not benefit when markets are not allowed to function freely. This is why Exelon has opposed legislative and regulatory proposals that would require either taxpayers or consumers to subsidize or otherwise give preferential treatment to specific generation technologies. We are leading initiatives to educate policy makers on the effects of energy subsidies on markets and customers.
Clean Energy. A number of key environmental rulemakings, including the Mercury and Air Toxics Rule (MATS) and the Cross-State Air Pollution Rule (CSAPR), have been finalized by the U.S. Environmental Protection Agency (EPA) under the Clean Air Act over the last several years. Exelon has supported these rules during both the rulemaking and litigation processes, as these rules will improve the health of our customers, employees and communities; provide regulatory certainty so that both competitive and regulated companies can make prudent investment decisions; and ultimately spur investment in cleaner, more efficient generation. While the Cross-State Rule was ultimately vacated by the D.C. Circuit Court in August 2012, Exelon expects to continue to support EPA’s development of a replacement regulation to reduce the interstate transport of air emissions that contribute to ozone and fine particulate formation. We also expect to provide technical support to EPA as it considers future regulations such as the New Source Performance Standard GHG regulation under the Clean Air Act, which will set performance standards for existing, modified and new major stationary sources of GHGs. That said, our preference remains to solve this issue via federal economy-wide GHG legislation.
Exelon employees are proud to engage with the community on all issues related to our operations.
16 Exelon 2012 Sustainability Report

Climate Policy. Subsequent to the near-enactment of climate legislation in 2009, U.S. political interest in climate policy has waned as public sentiment has focused on the nation’s economic recovery. Exelon has continued to engage with policymakers and key stakeholders to communicate the necessity of ultimately enacting market-based policies for addressing GHG emissions. We also actively participate in the development of state and regional markets such as the Regional GHG Initiative with the Northeastern states and will continue to take a leadership role on this issue.
Nuclear Energy. As the largest nuclear fleet operator in the nation, Exelon believes nuclear power is a clean, safe, affordable way to meet energy demands in the United States. As such, we support national policies that will encourage the extended and expanded operation of existing plants. We also support the establishment of an effective approach to spent nuclear fuel management as described in the Spent Nuclear Fuel section of this report. Simultaneously, we continue to invest in the security of our facilities and contribute to industry efforts to improve nuclear safety.
Cooling Water Intakes. EPA is developing new regulations under the Clean Water Act to address the ecological impacts of cooling water intakes. On March 28, 2011, EPA issued a proposed rule addressing existing power plant cooling water intakes, and the agency is expected to issue a final rule in summer 2013. Together with industry peers, Exelon is actively advocating for specific regulatory approaches that would be most economical and effective in reducing watershed-specific environmental impacts associated with power plant cooling water intakes.
For more information, read our policy positions. Exelon is also a member of a number of trade associations that advocate on behalf of the industry. As such, we work on various committees to find solutions for issues facing our collective companies. In many cases, we are in alignment with the advocacy positions of these organizations; however, in cases where our views diverge, we find alternative avenues for voicing our position. For example, as strong proponents of competition and progressive air quality regulations, we are not always in alignment with all members of our national industry associations.
As part of our engagement in policy dialogue, Exelon and its subsidiaries donate to political candidates and organizations in accordance with our Corporate Political Contributions Guidelines. Please find links to our Guidelines and semi-annual lists of our political and trade associations contributions on our Corporate Governance website.
17 Exelon 2012 Sustainability Report

2012 Exelon Performance Summary

The following is a summary of our 2012 performance, including the extent of our progress addressing key material sustainability issues:

Economic	Net income on common stock	• Earned $1.16 billion (GAAP) for our shareholders
	Earnings per share and dividend	• Achieved non-GAAP earnings per share of $2.85 — within our guidance — and GAAP earnings per share of $1.42 despite major storms and economic challenges • Announced a revised dividend policy on Feb. 7, 2013, that adjusts Exelon's going-forward annualized dividend to be more congruent with our business model, our financial priorities and our peer group
	Economic contributions	• Employed more than 26,000 people • Paid $1.38 billion in federal income and payroll taxes and state income, payroll, property, sales and use, and other taxes • Collected and remitted an additional $1.89 billion in federal and state payroll, utility and other taxes
	Enhancing the robustness of our business model	• Completed merger with Constellation Energy and expanded our services across the entire energy value chain • Invested $5.789 billion in capital projects across our operations • Achieved a 92.7 percent capacity factor at Exelon-operated nuclear plants • Completed six wind projects adding 404 MW and making Exelon the 11th largest owner/operator of wind power in the U.S. • Added 31 MW in new solar and 63 MW through nuclear power uprates • Spent more than $690M to deploy more than 687,000 smart meters at Exelon utilities through January 2013
Environmental	GHG emissions	• Achieved 89 percent of legacy *Exelon 2020* goal, abating over 14 million metric tons of GHG emissions out of our 15.7 million metric ton goal • Revised *Exelon 2020* goal to include Constellation Energy assets for a consolidated abatement goal of 17.5 million metric tons
	Air quality	• Maintained our position in the top tier of low-emissions generating companies by reducing our already low fleet-wide emission rates: sulfur dioxide (SO_2) by 34 percent and nitrogen oxides (NO_x) by 14 percent • Continued investment in new and improved emission controls to meet the mercury removal requirements of MATS at the co-owned Conemaugh Generating Station by Jan. 1, 2015
	Water	• Developed a formal corporate policy on water resource management
	Biodiversity	• Certified one additional site under the Wildlife Habitat Council Wildlife at Work and Corporate Lands for Learning program for a total of 16 sites
	Supply chain	• Continued our focus on reducing the environmental impacts of our supply chain • Reclaimed more than $23.8M in industrial metals, avoiding sending more than 19,500 short tons of waste material to landfills • Reduced our own supply chain operations energy use by 10,600 mmBtus (or 9.6 percent) as part of the Electric Utility Industry Sustainable Supply Chain Alliance's goal to reduce member supply chain operations energy use by 10 percent from 2008 by 2015
	Environmental compliance	• Received seven notices of violation from regulatory agencies, paid $24,130 in fines and experienced 49 reportable spills

18 Exelon 2012 Sustainability Report

Social	CUSTOMERS	Reliability	• Experienced our lowest average number of interruptions per customer at all three utilities over the last three years with an overall SAIFI (System Average Interruption Frequency Interval) of 0.83 for 2012 • Experienced our best ever customer satisfaction scores across all three utilities on the Exelon Customer Satisfaction Index • Received Emergency Assistance and Recovery Awards from Edison Electric Institute for response and assistance following the Maryland derecho for BGE and Superstorm Sandy for all three utilities
		Customer innovation	• Saved customers almost 4.7 million MWh of energy and avoided almost 2.6 million metric tons of GHG emissions through our ComEd and PECO Smart Ideas® programs and the BGE Smart Energy Savers Program®
	EMPLOYEES	Engagement	• Experienced a voluntary turnover rate of 6.0 percent compared to the industry median rate of 5.7 percent
		Pipeline	• Hired more than 872 interns between 2010 and 2012 and approximately 80 percent of graduating college seniors who were offered jobs accepted • Expanded military veteran recruiting efforts (12 percent of new hires in 2012 were veterans)
		Diversity & Inclusion	• Sponsored eight employee resource groups which hosted more than 80 diversity and inclusion events • Spent 5 percent ($751M) of total corporate spend with diverse suppliers, a threshold level endorsed by the National Minority Supplier Council as a mark of success • Launched Individuals with Disabilities Advisory Team
		Safety	• Achieved best ever safety performance with a 0.64 OSHA Recordable Rate and no fatalities • Developed a new safety policy and program, overseen by a new corporate-level Safety Programs Manager, to incorporate best practices of the two legacy companies • Received one OSHA citation with four findings of violations and a summary penalty of $11,650
	COMMUNITY	Public safety	• Continued to make safety upgrades at all of our nuclear facilities following lessons learned from the events at Fukushima
		Giving	• Gave more than $27.7M to nonprofit organizations, primarily supporting our four focus areas of education, environment, neighborhood development, and arts and culture • Provided 105,827 hours of volunteer service to more than 823 volunteer projects, including participation on more than 500 nonprofit boards
Governance		Advocacy — competitive markets	• Developed strategy for advancing and protecting competitive electricity markets and our policy positions related to generation technology subsidies
		Advocacy — environmental regulations	• Intervened in support of EPA's CSAPR and MATS air quality regulations in D.C. Circuit Court of Appeals litigation
		Stakeholder engagement/ transparency	• Named to Dow Jones Sustainability Index North America for the seventh consecutive year • Named to Carbon Disclosure Project (CDP) S&P 500 Carbon Performance Leadership Index (CPLI) • Named to CDP S&P 500 Carbon Disclosure Leadership Index (CDLI) • Named to the 2012 CPA-Zicklin Index of Corporate Political Accountability & Disclosure as a corporate leader for disclosure and accountability • Engaged with Ceres to facilitate stakeholder feedback on sustainability reporting

19 Exelon 2012 Sustainability Report

Creating Value for Stakeholders
Economic Sustainability

Our merger with Constellation Energy was transformational, making Exelon the leading U.S. competitive energy provider. With a diversified portfolio of assets now spanning the entire energy value chain, we believe our disciplined operational and financial approach will provide flexibility and balance sheet strength for continued growth. While low energy prices and a difficult retail-pricing environment made 2012 a challenging year, we believe we are better positioned to meet our current challenges than either predecessor company was on its own.
Our economic contributions reach the broader economy in many ways. By offering competitive salaries and benefits to our employees, strengthening communities through job creation, providing business for suppliers and contractors, paying taxes and making philanthropic investments, we support the well-being of local communities. Together, these actions help us maintain a competitive workforce and efficient operations while enhancing our “license to operate.”
Finally, to ensure that markets operate efficiently and fairly, we engage in public policy and regulatory advocacy to advance those approaches that best promote competition while ensuring that appropriate environmental and consumer protections are in place.
Enhancing the Robustness of Our Business Model
Exelon’s value and competitive advantage come from our scope and scale, operational excellence and financial discipline. Since the merger, we have followed through on the merger value proposition of matching generation to load; properly balancing assets, markets and revenue streams; and capitalizing on the scale of our operations. Concurrently, we have experienced the most difficult pricing environment the company has faced since market deregulation in 1997. Both natural gas and power prices have been at or near 10-year lows. The 2011 – 2012 winter was also the warmest winter on record, and load growth for our utilities remained generally flat due to a slow economic recovery. The result was a decrease in earnings per diluted share on an operating (non-GAAP) basis from $4.16 in 2011 (pre-merger) to $2.85 in 2012. Further, our stock price, which remains tied to natural gas prices as well as overall economic conditions, on Dec. 31, 2012, was $29.74, down 31 percent from (pre-merger) Exelon’s 2011 year-end share price of $43.37.
Merger Earns Energy Industry Honor
In recognition of the strategic significance and successful closure of the merger, Exelon received the 2012 Platts Global Energy Award for strategic deal of the year. The transaction was honored in the “Academy Awards of Energy” for its strategic vision, leadership, scope, challenges and financial and non-financial results. An independent panel of international energy experts, including heads of energy companies, energy ministers, national regulators, academics and legislators, selected Exelon for the award.
Our utilities are making major investments in modernizing and strengthening electric and gas infrastructure.
21 Exelon 2012 Sustainability Report · Economic Sustainability

As a result, we have taken and continue to take action to manage the effects of current market conditions and the economy on our financial results. Our highest financial priority is to maintain Exelon's strong balance sheet and investment grade credit rating, which we believe is essential to the viability and value of our commercial and nuclear operations, and creates efficient capital market access and substantial financial value. Facing the prospect of long-term low prices, we took a hard look at our growth strategies, market trends and our balance sheet, and decided to revise our dividend policy, effective the second quarter of 2013, to be more congruent with our business model, financial priorities and peer group. We believe this change will enable us to provide shareholder value through both a sustainable dividend and continued earnings growth.

Financial Performance*

dollars in millions, except for earnings and dividends per share

	2010	2011	2012
Revenues	$ 18,644	$ 19,063	$ 23,489
Operating expenses	13,918	14,583	21,018
Net income on common stock	2,563	2,495	1,160
Total assets	52,240	54,995	78,554
Total liabilities	38,590	40,520	56,737
Total equity (includes noncontrolling interests, preferred securities and preference stock)	13,650	14,475	21,817
Earnings per common share (diluted)**	3.87	3.75	1.42
Dividends per common share (diluted)	2.10	2.10	2.10
Cash flow from operations	5,244	4,853	6,131
Payments to capital providers and the government	3,273	1,585	2,306
Dividends paid on common stock	1,389	1,393	1,716
Interest (net of amount capitalized)	665	649	761
Income taxes paid (net of refunds)***	1,219	(457)	(171)

* The 2012 financial results include the operations of the acquired businesses from the date of the merger, March 12, 2012, through Dec. 31, 2012. The 2010 and 2011 financial results include the operations of legacy Exelon only.

** Earnings represented are in accordance with GAAP.

*** Taxes Other Than Income is not included. In 2011, Exelon received a number of tax deductions based on guidance issued by the Internal Revenue Service (IRS) for treatment of tax repairs, a special transfer made under the Nuclear Decommissioning Trust Fund Special Transfer and bonus depreciation deductions taken for qualifying property placed in service during 2011. This results in a net refund for the year. In 2012, the receipt of cash is primarily attributable to refunds received associated with legacy Constellation and legacy Exelon Federal tax returns partially offset by payments to the IRS for various settlements.



Exelon added almost 500 megawatts of new clean generation capacity in 2012.

Business Composition by Revenue

As of Dec. 31, 2012


Generation
Regulated Electric
Regulated Gas
4%
39%
57%

22 Exelon 2012 Sustainability Report · Economic Sustainability

This change will provide us greater flexibility to continue to pursue opportunities for growth that increase our competitive advantage. By evaluating opportunities in a disciplined way, understanding contemporary strategic shifts and anticipating future discontinuities, we are strengthening the sustainability of the company.

Operational Excellence

Despite difficult economic conditions in 2012, we continued our exemplary operational performance by increasing capacity while diversifying our generation mix and increasing the efficiency of our portfolio. Our overall nuclear fleet capacity factor was 92.7 percent. We also added 404 MW of wind power capacity with the completion of new six projects, 31 MW in new solar capacity at our Antelope Valley Solar Ranch One project and 63 MW in nuclear power uprates. We will add approximately 200 MW of solar power in 2013 through continued development at Antelope Valley Solar Ranch One, and we continue to work to renew licenses for our important nuclear and hydroelectric generating assets.



Exelon takes a holistic approach to managing financial and operational risks, such as weather.

Optimizing Our Portfolio

	2010	2011	2012
Nuclear Capacity Factor*	93.9%	93.3%	92.7%
Fossil Equivalent Forced Outage Rate**	3.8%	5.1%	3.7%
Hydro Equivalent Availability Factor***	96.8%	95.2%	95.7%
Wind Energy Capture****	88.9%	93.1%	93.9%

* **Nuclear Capacity Factor:** Ratio of actual output of a plant over a period of time to output if the plant had operated at full average annual mean capacity for that time period. Capacity factor data presented is for Exelon-operated nuclear generation. During 2010, 2011 and 2012, Constellation Energy Nuclear Group (CENG)-operated facilities, of which Generation currently owns 50.01%, achieved respective capacity factors of 93.4%, 92.0% and 86.7%.

** **Fossil Equivalent Forced Outage Rate:** Measure of the portion of time a unit is in demand but is unavailable due to a forced outage. Historic 2010 and 2011 data has been updated to reflect a combination of pre-merger Exelon and Constellation Energy fossil asset performance.

*** **Hydro Equivalent Availability Factor:** Proportion of hours in a year that a unit is available to generate at full capacity.

**** **Wind Energy Capture:** Ratio of energy produced by wind turbine generators at a wind farm to total wind energy available during that time period.

Investment Grade Ratings

	Credit Ratings*		
	Moody's**	S&P***	Fitch****
Exelon	Baa2	BBB-	BBB+
ComEd	A3	A-	BBB+
PECO	A1	A-	A
BGE	Baa1	BBB+	BBB+
Generation	Baa2	BBB	BBB+

* Current senior unsecured ratings for Exelon, Exelon Generation and BGE and senior secured ratings for ComEd and PECO as of April 30, 2013.

** On Feb. 7, 2013, Moody's affirmed the issuer rating and senior unsecured ratings of Exelon at Baa2 and downgraded Exelon Generation's issuer rating and senior unsecured rating to Baa2 from Baa1. The outlook for both is stable. Utilities ratings were unaffected.

*** All ratings at S&P have a stable outlook.

**** On Feb. 8, 2013, Fitch affirmed the issuer default ratings and instrument ratings of Exelon and all its subsidiaries. Additionally, Fitch placed ComEd on positive outlook. All other outlooks are stable.

23 Exelon 2012 Sustainability Report · Economic Sustainability

Strengthening Economies and Sustaining Jobs

Economic sustainability goes beyond corporate financial performance. By creating value through our generation assets, utility services and competitive businesses, we also contribute to the broader economy. We share our success with our customers, communities, employees, shareholders, governments and the environment. In 2012, Exelon returned approximately 95 percent of our almost $24 billion of net revenue[1] to the economy, including nearly:

- $13.1 billion for materials, goods and services[2]
- $8.0 billion in employee compensation, employee benefits and contracting expenses[3]
- $1.7 billion in dividends, interest and taxes[4]

We retained the remaining 5 percent of net revenue, or almost $1.2 billion, for reinvestment in our business.

From a tax perspective alone, Exelon made substantial contributions to support our communities in 2012, paying more than $1.38 billion in federal income and payroll taxes and state income, payroll, property, trust and other taxes directly related to its business operations. In addition, Exelon collected and remitted to federal and state governments an additional $1.89 billion in taxes, such as employee payroll, utility and other taxes. Total taxes paid or collected and remitted by Exelon and its subsidiaries totaled $3.26 billion in 2012.

Our utilities also make unique contributions to support local economic growth. Teams at each utility work with local economic development groups to draw new business to our operating areas and keep them there. For example, ComEd helped attract four new data centers to northern Illinois. Three manufacturing businesses also will be expanding their operations, in part due to ComEd's assistance. These investments could result in more than 900 new jobs over the next several years. Similarly, PECO worked in with the Pennsylvania Governor's office and local economic development partners to assist Delta Air Lines with its purchase of a refinery complex in Trainer, Pennsylvania. After a significant investment by Delta, the once-idled refinery is now operating at full capacity, employing more than 400 people. BGE also leverages its community connections to increase participation in industrial and commercial rebate programs and recruit diverse businesses to meet supplier diversity goals. All three of our utilities also provide energy assistance programs to our low-income customers.

1. Includes operating revenues and other income.
2. Includes purchased power and fuel expense, depreciation and amortization expense, taxes other than income taxes and operating & maintenance expense excluding employee compensation expense.
3. Includes salaries and wages, contracting expense, pension and non-pension post-retirement benefits expense and other employee benefits.
4. Includes interest and income tax expense, preferred security and preference dividends, equity in losses of unconsolidated affiliates, and net income attributable to noncontrolling interests.

Exelon Corporation and Subsidiaries — 2012 Taxes Paid

in millions of dollars

	Paid by Exelon Entity	Collected and Remitted by Exelon Entity on Behalf of Government Agencies	Total Taxes Paid or Collected and Remitted by Exelon Entity
Federal Income and Payroll	341	835	1,176
State and Local Taxes*			
Illinois	423	567	990
Maryland	262	179	441
New York	37	36	73
Pennsylvania	256	104	360
Texas	18	49	67
Other States and Washington, D.C.	41	112	153
Total 2012 Taxes Paid	**$1,378**	**$1,882**	**$3,260**

* State and local taxes include: income and franchise; payroll; property; sales and use; and/or utility as applicable in each jurisdiction.



Exelon shares its success with its customers and communities, distributing 95 percent of its net revenues back into the economy.

24 Exelon 2012 Sustainability Report · Economic Sustainability

Understanding Competitive Wholesale Electricity Markets
The U.S. system for carrying electricity from generating plants to the customers comprises two distinct, but closely linked, systems — the wholesale market, which uses high-voltage transmission lines, and local retail distribution systems. Generators are connected to high-voltage transmission lines in regional power pools that move power to where it is needed. Many generators, including Exelon, operate in competitive wholesale markets, where they sell their generation at market prices. Some generators operate in regulated markets, in which state utility commissions determine the generation mix and approve regulated retail pricing for electricity.
Well-functioning competitive markets rely on regulation for reliable and efficient operation. Regional transmission operators that manage power grid operations regulate the flow of power across the transmission system to ensure reliability and support wholesale power transactions. In addition, government regulations help ensure a fair and transparent bidding process that encourages the economic deployment of the most efficient power generating units. Other factors, such as transmission congestion and the costs of environmental regulations, can affect wholesale market price signals. Even the tax code affects price signals.
Gas-fired generating plants can adjust their output more easily than other types of generating facilities in response to demand. As a result, the price of natural gas generally determines the market price for electricity in competitive wholesale markets and establishes the order in which generating units will be called upon to meet demand — from most economical to least.
Nuclear power plants are among the most economical generators of electricity and therefore provide around-the-clock baseload power. Normally, they are only shut down for maintenance or refueling. By design, nuclear technology does not support rapidly increasing or decreasing generation output in response to hourly changes in market demand.
Generating facilities that have the ability to respond more rapidly to changes in demand (and price) are referred to as intermediate and peaking generation. These facilities may operate more or less of the time depending on their economics and the prevailing demand for power. Some peaking units only run during the periods of greatest demand, amounting to a few hours or days each year. Dramatic changes in the past several years have had real effects on competitive wholesale power markets. The price of natural gas has declined significantly in this period as a result of increased production from shale gas reserves (see adjacent price graph). The PJM wholesale market price of electricity, in turn, has dropped dramatically from an average of $71.13 per MWh in 2008 to
$35.23 per MWh in 2012. Through the end of this decade, abundant natural gas is projected to hold electricity prices near current levels and continue to contribute to falling GHG emissions.
Henry Hub Natural Gas Futures —NYMEX
NYMEX Henry Hub Price ($/mmBtu) 9.00 8.00 7.00 6.00 $2 decrease ($/mmBtu) 5.00 4.00 3.00 2.00 1.00 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 3/30/2011 3/30/2012
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Sustaining Our Progress
We all depend on a reliable and affordable supply of power — to light our homes, run businesses and protect national security. That makes Exelon’s success and the well-being of our customers and communities mutually dependent. Our business performance is shaped by many factors, including markets, regulators, customers and technological innovation. The discussion that follows summarizes how our business strategy and financial performance link to some of our most material issues, including climate change, investment decisions and public policy positions.
Investing in Clean Energy
We depend on well-functioning competitive wholesale markets to provide a level playing field for all types of generation. Our investments in competitive markets benefit our customers and communities, as well as our shareholders. We must meet our shareholders’ expectations that clean energy investments will be financially rewarding and strategically competitive. Similarly, our customers benefit from competitively priced electricity from our clean energy portfolio — Exelon’s nuclear baseload generation, flexible intermediate and peaking fossil generation, and our growing fleet of solar, wind and hydroelectric generation. Competitive wholesale and retail markets also incent innovation and provide price signals to support investment in energy efficiency.
In recent years, markets have encouraged investment in the lowest-cost alternatives to move the U.S. toward a clean energy future. At Exelon, competitive markets have allowed us to pursue opportunities across the entire energy value chain, through organic growth, acquisition of companies and assets, and merger activity. For example, in 2012 we added nearly 500 MW of new, clean generating capacity. Overall, Exelon has invested more than $3 billion in solar and wind generation since 2010. In 2012, our clean energy strategy reduced, offset or displaced more than 14 million metric tons of GHG emissions, in part through investments in cleaner generation and retirement of lower-efficiency, higher-emission-rate fossil generation. Moreover, these investments generate value that we redistribute to shareholders, or reinvest in local economies and in clean energy to enhance our competitive advantage.
In order to evaluate alternatives, one analytic approach we use is to look at each project’s levelized cost of electricity (LCOE). For illustration, the LCOE supply curve for PJM on the next page depicts the LCOE for various energy investment options in the regional PJM power pool, ranked by cost. These options generally support reduced GHG emissions, driving progress toward the nation’s Copenhagen
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Accord commitment of reducing GHG emissions by 17 percent from 2005 levels by 2020. In the below graphic, the vertical bar on the right of each graph represents the amount of incremental low-carbon generation needed to meet PJM’s share of the national goal. As shown, and discussed on the next page, a confluence of factors — primarily the recent increase in low-cost natural gas supply and corollary decrease in wholesale power prices — has led to a competitive market solution for nearly achieving our nation’s 2020 GHG goal.
LCOE Supply Curve for PJM, 2011 and 2012 Comparison* 2011 New Generation Cost Breakdown 2012 New Generation Cost Breakdown Market Price (2014 in $2018) (8/31/11) $64 Market Price (2015 in $2018) (8/31/12) $47 Implied Carbon Price to Achieve Target ($2018) $30-40/mt Implied Carbon Price to Achieve Target ($2018) $15-20/mt TWh Needed for 17% CO2 Reduction 95 TWh TWh Needed for 17% CO2 Reduction 35 TWh 2018 Gas Price $7/mmbtu 2018 Gas Price $5/mmbtu 2018 Incremental PJM Supply (Vintage 2011) 2018 Incremental PJM Supply (Vintage 2012) 200 200 175 U.S. Copenhagen Accord GHG Goal 175 U.S. Copenhagen Accord GHG Goal 17% Reduction from 2005 17% Reduction from 2005 150 150 125 125 $2018/MWH 100 $2018/MWH 100 75 75 2015 PJM W Forward Power Price 2015 PJM W Forward Power Price 50 50 25 25 20 40 60 80 100 120 140 160 180 20 40 60 80 100 120 140 160 180 TWH TWH Energy Efficiency Nuclear Wind Combined Cycle Fuel Switching Both graphs represent projects occurring between 2009–2018
* This chart makes certain assumptions about both energy supply and demand in PJM. Progress toward the GHG reduction goal could be accelerated by lower than assumed load resulting from sluggish market demand or slowed by the retirement of a nuclear generating plant in PJM due to economic or other circumstances.
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The LCOE bars in the graphs on the previous page are arranged from left to right in order of relative unsubsidized cost. The left-hand graph depicts a market view of the most cost-effective options to meet incremental demand through 2018 based on a 2011 forecast of the costs of various options. The right-hand graph depicts a 2012 view of options. Additionally, subsidized costs (indicated by white dashed lines) are depicted on bars where subsidies are available for specific generating technologies.
While there is only a one-year difference between the graphs, the market view changed in two key ways: 1) the projected average around-the-clock price of electricity in the PJM wholesale market declined by approximately $15 per MWh due to abundant, lower-priced natural gas, and 2) the amount of coal-fired generation retired or curtailed in response to low natural gas prices has increased substantially (see wide orange bar for amount of generation switching from coal to gas), reducing GHG emissions by 6 percent from 2005 levels. This shift from coal to less carbon-intensive gas-fired generation is closing the gap on the 17 percent reduction commitment.
While low natural gas prices are providing affordable electricity to our customers while lowering GHG emissions, these sustained low prices are also putting financial pressure on energy efficiency measures and deployment of capital into new cleaner, reliable generating capacity. Further, U.S. policies that subsidize renewable energy, specifically wind, are exacerbating the financial pressures of low natural gas prices and squeezing some baseload plants out of the market. One unintended consequence of these market conditions and policies is their potential to force some nuclear plants to retire prematurely. This could undo the nation’s progress toward reducing GHG emissions and other air pollutants because baseload nuclear plants, which have virtually no emissions, would have to be replaced with higher-emitting baseload resources. Low gas prices, coupled with government subsidies for renewable technologies that disregard market demand or market price, are inadvertently putting at risk our nation’s progress toward its environmental goals; this calls for a reexamination of current subsidies and incentive policies.
Environmental progress and value creation can be mutually achievable through competitive markets. We believe that the increase in natural gas generation serves as a bridge to a low-carbon future, but further changes in the supply mix will be necessary to achieve meaningful progress towards international targets of an 80 percent reduction in global GHG emissions by 2050. By strategically focusing on competitive low-carbon alternatives, we are investing in near-term opportunities while positioning the company to remain competitive in an ultimately carbon-constrained economy.
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Investing in the Sustainability of the Electricity Delivery System
We are investing in our delivery systems to improve reliability, system efficiency and power restoration following adverse weather events. Our utilities already have spent more than $690M on smart grid and smart meter programs, and plan to have invested a total of approximately $2.6 billion by the time they are completed. These investments enable our customers to manage their energy use, enhance the resiliency of infrastructure in anticipation of changing weather trends due to climate change, and reduce environmental impacts through more efficient operation of the distribution system.
Providing Sustainable Solutions for Customers
Exelon delivers a comprehensive range of energy solutions to help customers get more value from their energy. Our ComEd, PECO and BGE utility energy efficiency programs saved customers 4.7 million MWh of electricity in 2012. In competitive retail markets, we offer energy efficiency measures, demand response products and other programs that help customers manage their energy usage and costs. For those who want renewable energy, we offer rooftop solar products and renewable energy credits. Competitive markets offer our customers choices, and as a result, we are able to deliver innovative, clean energy solutions that create value for them and our shareholders.
Positioned for the Future
Despite the challenges that we, and many of our peers, face in the current market, we are well positioned for success as markets recover and stand by our belief in a sustainable energy future. With the Exelon and Constellation Energy merger completed, Exelon is a stronger, more diverse company that is able to invest in all parts of the energy value chain — clean energy generation, more efficient transmission and distribution systems, and products and services to help our customers use energy more efficiently and cost-effectively. This broad strategy is the key for sustaining the growth of our business and the value we return to our shareholders and communities. We are optimistic that well-functioning competitive markets and effective government policies will ultimately prevail and drive investment in a safe, clean, reliable and cost-effective electricity supply for current and future generations.
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Energy Subsidies Harm Markets, Existing Clean Generation and Consumers
We believe the best way to clean the electricity supply is to allow well-regulated competitive markets to work, which incents investment in the lowest-cost supply options to move the U.S. toward a clean energy future. Cheap, abundant natural gas is the primary driver of this transition. State and federal policies to subsidize certain technologies have also resulted in increases in low-carbon generation, but have negatively affected the market and existing clean, reliable generation.
We have long believed that there is no need to promote subsidies for proven technologies at any cost, nor for electricity consumers or taxpayers to pay more than required for a clean electricity supply. The federal wind energy production tax credit (PTC) is a prime example of the negative consequences subsidies can have when the government picks energy technology winners and losers.
The wind PTC has achieved its goal of jumpstarting the industry and is no longer necessary. More than 13,000 MW of new installed wind capacity were added in 2012, surpassing all other electricity generation sources in new installations for the first time. Overall, wind has accounted for 35 percent of new generation in the last five years. The PTC has worked.
However, electricity production subsidization is distorting price signals in today’s wholesale electricity markets, putting at risk the operation of, and future investment in, more reliable clean generation. Perversely, because of the PTC subsidy, wind producers often pay the market to run (rather than getting paid by the market to run), yet still profit because of the subsidy’s steep $35 per MWh (pre-tax) payout. For example, a wind producer could pay the market $10 per MWh and still make $25 because of the value of the PTC. This forces more reliable around-the-clock baseload power producers, like nuclear and coal generators, to pay to run their plants or to shut them down for long periods of the day when their power is needed most. In Texas, for instance, where new generation is needed, investors are reluctant to build new power plants — even low-cost natural gas plants — because subsidized wind has so distorted market price signals. Proponents of the PTC argue that negative prices are a good thing because they lower consumer electricity prices. This simplistic reasoning does not hold up when one considers what is not included in the market price, including the cost of backup generation needed for when the wind does not blow, transmission costs to get the power where it is needed and the taxpayer cost of the PTC. According to the Congressional Joint Committee on Taxation, the recently enacted, one-year extension of the PTC will cost taxpayers more than $12 billion.
Artificially lowering prices through government intervention undermines the market and stops the development of new generation, as well as discretionary environmental retrofits of existing fossil units and uprates of nuclear plants. The artificial pricing also threatens to drive other reliable and clean competitors from the market. These market distortions lead to serious electricity reliability problems, costing electric consumers more.
Even without the PTC, the wind industry will continue to provide clean energy and grow. State renewable mandates are the primary driver of renewable energy expansion. According to the Department of Energy’s Lawrence Berkeley National Laboratory, 4 to 5 gigawatts of new renewable capacity are needed annually to meet existing state renewable mandates.
We need to move beyond outdated policies and allow the market to stimulate innovation and determine the most economical clean energy solutions. Without a price on carbon that is visible to all potential generation options and with current technology-specific subsidy policies, the path towards a sustainable clean energy future is uncertain.
In 2012, Exelon produced more than 2.5 million MWh of wind generation. Although Exelon benefited from PTC tax credits for certain wind projects, the impact of continued PTC subsides is expected to negatively affect markets where Exelon operates.
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Practicing Environmental Stewardship
Environmental Sustainability

Our commitment to improving environmental performance stretches across the entire energy value chain. We proactively manage our environmental footprint, not only because we care about protecting the environment, but in order to improve operational efficiency, maintain our “license to operate” and enhance our competitive position in the energy marketplace. As a result, we are able to better serve our customers, create value for our shareholders and employees and enhance communities.
Climate Change
Meeting our energy needs and those of future generations depends on our ability to provide clean, low-carbon solutions that are affordable and reliable. Based on the consensus of the scientific community, we remain steadfast in our position that climate change is real and that human activities are a significant contributing factor. Beyond reducing our own carbon footprint, we are actively working to address climate change through a number of strategic initiatives including:
Public policy and regulatory advocacy;
Participation in voluntary market pricing programs;
Providing our customers with energy efficiency solutions and renewable electricity products;
Enhancing our transmission and distribution delivery systems to be more efficient and reliable; and,
Interacting with a wide range of stakeholders to build awareness of the need for taking action to address climate change.
We are working to make our systems more resilient as extreme weather events, changes in temperature patterns and the combined impacts that they can have on electricity demand and infrastructure will likely intensify in the future. As the economy is forced to cope with such events, like Superstorm Sandy, we are looking for opportunities to not only further harden our infrastructure, but also to protect the viability of local economies, by maintaining a high level of service reliability.
We are currently working across the energy value chain to drive carbon reductions and improve reliability of supply while ensuring affordability for consumers. For example, when making generation and other infrastructural investment decisions, we recognize the need to better understand possible weather and natural resource challenges and have begun to seek outside resources to assist us in this endeavor. We recently worked with the World Resources Institute to begin to understand water
Exelon added more than 31 megawatts of solar power in 2012 and has 200 megawatts under construction in 2013.
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risks, many of which are due in part to climate change, near our locations. We are also pursuing management strategies to harden systems in the near-term. To protect our transmission and distribution systems, we are deploying best management practices for vegetation management. As part of this activity, we actively engage communities to consider their input in developing and implementing plans for improving the resiliency of our systems.
With every decision, we strive to understand the complex linkages between climate change, the broader environment and the economy, so that we can strengthen our business, improve customer service and protect the environment. For example, we are retiring our Oyster Creek Generating station in 2019, ten years before the license expires, as a result of reaching a settlement with the New Jersey Department of Environmental Protection concerning the plant’s cooling water use. While the planned retirement will address concerns over entrainment and impingement of aquatic organisms in Barnegat Bay, it will also eliminate more than 4.5 million MWh of low-carbon generation from the eastern PJM power grid. This generation will need to be replaced and will likely be provided by gas-fired power plants that will produce more GHG emissions. As a result, GHG emissions could increase by more than 2 million metric tons annually. This dynamic illustrates the complexity of these issues and reinforces the need for broad stakeholder engagement to ensure informed decision making.
Exelon 2020
In 2008, we established Exelon 2020, a leading edge GHG program that challenged us not only to reduce our emissions from operations, but also to look across our entire value chain to reduce the indirect emissions from our customers and electricity markets nationwide. To this end, we set a broad-based performance goal of abating 15.7 million metric tons of GHG emissions per year by 2020, or the equivalent of our total GHG emissions in 2001, the first year of Exelon’s existence. To achieve this goal, we identified the most economical and effective options for abating GHG emissions, whether through our internal operational reductions, assisting our customers in reducing/modifying their demand or displacing higher-emitting generation sources with cleaner energy options. Through Exelon 2020, we became one of the first companies to acknowledge the impact we could have by reducing emissions across our value chain.
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Through year-end 2012, we were 89 percent of the way towards our goal — abating over 14 million metric tons in 2012. Our performance reflects all legacy Exelon assets at the beginning of 2012, and is a combination of measured reductions in our verified Scope 1 and Scope 2 GHG emissions inventory over time (excluding transmission and distribution [T&D] line losses, but including leased building operations* with Scope 2 emissions). In 2013, we revised our Exelon 2020 goal to account for legacy Constellation Energy assets and will report results for the entire company’s performance towards this goal in our next report.
In reporting our Exelon 2020 performance, we use the term “abatement” rather than “reduction” deliberately, because in addition to reductions from our own operations, we include:
Reductions that our customers are able to achieve through our provision of energy efficiency measures,
Impacts from satisfying state mandated supplier renewable portfolio standard requirements,
Customers’ voluntary procurement of renewable energy credits, and
Effects that increasing our low-carbon nuclear capacity has in displacing more carbon intensive generators in the PJM power market that may also be reporting reductions.
For a more detailed description of the Exelon 2020 accounting methodology, please see the Exelon 2020 accounting discussion at the end of this report.
2012 Abatement Activities
We have achieved our Exelon 2020 GHG abatement through a number of initiatives, including efficiencies in operations, investments in renewable energy sources, customer programs and displacement.
GHG Emission Reductions
Almost half of the annual Exelon 2020 GHG abatement comes from an absolute reduction of direct and indirect emissions from operations. These emission reductions are the difference between our verified current year GHG inventory of Scope 1 and Scope 2 emissions and that of the 2001 baseline year. In 2012, we achieved 8.7 million metric tons of reductions related to absolute direct and indirect emissions from the legacy Exelon assets. Our progress is due to a combination of factors including:
Progress Against Exelon 2020 million metric tons CO2 e 20.0 15.7 Exelon 2020 Goal 15.7 10.0 0.0
2001 2008 2009 2010 2011 2012 Exelon Emissions Exelon Legacy GHG Abatement
Projects & Offsets
Displacement
Customer Abatement
GHG Emission Reductions
The Exelon 2020 customer abatement performance in this report for 2011 is based on the 2011 PJM marginal CO emission rate.
* Leased building emissions were reclassified from optional Scope 1 and 2 emissions to Scope 3 emissions following the issuance of the WRI Scope 3 Protocol in November 2011. These emissions are still included in Scope 2 for the Exelon 2020 program to align with the 2001 baseline accounting.
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Generation Emissions. Approximately 95 percent of our direct emissions occur as a result of electricity generation. For this reason, our emissions performance is partially tied to electricity demand, which can be driven by the weather, fuel pricing and the economy. However, there is still much we can do to ensure that we are minimizing our carbon emissions while providing clean and affordable electricity. Given the retirement of three coal- and oil-fired units over the last two years, our 2012 generation emissions were significantly reduced versus prior years. Fuel oil and coal combustion in other parts of our fleet also saw reduced emissions due to downward market pressure from increased natural gas capacity utilization and above average temperatures during the fall, which kept demand low.
To further contribute to reducing our nation’s emissions, during 2012, we added nearly 500 MW of new, clean generating capacity, including 404 MW in new wind power projects, 31 MW in new solar at our Antelope Valley Solar Ranch One project (with approximately 200 additional MW to be completed at this site in 2013) and 63 MW in nuclear power uprates. Since Exelon sells the renewable energy credits (RECs) associated with its wind and solar generation, displacement of GHG emissions off the grid as a result of this clean generation is not included in the total metric tons of Exelon 2020 GHG abatement under the current program. However, these investments in renewable generation ensure the availability of RECs for energy suppliers to meet State Renewable Portfolio Standard (RPS) commitments and for consumers who wish to drive the expansion of clean generation. Investing in renewable generation also helps us to maintain one of the lowest portfolio carbon emission rates in the nation.
Internal Energy Use. In 2012, we formally closed out our internal Energy Use Reduction Challenge with a 30 percent reduction in commercial building energy use and a 13 percent reduction in industrial energy use at plants, both from 2001 levels. This far exceeds the 25 percent and 7 percent reduction goals, respectively, originally set in 2007. Equipment retrofit, HVAC and building management control systems, improved space utilization and implementation of Leadership in Energy and Environmental Design (LEED) standards all contributed to our high level of performance. In addition to reducing GHG emissions, this program is estimated to avoid annual operating costs for electric and natural gas equivalent to $3M to $4M each year.
SF6 Leakage Reduction Programs. As an early member of the EPA Partnership for SF6 Reduction, Exelon’s utilities have invested significantly in SF6 leak reduction programs, which include advanced leak detection, improved material tracking, targeted repairs and replacements
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and equipment upgrades. ComEd has already completed removal of 100 percent of its first-generation SF6 breakers, and PECO continues to reduce SF6 releases through early leak detection, prioritization of leak repairs and replacement of aging SF6 breakers. PECO completed the replacement of five first-generation SF6 breakers in 2012.
Fleet Vehicles. Exelon’s utilities each manage a large fleet of passenger and support service vehicles for the maintenance of their utility systems. Half of our legacy Exelon vehicle fleet in 2012 was comprised of alternative-fuel and hybrid vehicles. We also participate in Department of Transportation trials for plug-in electric passenger vehicles and bucket trucks. Through upgrades to hybrids and alternative fuel vehicles and increased use of biofuels, we have leveled off utility vehicle fleet emissions despite increased miles traveled. In 2012, the fossil-fuel GHG emissions per mile traveled for ComEd and PECO combined was 12 percent lower than 2005 levels. Our utilities have also been working within their communities to advance alternative fuels. As of the end of 2012, ComEd has 44 electric vehicle charging stations installed at its facilities for company fleet vehicles and an additional 17 charging stations available free of charge for employee and visitor use. PECO has been focusing on expanding the compressed natural gas fueling station network with 10 stations currently open and available to the public, in addition to numerous private stations constructed for commercial fleet operations.
Project-Based Reductions and Offsets
We invest in special projects and renewable energy credits to further abate our emissions by reducing the carbon impact of the way we do business. These programs engage employees throughout the company by showing how small changes in the way we work contribute to our overall goals.
Recycling. We work to avoid emissions through in-office recycling programs and initiatives led by our Investment Recovery Group to ensure the reclamation of metals.
Renewable Energy Credits. We purchase RECs to offset the indirect GHG emissions from electricity use at our LEED-certified and other facilities. In 2012, over 17,000 MWh of green-e certified RECs were purchased and retired to offset our electricity usage.
Natural Gas Star Program. PECO participates in the EPA Natural Gas Star program and achieves reductions in methane emissions from its gas distribution system through reduced system operating pressure.
Alternative-fuel and hybrid vehicles make up half of the fleet.
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Customer GHG Emission Reductions
Our Smart Ideas programs at ComEd and PECO produced cumulative customer savings of nearly 3.34 million MWh in 2012, cutting almost 2 million metric tons of GHG emissions this year. Additionally, both utilities leverage real-time pricing programs that help customers use energy at off-peak hours to reduce load and save money.
Displacement
From the program announcement in 2008 through 2012, Exelon has spent approximately $810M, creating 310 MW of additional nuclear capacity at existing plants (including 63 MW in 2012). Uprates displace emissions from fossil-fired generation in the PJM market, resulting in cleaner air. Exelon’s nuclear uprates accounted for over 2 million MWh of added low-carbon generation in 2012, displacing an estimated 1.5 million metric tons of GHG emissions. Additional information can be found in the Economic section.
Exelon 2020: Our Updated Goal
Exelon 2020 illustrates many of the ways that Exelon is influencing GHG abatement across our integrated energy company. Following the merger with Constellation Energy in March 2012, we updated our industry-leading business and environmental program to include their sites and businesses, and increased the Exelon 2020 goal to incorporate two prior GHG commitments set by Constellation Energy, thereby unifying our businesses toward a common objective.
The updated goal of Exelon 2020 is to reduce, offset or displace 17.5 million metric tons of GHG emissions per year by 2020. This goal is a combination of the original 15.7 million metric tons of annual abatement set by Exelon in 2008, with two GHG reduction commitments made by Constellation Energy prior to our merger in 2012. These prior Constellation Energy commitments include the goal to enable customers to avoid 7 million short tons of CO2 on a cumulative basis between 2010 and 2015 (the annual equivalent of 1,027,059 metric tons CO2 e), and a goal to reduce greenhouse gas emission intensity across the generation fleet by 5 percent by 2015 compared to 2010 levels (the annual equivalent of 814,261 metric tons CO2 e). Under this new goal, legacy Exelon sites will maintain their original 2001 emissions baseline and the baseline for any other sites will be based upon the year the
Combining Forces to Reduce GHG Emissions
Through the merger with Constellation Energy, Exelon added a third utility (BGE) and expanded our retail energy offerings across the country. While our 2012 Exelon 2020 performance summary does not include Constellation Energy, we want to acknowledge their GHG abatement achievements in 2012 including:
1.3 million MWh in customer savings (the equivalent of nearly 530,000 metric tons of GHG emissions) through the BGE Smart Energy Savers® Program.
Nearly 500,000 MWh in customer savings through combined energy efficiency efforts, onsite renewable generation solutions and demand response tools, and
2.95 million MWh in voluntary REC sales, which in combination helped customers avoid over 1.45 million metric tons of GHG emissions.
Avoiding over 100,000 metric tons of GHG emissions through wind and solar REC retirements by BGE and the Constellation retail business in accordance with RPS requirements.
Continued reductions in SF6 emissions through the use of low gas alarms and SF6 survey cameras for early leak detection. BGE maintains a leak rate of 0.47 percent.
Continued reductions in fugitive methane emissions through the EPA Natural Gas Star program.
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site was acquired by Exelon (e.g., the baseline for Constellation Energy will be 2012). Recognizing that we are close to achieving our updated Exelon 2020 target, we are beginning to assess what our future GHG abatement should be. As part of this process, we plan to engage relevant stakeholders to obtain their views on potential next steps. Learn more about Exelon 2020 on our website.
Focus on Absolute Emissions
We track and verify our absolute emissions in accordance with The Climate Registry, World Resources Institute (WRI) GHG protocol and ISO 14064 Standards. As shown in the Exelon Absolute GHG Emissions chart, Exelon’s emissions profile changed substantially as a result of the merger with Constellation Energy. Presenting Exelon and Constellation combined, overall emissions decreased as a result of mild temperatures and increased dispatch of natural gas over coal. In 2013, we expect our emissions to fall further as several of the acquired sites were subsequently sold in 2012. Emissions from these sites are included in our 2012 inventory for the time owned (as indicated by the dashed area of the chart), but they will not be part of Exelon’s emissions profile beyond this year.
The majority of our emissions come from electricity generation emissions followed by T&D line losses associated with our three utilities. Line losses are calculated based on a system balance approach careful to adjust for direct emissions from Exelon’s own generation to prevent double counting of emissions. Because of the effect of deregulation on the accounting for the T&D line loss emissions in our utility service territories, we are continuing to measure and monitor these emissions, but have not yet established performance metrics and reduction targets.
Exelon also accounts for biomass emissions related to two landfill gas power plants located in Pennsylvania, several wood-fired biomass plants that were acquired through the Constellation Energy merger and subsequently sold in August 2012, as well as mobile fleet vehicles fueled by biofuels. All biomass emissions are accounted for in conformance with TCR protocols that require segregation of CO2 emissions that are biogenic in origin.
Scope 3 emissions result from either upstream or downstream activities in our supply chain. In 2012, we expanded our reporting in this category to include emissions associated with our long-term electricity purchase contracts, electricity distributed by our utilities and generation and heating and cooling equipment we operate for others but do not own.
Absolute GHG Emissions
million metric tons CO2e
40 20 0
2010 2011 2012
Constellation Sites Sold/Divested*
Biomass added from Constellation
Scope 2 added from Constellation
Scope 1 added from Constellation
Legacy Exelon Biomass
Legacy Exelon Scope 2
Legacy Exelon Scope 1
*Includes Biomass
2012 GHG Emissions
Scope 1: Direct Emissions
Stationary Combustion —
Generation
Stationary Combustion — 76.4%
Operations
Fugitive Emissions
(SF6, CO2 , CH4 ) 17.9%
Vehicle Fleet Operations
Scope 2: Indirect Emissions
Purchased Electric
(buildings) 1.7% 0.4%
Purchased Electric 0.3% 1.8%
(upstream gas)
T&D Losses 1.7% 0.3%
Biomass Emissions
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Greenhouse Gas Emissions*

Owner Equity Share

thousand metric tons CO_2e

	2010**	2011	2012
Scope 1 — Direct Emissions			
Stationary Combustion from Generation	8,742	6,172	21,796
Stationary Combustion from Other Operations	100	94	108
Natural Gas Operations Production (Methane Leakage)***	172	156	351
Fugitive Emissions (SF_6, HCFC refrigerant and bulk CO_2)	150	94	91
Coal Pile (Methane Emissions)	53	35	78
Vehicle Fleet Operations	51	50	72
Total Exelon Scope 1 Emissions	**9,268**	**6,600**	**22,497**
Emissions from Constellation Energy sites prior to merger	16,691	23,396	3,542
Combined Scope 1 Emissions	**25,959**	**29,996**	**26,039**
Scope 2 — Indirect Emissions			
Purchased Electricity (commercial buildings; includes leased buildings)	252	277	359
Purchased Electricity (upstream gas — new source in 2012)			85
T&D Losses	3,593	5,246	5,113
Total Exelon Scope 2 Emissions	**3,845**	**5,523**	**5,557**
Emissions from Constellation Energy sites prior to merger	784	632	135
Combined Scope 2 Emissions	**4,629**	**6,155**	**5,692**
Supplemental Biomass			
Biomass Stationary Combustion Generation	169	173	480
Biomass Mobile Emissions	3	4	6
Total Exelon Biomass	**172**	**177**	**486**
Emissions from Constellation Energy sites prior to merger	363	404	77
Combined Biomass Emissions	**535**	**581**	**563**
Total North America Emissions	**31,123**	**36,732**	**32,293**
Scope 3			
Employee Business Travel	23	26	34
Long-term Generation Power Purchases Agreements****			47,997
Electricity distributed by our Utilities****			69,822
Heating and Cooling Equipment Operated for Others (Scope 1 & 2)****			194
RECs and Offsets			
RECs purchased for Corporate LEED Buildings*****	(7)	(9)	(7)
EPA Natural Gas Star Reduction	(11)	(11)	(11)

* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.

** 2010 includes minor adjustments as reported last year following verification

*** Includes natural gas production as a new source for 2012

**** Accounting started in 2012

***** Does not include RPS RECs which are accounted for as Customer Abatement under the *Exelon 2020* program

39 Exelon 2012 Sustainability Report · Environmental Sustainability

Reducing Air Emissions

We understand the potential health impacts of air emissions and are committed to investing in air pollution control technologies and our low-emission energy portfolio to keep the company's air emissions rates well below industry averages. In 2012, our nitrogen oxides (NO_x) emission rate declined by 14 percent and our sulfur dioxide (SO_2) emission rate declined by 34 percent despite the addition of fossil fuel-fired generation as part of our merger with Constellation Energy. Moreover, NO_x, SO_2 and CO_2 emission rates were respectively 80.9 percent, 87.0 percent and 78.0 percent lower than the 2011 generation industry emission rate averages (latest available rates). Exelon's air emissions were lower in 2012 as a result of a number of factors, including lower wholesale electricity prices resulting from increased gas-fired generation, the retirement of several generating units in 2011 and 2012, and the divestiture of the Maryland coal assets in late 2012. During 2012, we also continued work on additional emission controls at the co-owned Conemaugh Generating Station to meet the mercury removal requirements of the MATS rule by January 1, 2015.

Exelon's Industry-leading Emissions Performance

To learn more about Exelon's low emission profile versus our industry peer companies, please view the May 2013 report *Benchmarking Air Emissions of the 100 Largest Electric Power Producers in the United States* that is available on the Ceres website http://www.ceres.org/.

CO_2 Emissions*


lbs/MWh (all sources)
million metric tons
1,500
1,317
750
0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
24.8
28.8
25.7
294
302
284
2010
2011
2012
CO2 Emissions (short tons)
CO2 Emission Rate (lbs/MWh)
2011 Electric Utility Average Emissions Rate (lbs/MWh)**

SO_2 Emissions*


lbs/MWh (all sources)
thousand short tons
3.0
2.1
1.5
0.0
50.0
40.0
30.0
20.0
10.0
0.0
43.3
42.9
27.0
0.5
0.4
0.3
2010
2011
2012
SO2 Emissions (short tons)
SO2 Emission Rate (lbs/MWh)
2011 Electric Utility Average Emissions Rate (lbs/MWh)**

NO_x Emissions*


lbs/MWh (all sources)
thousand short tons
1.5
1.1
1.0
0.5
0.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
23.4
27.4
22.4
0.3
0.3
0.2
2010
2011
2012
NOx Emissions (short tons)
NOx Emission Rate (lbs/MWh)
2011 Electric Utility Average Emissions Rate (lbs/MWh)**

* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information. Data includes biomass emissions.

** Source: M.J. Bradley & Associates (2013). Benchmarking Air Emissions of the 100 Largest Electric Power Producers in the United States.

40 Exelon 2012 Sustainability Report · Environmental Sustainability

Reducing Toxic Releases

For more than a quarter century, EPA's Toxics Release Inventory (TRI) reporting program has played a significant role in providing communities and emergency planners with valuable information on the annual release and transfer of certain chemical substances, including releases to air, land and water, and materials sent to other facilities for further waste management.

Exelon's TRI emissions continue to decline. In the last two reporting years, 2010 and 2011, our emissions decreased by 66.7 and 80.2 percent respectively from 2009 levels. Portfolio-wide, hydrochloric acid emissions also decreased by 80.5 percent and 90.0 percent, respectively. Reductions are due to the installation of acid gas scrubbers on our partially-owned Keystone plant in 2009 and on the legacy Constellation Brandon Shores Unit in 2010 (Brandon Shores is included in the most recent TRI report, but has since been divested). These scrubbers not only reduce sulfur dioxide emissions but also remove a large portion of acid gases. In 2011, we achieved further reductions with the retirement of our Eddystone and Cromby coal-fired generating stations. In future years, we expect further decreases due to the divestiture of additional coal assets in 2012. For further information on TRI emissions, please visit EPA's website: www.epa.gov/tri.

Managing Our Water Usage

Access to water is essential for Exelon's production of electricity: water drives our hydroelectric facilities and cools our nuclear and fossil fuel power plants. While access to affordable, reliable and adequate water supplies is imperative to the success of our business, we recognize that water is a shared resource, which supports the people, businesses and wildlife in the areas where we operate. Water use is a key challenge for the future as well; with changing weather patterns and increases in competing water uses, the need for effective water management will continue to grow. Accordingly, we are committed to the long-term sustainability of the water resources upon which we all rely. In 2013, we implemented a corporate Water Resources Management policy to help us continuously improve our water management practices.

Additionally, at each of our operating sites we are implementing a program that addresses site-specific opportunities and risks. The program includes a corporate-wide materiality assessment of water-related risks as a guide for sustainable water management strategy development; best management practices; and site water use inventories for various internal metrics and external reporting. In consultation with the World Resources Institute, we have also undertaken a water stress analysis for our generation fleet. As part of the annual Summer Readiness Assessment of our generation facilities, we evaluate

Toxics Release Inventory (TRI) Reported Total Releases and Offsite Transfers from 2009 – 2011 (all sources)*

in pounds

Chemical	2009	2010	2011
Ammonia	64,443	44,699	38,405
Arsenic	97,395	129,422	91,297
Barium	254,766	504,764	276,065
Chromium	31,130	59,333	28,159
Cobalt	9,965	22,055	10,752
Copper	64,429	99,981	59,150
Hydrochloric Acid	16,202,562	3,163,778	1,638,801
Hydrogen Fluoride	1,021,286	301,124	165,732
Lead	33,350	51,354	31,338
Manganese	365,936	420,597	204,849
Mercury	2,567	2,409	1,801
Molybdenum	4,545	6	0
Naphthalene	66	171	0
Nickel	45,793	62,883	32,137
Selenium	22,302	16,789	11,244
Sulfuric Acid	2,892,605	1,852,525	1,381,940
Thallium	0	1,118	0
Vanadium	229,495	283,833	196,993
Zinc	64,717	106,984	63,200
Other	460	694	26
Total	**21,407,814**	**7,124,519**	**4,231,889**

* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.

Exelon will finalize and report its 2012 TRI releases to EPA in June 2013, after the publication of this report.

Exelon Power is the only Exelon operating company with facilities that meet TRI reporting thresholds (25,000 pounds of substances or greater per facility). TRI data includes Exelon's ownership share of co-owned generating units.

"Zero" may indicate "zero" releases and/or that the reporting threshold was not triggered for the reporting year.

41 Exelon 2012 Sustainability Report · Environmental Sustainability

and address water-related issues that could affect our ability to provide power, such as the ongoing Midwest drought. We are also developing tools to predict near- and long-term fluctuations of our water resources due to potential weather pattern changes, including those linked to climatic change, increased population density and upstream use. Currently the ability to predict the effects of climate change and other factors on long-term water availability at the local level is extremely limited, and we are working to improve our ability to understand the extent of changes and their potential impact.

Water Use

During 2012, Exelon utilized approximately 35.5 billion gallons per day of water (115 million cubic meters per day), more than 98 percent of which was directly returned to the source. A significant portion of this water is used by our fossil and nuclear thermal power plants, which require cooling water to condense steam after it has passed through turbine generators. Cooling water flows either through an open- or closed-cycle cooling system. About 60 percent of our thermal generating capacity uses closed-cycle cooling systems, employing either cooling towers or cooling ponds, where evaporation occurs in a recirculating system to provide cooling. The balance of our thermal plants use open-cycle cooling systems, where water is drawn from a river, pond or bay for cooling and is then returned to the same water body. Our reduced total water use in 2012 was due primarily to reduced run-of-river hydro generation, our largest water usage. See Electric Generation by Major Station at the end of this report for a list of plants, their cooling system types and associated water bodies; additional information is available in our CDP Water Survey Response.

2012 Water Usage by Watershed Zone

(million gallons per year)

Watershed Zone	Consumptive Use	Non-Consumptive Use	Total Use
Barnegat Bay	4,923	486,435	491,358
Delaware	12,168	231,705	243,874
Susquehanna	85,775	9,421,287	9,507,062
Mississippi, Kankakee, Illinois and Rock Rivers and Clinton Lake	59,112	2,504,375	2,563,487
Texas — Gulf	3,064	122,747	125,811
Massachusetts Bay	353	19,884	20,238
Western (CA, UT, Alberta)	1,246	92	1,338
Total (million gallons per year)	**166,641**	**12,786,525**	**12,953,167**
Total (million gallons per day)	**457**	**35,032**	**35,448**

Data presented is for Exelon-operated generating facilities only and does not include CENG, or Exelon's ownership shares of the Salem, Keystone or Conemaugh plants.

2012 Water Usage by Operational Activity



Commercial Facilities
Fossil Generation
Pumped Storage
Nuclear Generation
Run-of-River Hydro
0.001%
3.5%
13.9%
31.7%
50.9%
Total Usage

42 Exelon 2012 Sustainability Report · Environmental Sustainability

Relative Water Consumption at Exelon Facilities and Regional Water Risk Levels
Exelon uses a variety of tools to identify water risks. One of these tools is WRI’s Aqueduct global water risk mapping tool. This map provides the World Resource Institute’s composite water risk assessment of the United States as an aggregated measure of 12 global water stress indicators weighted according to defaults for the power industry, including water quantity, quality, regulatory and reputational risks. The risk analysis is based on historic trends over the last half-century and does not currently consider forward-looking climate change modeling of enhanced climate change effects. For reference, Exelon generation facilities have been overlaid on the WRI default map with the size of Exelon facilities scaled based on consumptive water use. This map includes estimates of consumptive water use at CENG and other co-owned facilities. For more information on the WRI Aqueduct global water risk mapping tool, please visit: http://aqueduct.wri.org/.
OVERALL WATER RISK
POWER WEIGHTING
LOW (0-1)
LOW TO MEDIUM (1-2)
MEDIUM TO HIGH (2-3)
HIGH (3-4)
EXTREMELY HIGH (4-5)
AQUEDUCT
SITE CONSUMPTIVE
WATER USE 2012
FOSSIL
NUCLEAR
HYDRO
WIND
SOLAR
CONSUMPTION: GAL/YR
.1B—1B—10B
43 Exelon 2012 Sustainability Report · Environmental Sustainability

Mitigating Our Impacts on Water Resources
We understand the importance of being responsible stewards of water resources and take actions to mitigate adverse impacts of our operations. The three primary environmental issues associated with power plant cooling water systems are:
Consumptive Use of Water. Closed-cycle cooling water systems require adequate supplies of make-up water to replace water lost to evaporation or discharged periodically from the cooling tower reservoir (called “blow down”). We report evaporative losses from our cooling towers as “consumptive use.” Cooling tower evaporation comprises the majority of our consumptive water use. In addition, for our plants located in Illinois, we also report evaporation losses from open-cycle cooling water systems that occur due to the increased temperatures of the cooling water discharged through once-through cooling systems, as required by Illinois environmental regulations.
Entrainment and Impingement of Aquatic Organisms. In any type of cooling water system, aquatic organisms can become entrained in the intake flow or trapped on intake screens. To address these issues, a variety of measures can be used, including reducing the flow velocity of the cooling water and using specially designed equipment that captures the aquatic organisms at the intake structure and allows for their safe return to the water body.
Thermal Discharge (Relevant for Open-Cycle Cooling Systems). Since cooling water systems release heat to the water body, the plants are operated within strict temperature limits to avoid thermal shock to fish and protect the ecology of the receiving water body.
We are committed to protecting water quality and operating in balance with aquatic ecosystems. Some of the sensitive watersheds that we rely upon include the Mississippi River, Susquehanna River, Chesapeake Bay, Barnegat Bay, Delaware River, Kankakee River, Illinois River, Rock River and Massachusetts Bay. Recognizing the specific characteristics of each watershed and the regional nature of water resource regulation, we manage water use locally at each operating site, and strategically focus on the long-term availability of water at the business and corporate levels.
44 Exelon 2012 Sustainability Report · Environmental Sustainability

Managing Water Use at Exelon Facilities — Select Examples*
We are committed to protecting water quality and operating in balance with aquatic ecosystems. Some of the sensitive watersheds that we rely upon include the Mississippi River, Susquehanna River, Chesapeake Bay, Barnegat Bay, Delaware River, Kankakee River, Illinois River, Rock River and Massachusetts Bay. Recognizing the specific characteristics of each watershed and the regional nature of water resource regulation, we strategically manage water use locally at each operating site.
In Illinois, our nuclear facilities rely upon the Kankakee, Illinois, Rock and Mississippi Rivers, their tributaries and Clinton Lake to provide cooling water. We monitor water flow and temperatures on a daily basis. Despite drought-like conditions and extreme heat during the summer of 2012, Exelon’s nuclear units kept operating at full power when they were most needed. One exception was for our Braidwood Station, which withdraws water from the Kankakee River. This river reached its low flow threshold specified in the plant’s Illinois Department of Natural Resources Public Water Withdrawal Permit, and withdrawal was temporarily suspended for several days. To improve water resource monitoring in the area, we are working with the U.S. Geological Survey to expand its surface water monitoring network by funding the installation and maintenance of several new monitoring stations.
Our Fore River facility near Quincy, Massachusetts, uses air-cooled condensers, eliminating the need for cooling water.
Limerick’s Mine Water Demonstration Project, which began in 2003, has provided enhanced water flow into the Schuylkill River during low flow periods for the past decade. This innovative project treats water from abandoned coal mines and makes it available to the Schuylkill when needed. As part of the demonstration project, Exelon has also contributed in excess of $1M to the Schuylkill River Restoration Fund since it was established in 2005. Money from this fund has been used to support various water quality improvements projects in the watershed, such as stream restoration and agricultural runoff elimination. The Mine Water Demonstration Project is now part of Limerick’s Delaware River Basin Commission docket.
Plant Type
Our wind and solar power facilities have no need for cooling water. Investment in these renewable assets provides us flexibility to increase generating capacity even in areas of the country where water resources are restricted.
Nuclear
Gas/Oil intermediate
Peakers
Coal
Renewable (Hydro, Wind, Solar, Bio-mass)
* Lower 48 states.
45 Exelon 2012 Sustainability Report · Environmental Sustainability

Protecting Habitats and Biodiversity
Exelon has operations on large tracts of land that provide habitat for a diverse range of plant and animal species. Our operations also affect water systems, wetlands and aquatic life. We recognize our responsibility to minimize the impact of our operations on these habitats as we continue to provide needed services to our customers.
Aquatic Life
At our generating stations that require large amounts of water — primarily hydroelectric and nuclear facilities — we have instituted measures to reduce the potential impacts on fish and other aquatic species. Screens on the water intakes at our nuclear facilities prevent most fish from being drawn into the cooling system. For hydroelectric facilities in active fish migration areas, we have installed and evaluated various types of structures — for instance, lifts or ladders — that allow migrating fish to travel upstream without contacting the generating equipment. Specific activities include:
Sediment Control. Exelon is a participant in the Lower Susquehanna River Watershed Assessment (LSRWA), led jointly by the Maryland Department of the Environment and the Army Corps of Engineers. The LSRWA has undertaken a three-year study with a mission to comprehensively forecast and evaluate sediment and associated nutrient loads to the system of hydroelectric dams on the Susquehanna River above the Chesapeake Bay and consider options to manage these loads to protect water quality and aquatic life in the Chesapeake Bay. The study was initiated in September 2011. For three consecutive years, Exelon has funded various other projects, such as the Trout Unlimited stream restoration project on Climbers Run, a tributary to the Susquehanna River. The project partners include Trout Unlimited, U.S. Fish and Wildlife Service (USFWS), Pennsylvania Fish and Boat Commission, Lancaster Conservation District, the U.S. Army Corps of Engineers and the Pennsylvania Department of Environmental Protection.
Across the Susquehanna Basin, Trout Unlimited is conducting sediment control projects in four different cold-water streams including Climbers Run.
Migratory Fish Passage. American shad are a species of concern for resource agencies due to a decline in the population that has been occurring since the late 1800s, both in rivers with and without dams. The population decline in American shad can be influenced by many factors including, but not limited to, predation by other species, commercial fishing by-catch, food-source competition and population growth of other species. In addition, the life cycle of American shad is
Conowingo Fish Lift —
American Shad
number migrated upstream (thousands)
40
20
0
2010
2011
2012
Quad Cities Fish Hatchery number of fish (thousands)
400
200
0
2010
2011
2012
Hybrid Striped Bass
Walleye
46 Exelon 2012 Sustainability Report · Environmental Sustainability

complex with 90 percent of their life spent in the ocean, making the population difficult to study and making it difficult to pinpoint one specific reason for the population decline. Many rivers on the East Coast are still experiencing depressed numbers of American shad.
Exelon is committed to facilitating migration of American shad within the Susquehanna River Basin. Exelon has been an active member of the Susquehanna River Anadromous Fish Restoration Commission since the mid-1960s. Since 1972, we have provided upstream passage via trap and transport operations which continued through 1996 to facilitate migration of American shad until upstream hydroelectric facilities installed fish lifts. In 1991, we also installed a fish lift at our Conowingo hydroelectric facility located on the Susquehanna River in Maryland. Conowingo is one of four hydroelectric dams located on the lower Susquehanna River that are working to improve conditions for shad migration and the population of the Susquehanna River.
Conowingo’s east fish lift has a design capacity of approximately 2 million American shad per year available to support upriver migration as the American shad population recovers. During the 2012 migratory season, Conowingo passed more than 22,000 American shad via its east fish lift. Through 2012, this lift has passed a total of 1,318,106 American shad. In addition to the American shad passed in 2012, the east lift also passes many other species of fish, such as gizzard shad, striped bass, small- and large-mouth bass, walleye and others; over the last five years an annual average of more than 815,000 of these other species have been passed per year. The smaller fish lift on the west side of the dam continues to support USFWS activities related to studying and protecting this sensitive species of migrating fish, as well as providing support to the USFWS for studies of the American eel. Exelon Nuclear is also contributing $50,000 per year over five years (2011 to 2015) to a Pennsylvania Fish and Boat Commission project to increase egg viability of American shad in the river.
Additionally, Exelon conducted fishery studies as part of relicensing that focused on American shad migration and we are currently working with state and federal agencies to determine how fish passage operations at Conowingo can be improved as part of relicensing efforts.
For more information on American shad population trends, please view the Pew Charitable Trusts fact sheet. To view a national map of the United States with information on American shad habitats, please view the United States Geological Survey (USGS) fact sheet.
Quad Cities Fish Hatchery
We fund a major aquaculture facility at the Quad Cities Nuclear Station in Illinois, in partnership with Southern Illinois University, to enhance stocks of several aquatic species in the area. Through Dec. 31, 2012, the facility had raised and stocked the Mississippi and other local water bodies with over 7 million fingerling walleye, 600,000 fingerling hybrid striped bass and nearly 75,000 yearling hybrid striped bass. The hatchery also implements a habitat conservation plan to proactively address Higgin’s Eye Pearly mussels (a federally endangered species) and other mussels of special concern. In 2012, the site was successful in propagating Higgin’s Eye and Black Sandshell mussels, a state threatened species. We also continue our support of the State’s alligator gar management plan, which began in 2011 at the request of the Illinois Department of Natural Resources.
In addition to helping offset aquatic impacts from withdrawing large volumes of river water, the aquaculture program is a valuable community and regional resource, offering many tours each year for school groups, local neighbors, fishing clubs and other resource-oriented groups with an interest in Mississippi River fisheries.
47 Exelon 2012 Sustainability Report · Environmental Sustainability

Species Management Plans in Relicensing Efforts. Both the Conowingo facility and the nearby
Muddy Run pumped storage facility are undergoing relicensing with the Federal Energy Regulatory Commission. During 2012, we submitted final license applications and responded to information requests from regulators. As part of the regulatory review process, during 2013 we will continue to engage with interested stakeholders regarding a number of areas of concern, including fish and eel passage, management of species of concern and recreation and shoreline management.
Birds, Wildlife and Land Resources
Across our operating area, we own or manage millions of acres of land for generating facilities and transmission lines that also serve as habitat for a diverse range of plant and animal species. We implement a number of initiatives to support the natural ecology on our properties and mitigate any adverse impacts that may occur due to our operations. These include:
Right-of-Way (ROW) Management. Transmission line ROWs need to be regularly trimmed to protect transmission lines. They also present an opportunity for instituting management practices that benefit plants and wildlife that require open, low-growing habitats. We undertake a number of initiatives to promote diverse habitats in our ROWs.
In ComEd’s territory, we manage most of the 30,000 acres of transmission ROW as natural areas, including approximately 250 acres of native prairie grass.
PECO maintains natural conditions and native species on 2,179 of its total 13,500 acres of ROW under management. In the last four years, PECO has planted 123 acres of native grass meadows on these ROWs.
BGE actively manages approximately 7,000 acres of its total 10,500 acres of ROW to control tall-growing vegetation. Of the 7,000 acres, approximately 500 acres are managed to encourage more desirable low-growing plants.
Our utilities actively manage their rights-of-ways, including by promoting native species.
Protecting Migratory Visitors at Oyster Creek
During the winter of 2012-2013, several hundred cownose rays were found in the discharge canal of our Oyster Creek Generating Station on Barnegat Bay, New Jersey. The migratory fish were on their migration route to tropical southern waters, but had diverted into the warmth of the plant’s discharge. While they were expected to stay warm in the canal over the winter, Exelon’s environmental experts were concerned that there would not be enough food to survive. In response, Exelon contacted all of the aquariums within driving distance of the plant to help rescue the rays, and approximately 400 individuals have been relocated to new homes at several public aquariums and zoos in New Jersey, New York and Pennsylvania.
48 Exelon 2012 Sustainability Report · Environmental Sustainability

Wildlife Habitat. Exelon Corporation has long-standing partnership with the Wildlife Habitat Council (WHC) to restore and enhance wildlife habitats at 16 of our facilities. The WHC Certification Program provides us with a guidance tool and objective oversight for creating and maintaining high quality wildlife habitats as well as implementing environmental education programs. Currently, more than 20 Exelon programs in four states are WHC-certified as Wildlife at Work or Corporate Lands for Learning.
Nuclear power plants in particular tend to include significant buffer areas within their boundaries, making them ideal locations for habitat conservation efforts. Nine of our ten operated nuclear sites are certified, and we are seeking certification at the tenth site this year. Our utilities also manage certified sites. For example, BGE has certifications for portions of its ROWs supporting meadow and old field ecosystems, and PECO achieved certification for a ROW adjacent to the Schuylkill Center for Environmental Education that supports native vegetation, which provides an attractive habitat for numerous species including birds, owls, bees, butterflies and bats.
The WHC is a nonprofit, non-lobbying organization dedicated to increasing the quality and amount of wildlife habitat on corporate, private and public lands. WHC-assisted wildlife habitat and conservation education programs are found in 45 states, the District of Columbia and 12 other countries. To learn more, visit www.wildlifehc.org.
Habitat Management at Oyster Creek
Located on 860 acres in Forked River, New Jersey, Oyster Creek Generating Station first achieved WHC certification for Wildlife at Work and Corporate Lands for Learning in 2008. The site’s Biodiversity Committee, which works in collaboration with local community groups, has implemented a number of conservation projects including creation of a large pollinator garden, installation of four osprey nesting platforms and two American kestrel boxes, and several grassland enhancement projects focused on sustaining an early successional habitat.
To increase awareness of the importance of environmental conservation, the Station holds tours and community open houses that detail information on the site, nuclear power, energy and its relationship with the environment. For example, groups may tour a full-scale replica of a nuclear power control room where they discuss topics such as energy efficiency. The Biodiversity Committee also supports and contributes to the work of other community organizations, such as the Natural Resource Education Foundation (NREF) of New Jersey. The success of this partnership led NREF to nominate the Station for WHC’s prestigious Community Partner of Year Award in 2012.
Exelon is a proud
supporter of the
Wildlife Habitat
Council.
WILDLIFE HABITAT COUNCIL.
Exelon’s WHC Wildlife at Work sites
Buffalo Grove Prairie | Buffalo Grove, Ill.
Limerick Generating Station | Pottstown, Pa.
Oyster Creek Generating Station | Forked River, N.J.
Peach Bottom Atomic Power Station | Delta, Pa.
Quad Cities Generating Station | Cordova, Ill.
Superior Street Prairie | Calumet City, Ill.
West Chicago Prairie | West Chicago, Ill.
Braidwood Generating Station | Braceville, Ill.
Byron Generating Station | Byron, Ill.
LaSalle County Generating Station | Marseilles, Ill.
Manor Road ROW | Montgomery County, Pa.
Three Mile Island Generating Station | Middletown, Pa.
Clinton Power Station | Clinton, Ill.
Spring Gardens Facility | Baltimore, Md.
Calvert Cliffs Nuclear Power Plant | Lusby, Md.
BGE ROW Environmental Stewardship Program | Baltimore, Md.
49 Exelon 2012 Sustainability Report · Environmental Sustainability

Protected Species Management. In 2012, ComEd collaborated with the USFWS and the Forest Preserve District of Cook County to protect bald eagles at Tampier Slough Woods, a preserve southwest of Chicago. The USFWS feared the eagles, especially young ones, would not be able to avoid the small static wires, which function to bleed lightning surges off the power lines during a storm. Without a static wire, lightning-induced voltages would build up on the power line conductors and cause damage. The lines carrying electricity below the static wires do not pose the same threat, because they are large enough in diameter for birds to detect while flying. The project team designed and installed bird diverters on the static wires to make them more visible to birds. As a result of this effort, there have been no bird mortalities from transmission line collisions in this area.
At our Criterion wind project in western Maryland, stakeholders have raised concerns about the impacts of our operations on the endangered Indiana bat. In the development of the project and on an ongoing basis, Exelon has implemented operational adjustments and other protective measures to minimize impacts to bats and migratory birds. We are also working with state and federal governmental authorities to avoid impacts to the Indiana bat, specifically working with governmental authorities in connection with the “incidental take” permit process. As part of this process, Criterion is going through the public comment process on its habitat conservation plan, which describes Criterion’s commitments to avoid, minimize and mitigate the effects of any adverse impacts. At the end of this process, the USFWS will determine what, if any, additional measures need to be followed and what the ongoing monitoring requirements will be as part of compliance with the permit.
Reducing Waste
Across Exelon’s businesses, we are working to better understand our total waste generation and ensure that the best management practices are in place to reduce internal resource use. In addition to excellent recycling operations, we place an equally strong focus on identifying waste reduction opportunities that prevent waste before it happens. From power poles and transformer oil to office waste and coal power plant scrubber by-products, Exelon is continually improving our materials management by using less hazardous and/or better-performing products that reduce waste.
In 2012, we set out to improve our waste accounting systems to ensure that we capture all waste activities while setting a first time company-wide goal of 40 percent recycling for the year. In our first year, these efforts helped us exceed our initial targets, returning a company-wide recycling rate of nearly 55 percent.
50 Exelon 2012 Sustainability Report · Environmental Sustainability

Office Waste-Project H.E.R.E.
Project H.E.R.E. (Helping the Environment by Recycling at Exelon) helps to raise awareness of recyclable materials in the office and encourage work style and lifestyle changes that reduce waste generation and increase recycling when waste cannot be avoided. In 2012, Exelon recycled 4,900 short tons of office and commercial waste such as paper, cardboard, aluminum cans, plastic bottles and glass.
Electronic Waste
Exelon’s Information Technology department manages a corporate-wide asset recovery program to reuse and recycle obsolete electronic assets. Through a domestic vendor, Exelon ensures that all of its electronic waste is de-manufactured for reuse or reclamation or refreshed for resale in accordance with U.S. health, safety and environmental regulations. In 2012, Exelon sent over 525,000 pounds of electronic waste for recycling including more than 140,000 pounds that was coordinated through our vendor for resale or charitable donation.
Investment Recovery
Investment Recovery, a division of Exelon’s supply chain organization, manages the coordinated reclamation of industrial materials generated across the corporation. These materials may include a wide variety of scrap metal including electrical equipment, wire, cable and hardware, as well as utility poles, vehicles and oils. More than $23.8M of industrial metals were recycled in 2012.
Other initiatives to reduce waste include the reuse of wooden cable reels, packing materials and reusable pallets. We also donate paints, caulks and epoxies that may have exceeded our stringent shelf-life requirements, but still work well for less critical applications.
Combustion By-products and Reuse
At the facilities we operate, Exelon aims to manage the by-products associated with coal-fired electricity generation responsibly and actively seeks opportunities for reuse. These by-products include both ash and synthetic gypsum from air pollution control equipment. These efforts help minimize disposal costs while preserving natural resources and avoiding the use of valuable landfill space. Exelon Power’s beneficial reuse programs at our wholly-owned or direct assets have historically far outpaced the national recycling rate of approximately 45 percent for these types of materials.
Recycling by Type*
thousand short tons
40 30 20 10 0
0.2 0.2
0.3 8.2 11.8
3.7 3.5
3.3
4.9
18.1 20.3
16.3
2010 2011 2012
Computer Electronics
Wood & Minerals
Mixed Recyclables
Metals
*2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
51 Exelon 2012 Sustainability Report · Environmental Sustainability

In 2012, Exelon’s direct generation of by-product was approximately 461 thousand short tons. Of this, approximately 92 percent was reused in beneficial applications, including concrete production, mineral substitutes and use in marketable commercial and industrial products. At the Eddystone plant, the final 3,000 tons of SO2 scrubber by-product, produced during 2011, was removed from storage silos as part of the plant’s coal unit decommissioning process.
Our indirect generation of by-products from facilities where we own only an equity interest in the facility was approximately one million short tons in 2012. Of this, approximately 24 percent was reused in beneficial applications, including stabilization of other waste streams, reclamation of retired anthracite coal mine sites and use in marketable commercial and industrial products. With the divestiture of the Maryland coal assets in late 2012, Exelon’s future coal ash production will be limited to our co-owned coal-fired power plants, Keystone and Conemaugh in western Pennsylvania, and co-owned waste coal plants, Colver and Sunnyside, in Pennsylvania and Utah.
Managing Our Supply Chain
Exelon works to measure and manage our supply chain impacts by reducing the potential impacts of the materials and services we procure and encouraging our suppliers to improve their operational performance.
To ensure environmentally responsible purchasing decisions, we provide our supply chain managers a list of forty environmental criteria to use in evaluating products during the procurement process. We also have implemented a number of additional best practices. For instance, we have taken steps to match our orders more closely to our needs (e.g., rather than ordering an entire roll of cable, we request only the amount that we need). When applicable, we also specify in contracts that vendors take back recyclable materials and properly dispose of waste products. Our suppliers participate in an audit program to ensure compliance with contract requirements and environmental criteria.
As a large purchaser with the potential to influence the sustainability practices of our suppliers, we are active in industry and government efforts to improve supply chain operations. As one of the founders of the Electric Utility Industry Sustainable Supply Chain Alliance (www.euissca.org), Exelon has helped develop industry standards for evaluating the environmental impacts of key materials and services as well as performance metrics for suppliers. We are currently applying these standards to our own operations. Once again in 2012, Exelon and the other members of the Alliance hosted a two-day signature event where suppliers, NGOs and utilities came together to share best practices and ideas and to design future priorities.
Coal Combustion By-Product
(CCB) Disposition*
thousand short tons
2,200 1,100 0
2010 2011 2012
CCBs Landfilled
CCBs Used in Commercial and Industrial Products
CCBs Used in Commercial and Industrial Products* thousand short tons
950 475 0
2010 2011 2012
Mine Reclamation Abrasives Cement/Concrete Other Wallboard Products Agricultural Soil Stabilization
*2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
52 Exelon 2012 Sustainability Report · Environmental Sustainability

In support of the Alliance’s efforts to encourage suppliers to measure and establish goals to reduce their GHG emissions, the Alliance has set a goal to reduce members’ supply chain operation energy use by 10 percent by 2015 (against a 2008 baseline). As of 2012, participating Alliance members, including Exelon’s Supply organization, have reduced energy use by nearly 10 percent, mostly through improved mobile equipment fuel use. We are also helping conduct educational outreach to our suppliers on GHG and energy reduction measurement and management strategies to continue to assist suppliers in establishing voluntary GHG emission reductions goals.
Managing Our Environmental Risks
Exelon proactively seeks to understand and manage the sensitive environmental conditions in which it operates. We maintain a system for tracking and managing these risks and regularly assess performance to drive continuous improvement. At the end of the first quarter of 2013, the environmental management of all of the company’s assets resulting from the 2012 merger with Constellation Energy were largely integrated with the Exelon Environmental Management System (EMS) program and the merged companies will manage their environmental performance through a single program.
One such environmental risk is posed by equipment containing polychlorinated biphenyls (PCBs). This equipment was put in place prior to the ban on PCBs imposed in the late 1970s. Exelon continues to eliminate equipment at its power plants and substations determined to contain PCBs greater than 50 parts per million during repair and servicing efforts. These reduction efforts, combined with voluntary retrofill/reclassification programs, are resulting in the continued reduction of PCB-containing equipment across Exelon. BGE has been working to voluntarily and proactively target unknown distribution transformers and remove them if they are likely to be contaminated. Exelon Nuclear removed its last PCB transformer during 2012. ComEd, PECO and BGE also continue to remediate former manufactured gas plant sites that were used — primarily by predecessor companies in Pennsylvania, Illinois and Maryland between 1850 and the 1950s — to manufacture gas for lighting and other purposes. ComEd, PECO and BGE anticipate that the majority of remediation at remaining sites will continue for several more years.
Exelon recycles industrial materials, such as electrical wire and cable, to reduce waste.
53 Exelon 2012 Sustainability Report · Environmental Sustainability

Improving Compliance Performance
Exelon’s environmental policy requires us to operate in full compliance with applicable legal requirements, and we hold ourselves and those working on our behalf accountable for this commitment. Exelon’s environmental management system, designed to conform to ISO14001:2004, lays out the necessary steps to maintain responsible operations and has helped improve the company’s compliance performance. Nearly 85 percent of Exelon’s operations have established ISO 14001-conformant EMSs and nearly 39 percent have been independently certified by NSF International Strategic Registrations as conforming to the ISO 14001 standard.
In 2012, Exelon received seven Notices of Violation from regulatory agencies with monetary penalties totaling $24,130 for the year:
ComEd — Third-party dumping on a right-of-way owned by ComEd ($500 monetary fine).
PECO — Release of sewer waste to a storm drain that occurred when a gas directional drill boring went through a sewer line (no monetary fine).
PECO — The discharge of manhole water that contained lead above permit limits (no monetary fine).
Exelon Power — Failure to notify Massachusetts DEP regarding one hour of excess carbon monoxide (CO) emissions at a Fore River gas turbine (no monetary fine).
Exelon Power — Delaware River Basin Commission (DRBC) discharge docket deviation at Fairless Hills related to failure to monitor certain new water quality parameters ($15,060 monetary fine).
Exelon Power —DRBC discharge docket deviation at Schuylkill related to failure to monitor certain new water quality parameters ($7,530 monetary fine).
Exelon Power — Failure to renew a City of Chicago Certificate of Operations Permit at the Southeast Chicago Energy Project ($1,040 monetary fine).
We also track self-identified Permit Non-compliance events — instances where a permit condition or administrative requirement was not satisfied. The operating companies also track fossil plant stack emission opacity exceedences and continuous emissions monitoring availability. In 2012, 73 of our 96 Permit-Non-compliances related to air emissions. Sixty-eight of the events occurred at the recently acquired Wolf Hollow, Mystic and Fore River plants which have among some of the most stringent air permit conditions. Exelon is working with regulators to allow the plants to operate more flexibly. In all instances, we identified corrective actions, and we will evaluate the effectiveness of those actions to prevent similar events from occurring in the future.
Notices of Violation (NOVs)*
number of events
Air Land Water
10.0
5.0
0
2
4
2
3
1
6
2
1
4
2010 2011 2012
* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
Permit Non-compliances (PNCs)*
number of events
Air Land Water
100
50
0
55
3
68
13
73
5
18
2010 2011 2012
* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
54 Exelon 2012 Sustainability Report · Environmental Sustainability

Exelon also tracks reportable and non-reportable spills throughout its operating companies. Reportable spills are those that require regulatory notification due to the quantity of spilled material or other potential environmental impact while non-reportable spills typically involve small quantities of material that do not need to be reported to regulatory agencies. For Exelon, spills most often occur when pole-mounted transformers are disrupted by vehicle accidents, vandalism or weather. In the past several years we have increased our focus on identifying and preventing spills, such as by acting early to address leaking equipment.
In 2012, the company saw an increase in the number of overall spills by approximately 7 percent, primarily due to severe weather events, including Superstorm Sandy. However, as a result of heightened awareness in the operating companies around spill prevention, the number for reportable spills decreased 35 percent, to the lowest level in four years. This was across all business units, with reductions ranging from 15 to 59 percent. The utilities provided the largest decrease in reportable spills, with ComEd and BGE achieving their zero preventable reportable spills goals, and ComEd and PECO reducing reportable spills 53 percent and 15 percent respectively. In addition, Exelon Power achieved a 45 percent reduction in reportable spills.
Shale Gas Extraction
Exelon delivers natural gas to retail customers and uses natural gas as a fuel in generating electricity. Advances in natural gas exploration and production have significantly reduced the price of gas in the last few years, making it one of the lowest-cost fuel sources available today. Exelon considers natural gas a “bridge fuel” to achieving a low-carbon energy future. In the mid-term, using natural gas is an economical way to bring down GHG emissions while ensuring a return for shareholders and cost-effectively serving customers. For instance, natural gas produces significantly lower SO2, NOx and direct GHG emissions compared to coal in the generation of electricity. Given these advantages, we are seeking to increase our use of this abundant resource compared to dirtier fossil fuels.
Domestic shale gas production has increased significantly since 2007 when the U.S. Energy Information Agency (EIA) started tracking it as a separate category in its monthly reporting of national gas production. By the end of 2012, nearly 30 billion cubic feet (BCF) per day, or about 40 percent of lower 48-state U.S. gas production, was sourced from unconventional resources. In 2012, Exelon Generation procured approximately 300 BCF of natural gas for use in power plants and an additional 450 BCF of gas for its competitive retail gas business across the United States. In addition, PECO
Spills*
Reportable
Non-reportable**
number of recorded spills
1,600
1,200
800
400
0
54
1,282
75
1,367
49
1,499
2010 2011 2012
* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
** Non-Reportable Spills do not include BGE as they were not previously tracked.
55 Exelon 2012 Sustainability Report · Environmental Sustainability

and BGE natural gas distribution systems delivered over 163 BCF of natural gas to customers. Exelon also has financial investments in ten non-operated upstream projects located in five states. These assets include partial ownership in approximately 750 wells of which 66 percent are extracting from unconventional shale gas resources via hydraulic fracturing. Unconventional shale gas accounts for approximately 70 percent of total proved reserves. Estimated proved reserves, as of Dec. 31, 2012, were approximately 256 BCF-equivalent, including natural gas, natural gas liquids and oil.
As members of the communities we serve, we share the public’s interest that gas extraction, and hydraulic fracturing in particular, be conducted in a way that minimizes impacts to our natural resources, especially water. Environmental concerns associated with hydraulic fracturing include disruption of habitat, heavy equipment traffic, the chemical constituents in the fluids injected, the large quantities of surface water needed and disposition of drilling water. We recognize that some stakeholders are concerned about the unknown cumulative impacts of drilling so many wells in populated regions.
Many states have mature regulatory frameworks governing the extraction of natural gas. Others, particularly those in the Marcellus shale region, have recently adopted, or are in the process of adopting, specific legislation or new regulations. In most cases, the state includes requirements to protect the environment and imposes a fee on production, which goes into funds to help mitigate the impact of drilling on communities. EPA is also implementing new regulations governing natural gas extraction. In 2012, EPA issued final new source performance standards and hazardous air pollutant regulations to reduce certain methane and air toxic emissions associated with natural gas extraction, gas cleaning and transmission. It is also conducting a national impact study expected to be released in 2013 which may lead to further regulatory changes. We mandate that all of our holdings comply with the laws where they operate as well as complete environmental due diligence work prior to acquiring any new assets.
In the long-term (post-2020), however, we believe there is no substitute for a national energy policy that explicitly puts a price on carbon to incentivize investment in longer-term clean energy technologies that are not yet economically competitive. Exelon continues to advocate for such legislation and supports continued research to better understand the life-cycle sustainability considerations of various fuel and technology options.
U.S. Dry Gas Production
trillion cubic feet (tcf)
30
25
20
15
10
5
0
Historic 2010 Projected
23%
26%
9%
21%
10%
2%
9%
49%
22%
6%
9%
6%
1%
7%
1990 1995 2000 2005 2010 2015 2020 2025 2030 2035
Shale Gas Associated with oil
Tight Gas Alaska
Coalbed Methane Non-associated offshore
Non-associated onshore
*Data source: EIA Annual Energy Outlook – 2012
56 Exelon 2012 Sustainability Report · Environmental Sustainability

Managing Our Nuclear Operations
Today, approximately 19 percent of our nation’s total electricity generation comes from nuclear power, and Exelon, accounting for approximately 18 percent of this nuclear power total, is the nation’s largest operator of commercial nuclear plants. We believe that nuclear power is an important source of low-emissions energy and are dedicated to the safe and efficient operation of our fleet. We also continue to make investments in our nuclear business through uprates, acquisitions and expanded consulting services. Every growth investment is weighed against the value of the opportunity for the business and considering marketplace factors. For example, in 2012, through our merger with Constellation Energy, we expanded our fleet to include just over 50 percent equity-ownership of Constellation Energy Nuclear Group’s (CENG) three nuclear power stations in Maryland and New York. During the same period, we halted our progress towards construction of a new nuclear generation site in Victoria, Texas, due to low natural gas prices and local electricity market conditions.
Exelon generates nearly 20 percent of the nation’s clean, low-emission nuclear power.
Continued Improvements in Nuclear Safety
Exelon uses a proven, proprietary fleet-wide Exelon Nuclear Management Model for managing all aspects of nuclear plant operations, and the Exelon Board’s Generation Oversight Committee rigorously monitors and evaluates nuclear performance. In addition to internal oversight, the U.S. Nuclear Regulatory Commission (NRC), which has federal regulatory authority for commercial nuclear plant safety, performs ongoing oversight and review of our nuclear plants in the areas of operations, maintenance, emergency planning, security, and environmental and radiological impacts. The NRC may modify, suspend or revoke operating licenses and impose civil penalties for compliance failure. As of Dec. 31, 2012, performance indicator results from the NRC’s 2012 Reactor Oversight Process (ROP) verify that the plants operated by Exelon Nuclear are in the highest performance group, indicated by their “green” band classification. NRC ROP performance indicators, including radiation dose, are available here.
57 Exelon 2012 Sustainability Report · Environmental Sustainability

Over the last year, we also continued to make safety upgrades to our facilities based upon the lessons learned from the 2011 events at the Fukushima Daiichi nuclear facility in Japan. In 2012, Exelon completed several specific actions including:
Detailed Flooding and Seismic Walkdowns. We completed walkdowns based on NRC-endorsed industry guidance at all sites and submitted results to the NRC.
Seismic/Flooding Hazard Evaluations. We conducted flooding evaluations for Dresden, Quad Cities and Three Mile Island, which were completed in March 2013. Evaluations for remaining sites will be completed by March 2014. Initial seismic evaluations for all sites will be completed by September 2013.
Coping Strategy Evaluations. We are conducting site-specific evaluations to assess site readiness to implement the Diverse and Flexible Coping Strategy, a strategy for responding to a beyond design basis external event, should such an event occur. Additional emergency equipment has also been delivered to each site.
Emergency Plan Staffing Assessments. We completed Emergency Planning Communications assessments and submitted plans to the NRC.
Hardened Containment Venting Systems. We developed conceptual designs for adding hardened containment venting systems to our LaSalle and Limerick (Mark II containment) plants. We also completed review of existing hardened vents at Mark I units (Oyster Creek, PBAPS 2&3, Dresden 2&3 and Quad Cities 1&2) and are developing conceptual designs for our remaining Mark I units.
Spent Fuel Pool Level Sensing Instrumentation Technology Study. We completed a study to evaluate available technologies and completed a conceptual design for our Limerick facility. We completed walkdowns at all other units to identify differences that could impact installation.
Reactor Coolant Pump Seal Replacement. We completed conceptual design of Three Mile Island, Braidwood and Byron facilities.
For additional information on Exelon nuclear safety and community issues, please see the Safety at Nuclear Power Plants section of our corporate website.
Nuclear Energy Institute Innovation Awards
In May 2012, five teams of Exelon Nuclear employees earned Top Industry Practice awards at the Nuclear Energy Institute’s annual conference. The Exelon teams were chosen for a host of industry innovations, inventions and cutting-edge solutions to common industry challenges. Award-winning projects included:
A methodology that predicts Boiling Water Reactor fuel channel distortion and the associated frictional forces to estimate the probability of control blade interference occurring during the fuel cycle.
A system to ensure that pressurized water reactor fuel bundles are aligned properly to prevent damage when the upper internals of a reactor are installed on top of the fuel during a refueling outage.
A new technology to allow underwater non-contact measurement of reactor internal components.
An operating strategy and analysis capability to reduce the amount of unwanted moisture that leaves with the steam from a boiling water reactor.
A process to allow plant simulator testing to be done in parallel with simulator training resulting in more efficient and value added performance testing of the simulator.
58 Exelon 2012 Sustainability Report · Environmental Sustainability

Managing Our Nuclear Fuel Cycle
We take steps to manage the back end of the nuclear fuel cycle — low-level radioactive waste and spent nuclear fuel — in a way that protects the environment and human health.
Low-level Nuclear Waste. Most low-level nuclear waste is dry, inert matter that has been processed into a solid state before being placed in specially designed, high-integrity containers for storage. Typical low-level waste includes materials and equipment such as filters, tools, rags and equipment that have come into contact with varying degrees of radioactivity. More than 90 percent of the low-level waste generated at nuclear stations is designated as Class A, which is the least radioactive, and is disposed of at EnergySolutions’ disposal site in Clive, Utah.
Class B and C waste, which has higher levels of radioactivity and includes items such as core components, filters and ion exchange resins, is stored on-site for nine of our ten plants. Waste from our Oyster Creek station is shipped to the Barnwell storage facility in South Carolina for disposal. We also began shipping Class B and C waste from Byron, Quad Cities and Limerick stations to Waste Control Specialist in Andrews, Texas in July 2012.
Spent Nuclear Fuel. There are no facilities for the permanent storage or disposal of spent nuclear fuel (SNF) in the U.S., so Exelon Generation safely stores SNF from its nuclear generating facilities on site in storage pools and dry cask long-term storage facilities. As of December 2012, Exelon Generation had approximately 58,000 SNF assemblies (or 13,900 short tons) stored on site. This includes 44,500 assemblies in pools and 13,500 assemblies in 200 dry cask storage systems.
Using this combination of storage methods, we project that we will have adequate storage for SNF produced through the decommissioning of our plants.
We concur with the former chairman of the Nuclear Regulatory Commission, who stated shortly after the events of Fukushima in March 2011 that, “The information we have right now shows that both of these methodologies [for spent fuel storage] are equally safe for a very long period of time.” We concur also with the thoughtful recommendations of the Blue Ribbon Commission on America’s Nuclear Future that a new approach to used fuel management should be adopted, including the recommendations that a new federal corporation for nuclear waste management be established outside the Department of Energy to operate interim central fuel storage, and that it be funded through the existing Nuclear Waste Fund; that a permanent fuel repository be pursued as expeditiously as possible, preferably a deep-geological repository, using a “consent-based” siting model; and that priority for interim central fuel storage be given to fuel from shut-down sites.
Onsite storage pools and dry casks are sufficient for meeting all spent nuclear fuel storage needs for the full lifespans of our plants.
59 Exelon 2012 Sustainability Report · Environmental Sustainability

Exelon Nuclear Partners
As the leading operator of nuclear power plants in the U.S., Exelon formed Exelon Nuclear Partners (ENP) as a business unit within Exelon Generation that draws on Exelon’s talent, expertise and experience to help nuclear facility owners improve operation of existing plants and assist them in developing new nuclear facilities. Using the Exelon Nuclear Management Model, ENP works with its clients to identify opportunities to improve performance across their nuclear enterprise in areas such as nuclear safety, nuclear operations and nuclear plant capacity factors. For example, improving unit capacity factors has the benefit of increasing energy production while reducing GHG emissions from fossil power sources.
To this end, ENP offers three principle services including Performance Improvement Services, Nuclear Operating Services and New Nuclear Development Services. By leveraging the Exelon Nuclear Management Model, ENP aims to improve nuclear operations of facilities worldwide while creating a new revenue stream for Exelon. ENP is currently providing consulting services in the United States, Lithuania, Japan, South Korea, China and the Middle East, and is looking to expand into several other geographies.
Domestically, ENP has been supporting the Fort Calhoun Station in Nebraska since early 2012. Fort Calhoun Station was shut down April 9, 2011, for a planned refueling outage. Before the outage was completed, the plant was subjected to several significant internal and external events, including severe Missouri River flooding beginning in late May 2011 and a fire in safety-related electrical switchgear on June 7, 2011. The plant has been shut down since December 2011 and will not restart until both the Omaha Public Power District and the NRC agree it is ready. In August of 2012, Exelon assumed the long-term operational responsibility for the Fort Calhoun Nuclear Station where it will systematically implement the organization structure, programs, processes and procedures that are part of the Exelon Nuclear Management Model to assist Fort Calhoun with the safe and efficient restart of the plant, and its long-term efficient operation. ENP is also placing Exelon executives and key managers in the plant’s top leadership positions allowing Fort Calhoun to take advantage of Exelon’s fleet synergies.
For additional information, visit Exelon Nuclear Partners.
60 Exelon 2012 Sustainability Report · Environmental Sustainability

Partnering to Build Stronger Communities
Social Sustainability

As a leading national energy provider, we have a responsibility to ensure that our operations benefit a wide range of stakeholders. For our customers, we strive to provide reliable, affordable and efficient products and services. As an employer, we are committed to fostering a safe, diverse and inclusive workplace to sustain a talented workforce with a wide range of development opportunities for our employees. In the communities where we operate, we strive to be respectful neighbors that enrich communities through philanthropic giving and employee volunteerism.

Creating Value for Our Utility Customers

Exelon thrives on serving customers' evolving energy needs. Our responsibility is not only to keep the lights on and the gas flowing, but also to provide innovative energy products and services that help our customers manage their costs and reduce their environmental impact. While commodity prices are market driven, we continuously strive to make our operations more efficient so that our costs, our costs to our customers and our environmental footprint are minimized. Further, we recognize that many customers are increasingly interested in actively managing their own energy use and are innovating programs that allow them to do exactly that.

Customer Service and Reliability

We are committed to ensuring a high level of customer service and to continuously improving the reliability of our services. Each year, our utilities, ComEd, PECO and BGE, interact with more than six million residential and business customers in Illinois, Pennsylvania and Maryland. With every interaction, we aim to be courteous, respectful, helpful and efficient. We track our progress through our Exelon Customer Satisfaction Index, which captures our performance in three survey measures: overall satisfaction, meeting expectations and overall favorability. We are proud that in 2012, our Customer Satisfaction Index scores went up across all three utilities despite extreme weather events including Superstorm Sandy and the June derecho, a straight-line wind event that impacted multiple states, including Maryland. We attribute these improvements to increased reliability, storm restoration and outage communications improvements, enhanced customer communications, energy efficiency programs and customer experience enhancements. We also understand that customers' expectations

Customer Satisfaction Index*


10
8
6
4
2
0
7.36
7.48
6.39
7.24
7.67
6.79
7.46
7.77
7.15
ComEd
PECO
BGE
2010
2011
2012

*Prior to the merger, Exelon and Constellation Energy used different metrics to monitor customer satisfaction performance. Upon our merger, we integrated the methodologies to create the new Exelon Customer Satisfaction Index. We then used the requisite customer satisfaction data from past surveys to calculate the Customer Satisfaction Index scores in this graphic.

Electric Service Reliability

	2010	2011	2012
CAIDI*			
ComEd	90	88	87
PECO	95	103	95
BGE	145	139	136
SAIFI**			
ComEd	0.94	0.84	0.84
PECO	0.83	0.85	0.70
BGE	1.29	1.23	0.97

* CAIDI = Average outage duration (in minutes)
** SAIFI = Average number of interruptions per customer (total interruptions)

62 Exelon 2012 Sustainability Report · Social Sustainability

for real-time information are increasing. In response, we have enhanced our communications channels to allow customers to more easily manage their accounts and access information on outages through our utilities websites. We continue to explore how social media and other channels can be used to provide customers with improved access to information and services.
Leveraging Social Media to Improve Customer Service
In 2012, ComEd’s eChannels department introduced several new online tools that improve customer service through increased customer engagement. Tools include a digital outage map; a mobile application that customers can use to report and track outages, pay bills and manage their accounts; two-way text message outage alerts; a Facebook application to report outages; and an internal storm communications dashboard. These tools allow customers access to real-time information, improving customer service. In 2012, ComEd had over 30,000 Facebook fans, almost 5,000 twitter followers and over 56,000 mobile application downloads. BGE has similar tools that include a presence on Facebook, Twitter, YouTube, Flickr and LinkedIn as well as a bge.com blog. In 2013, BGE plans to further enhance its offerings by launching Smart Energy Manager, smart meter benefit pages that include notification options for Smart Energy Rewards. PECO will also be launching new online tools in 2013.
Our Response to Superstorm Sandy
In November 2012, Superstorm Sandy left more than 850,000 PECO customers and more than 350,000 BGE customers without power. In response, Exelon mobilized 5,000 employees and contractors across the three utilities, including 1,000 from ComEd, which enabled the company to restore power to 99 percent of customers in less than a week. In total, crews and supporting field forces completed repair jobs on more than 214 miles of wire, 19,294 fuses, 3,000 cross arms, 764 poles and 401 transformers. Exelon also assigned specialty teams to the most impacted areas, including deploying a team of underground specialists to help Lower Manhattan restore power. Additionally, the company set up several mobile customer service centers and representatives to field questions from customers living in the most devastated areas of Bucks and Montgomery Counties in Pennsylvania.
2012 Awards
Edison Electric Institute Emergency Assistance and Recovery Awards. Awards presented annually to U.S. and foreign-based companies in recognition of outstanding efforts in restoring electric service following severe weather conditions or other natural events.
BGE: Recovery Award for the derecho and Superstorm Sandy, and Assistance Award for Superstorm Sandy.
ComEd: Recovery Award for the derecho and Assistance Award for Superstorm Sandy.
PECO: Recovery Award for Superstorm Sandy.
ENERGY STAR® Partner of the Year Awards.
Awards presented by the U.S. Environmental Protection Agency recognizing outstanding contributions to energy efficiency.
ComEd: Received the Sustained Excellence Award in 2013 for its 2012 performance and its fifth consecutive year of recognition for its delivery of energy efficiency programs.
PECO: Recognized for a second year for outstanding contributions to energy efficiency through PECO Smart Ideas® programs.
BGE: Received the 2013 ENERGY STAR® Partner of the Year Sustained Excellence Award in Energy Efficiency Program Delivery. Recognized for the fourth consecutive year for its commitment to protecting the environment and its focus on providing energy efficiency programs and solutions through its BGE Smart Energy Savers Program®.
63 Exelon 2012 Sustainability Report · Social Sustainability

Residential Programs
Exelon plays an important role in helping our more than 6 million energy delivery customers reduce both their monthly energy bills and greenhouse gas emissions. Our Smart Ideas® programs at ComEd and PECO and energy efficiency programs at BGE have saved customers almost 10 million MWh of electricity since 2010, avoiding almost 5.4 million metric tons of GHG emissions. We also offer low-income assistance programs in our service areas.
Smart Meters. All three of our utilities are implementing smart meter programs to help customers conserve energy, save money and make smarter energy choices. Direct benefits of the meters include increased access to energy usage and cost information, additional energy management product and service programs and more efficient outage management. Likewise, the utilities are expected to see a reduction in bad debt expense, inactive meter electricity consumption and theft and tampering effects, which are savings that can be passed on to consumers. We spent more than $690M to deploy more than 687,000 smart meters at Exelon utilities through January 2013. Highlights include the following:
In December 2012, ComEd’s Advanced Metering Deployment Plan was approved by the Illinois Commerce Commission. This plan calls for the installation of over 4 million smart meters between 2015 and 2021. The efficiencies gained through this program are estimated to save customers $2.3 billion over 20 years.
PECO will be completing the mass meter deployment phase of its smart meter plan with the installation of 600,000 smart meters through the end of June 2013. The company’s accelerated universal deployment plan proposes to substantially complete the installation of 1.2 million remaining meters by the end of 2014. A portion of this investment will be offset by a $200 million grant from the Department of Energy.
In 2012, BGE began equipping 1.2 million residential and small commercial customers with smart meters, an investment of approximately $480M to be offset, in part by a $200M grant from the Department of Energy.
Real-Time Pricing and Demand Response Programs. ComEd and BGE both employ real-time pricing programs. ComEd’s Residential Real-Time Pricing (RRTP) program allows enrolled residential customers to pay a rate based on real-time wholesale market electricity prices, which vary from hour to hour. Through this program, customers shift some of their electricity usage to lower-priced off-peak hours, which can potentially save them money on their electricity bills while
Annual Utility MWh Savings from Customer Energy Efficiency Programs*
annual MWh savings (in millions)
5.0 4.7
4.0
3.2
3.0
2.0 1.8
1.0
0
2010 2011 2012
*2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
64 Exelon 2012 Sustainability Report · Social Sustainability

helping the utility reduce peak load demand. In 2012, approximately 9,800 customers participated in the ComEd RRTP program and on average about 99 percent of the program participants saved money on electricity supply costs over ComEd’s fixed-price rate. ComEd RRTP participants also saved an average of 38 percent on electricity supply costs compared with what they would have paid on the ComEd fixed-price rate. PeakRewards, BGE’s demand response program, offers residential electricity customers the choice of a programmable thermostat or outdoor air conditioner switch, which allows the utility to control usage during times of summer peak demand. From June through September, customers who participate receive monthly bill credits of $50, $75 or $100, depending on the cycling option chosen. Customers will also receive a matching bonus of $50, $75 or $100 during their first year of participation for having the PeakRewards load control device installed in their home. In July 2013, BGE also expects to initiate the Smart Energy Rewards program, a dynamic pricing program to help reduce overall demand during peak periods.
At-Home Energy Efficiency Programs. Through the ComEd and PECO Smart Ideas programs and similar BGE Smart Energy Savers programs, our utilities have helped our customers save almost 10 million MWh of energy during years 2010 through 2012 through home energy audits, lighting discounts, appliance recycling, home improvement rebates, equipment upgrade incentives and air conditioning saver programs.
Clean Energy Products. Since May 2004, PECO has sold wind RECs generated by Pennsylvania wind farms to customers throughout its territory under a Pennsylvania Utility Commission approved tariff. At its peak, more than 37,000 local households and businesses chose to purchase PECO
WindSM, placing it among the top 10 utility green energy programs in the country. The program has helped spur demand for renewable energy sources, and today more than 25 competitive electric generation suppliers, including Constellation, offer electricity produced through renewable resources, including wind. Since this market is now fully functioning on its own, beginning in 2013, PECO will no longer be offering the PECO Wind program. In 2012, 16,000 PECO customers purchased more than 63,000 RECs from energy generated under the PECO Wind program.
Through net metering programs, ComEd and PECO purchase excess electricity produced from residential and commercial customers’ renewable energy equipment, such as solar photovoltaic units. To date, ComEd’s total program enrollment includes more than 300 customers providing
3 MW of renewable generation and PECO has more than 2,200 customers with approximately
46 MW in renewable resources.
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State Renewable and Alternative Energy Requirements. In 2012, in response to the Illinois Renewable Energy Portfolio standard, the REC energy supply mix supported by ComEd default energy service customers included more than 2.3 million MWh of generation from wind and other renewable energy resources, located in Illinois and adjoining states. At PECO, in response to Pennsylvania’s Alternative Energy Portfolio Standards, default energy service customer supply in 2012 included approximately 1.3 million MWh of alternative energy resources. At BGE, nearly 1.1 million RECs were required to satisfy Maryland RPS requirements in 2012 for default Standard Offer Service (SOS) and large Hourly Priced Service (HPS) customers. BGE purchased RECs for HPS customers while SOS REC requirements for smaller customers were met by winning energy suppliers in PSC-approved auctions. All three utilities have worked to manage compliance with their states’ legislative requirements, including working with state agencies on initial program implementation details and entering into multi-year supply contracts. In 2012, ComEd’s renewable supply requirement was 7 percent, increasing to 25 percent in 2025. PECO’s supply requirement was 10.2 percent in 2012, increasing to 18 percent in 2021. At BGE, the requirement was 9 percent in 2012, increasing to 20 percent in 2022.
Low-Income Assistance Programs. Exelon supports a variety of programs to provide affordable energy alternatives to low-income populations in our service areas. ComEd’s CARE program has provided more than $74M in grants for assistance and educational programs to residential and small business customers since 2007. In 2012, more than 23,000 customers were enrolled in CARE programs. The available funding was the direct result of the Energy Infrastructure Modernization Act enacted in the fall of 2011 by Illinois lawmakers. Another 32,000 customers were enrolled in the state-sponsored Percentage of Income Payment Plan. This program allows low-income customers to pay 6 percent of their income toward utility bills while providing an arrearage reduction credit in exchange for on-time bill payment. ComEd worked very closely with the State of Illinois to develop and implement the program.
PECO has the largest and most comprehensive low-income program portfolio in the state of Pennsylvania and one of the largest in the nation. PECO’s Universal Services’ department has six programs, including the Customer Assistance Program (CAP) which provides a discounted residential tariff rate and forgives the total arrearage of all customers enrolled in CAP Rate at the time of their initial enrollment. In 2012, approximately 137,000 customers were enrolled in the program.
Exelon Generation creates renewable energy and credits through its portfolio of wind, solar and landfill gas projects.
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BGE provides a number of programs to assist customers throughout their service area, including a partnership with the Fuel Fund of Maryland. The Fuel Fund, an independent non-profit organization, provides energy assistance to help pay heating and utility bills for low-income customers. Last year, almost 21,000 Maryland individuals received help from the Fuel Fund of Maryland. As a corporate sponsor of The Fuel Fund, BGE covers the cost of donation envelopes and a number of advertising initiatives.
For more information, see BGE Customer Assistance Programs, ComEd Customer Assistance Programs and PECO Customer Assistance Programs.
Choice and the Competitive Market
We believe competition fosters energy efficiency, improves generation operating performance and provides least-cost wholesale electricity and natural gas prices over the long term. Our Constellation wholesale team, among the largest in the industry, provides power, natural gas and risk management services to utilities and municipal co-ops nationwide, to supply them with reliable and cost-competitive energy supply 24 hours a day.
Constellation is also an industry-leading retail unit, which provides an array of innovative energy products and services in competitive energy markets nationwide. These include power and natural gas supply for commercial, public sector and residential customers, and energy efficiency, load response and on-site solar generation programs. We serve more than 100,000 commercial customers across the United States and in Canada and nearly one million residential customers. Our breadth of product offerings is unique in the marketplace, as our unified business model enables us to bundle and customize services in ways that help customers develop and achieve comprehensive energy management strategies and meet sustainability goals.
Efficiency Made Easy
Efficiency Made Easy (EME) bundles commodity electricity purchases with energy conservation measures to reduce overall energy use for commercial customers, with no up-front capital expenditure. Constellation funds and installs the upgrades as part of an energy supply contract with the customer. In most cases, customers realize an immediate savings on energy costs from the installation of efficiency measures. In 2012, Constellation EME customers saved over 41,000 MWh of electricity and reduced over 25,000 metric tons of CO2 emissions. Since the program’s launch in 2011, customers have saved over 53,000 MWh of electricity and reduced over 32,000 metric tons of CO2 emissions.
Powering Marriott Hotels and Resorts across Arizona
In 2012, Constellation was selected as the sole provider of energy services to the Arizona locations of the Marriott hotel chain. This agreement came as part of a recently implemented competitive supply program allowing select large Arizona commercial customers to have their electricity supply provided by the competitive marketplace. Marriott expects to save about 20 percent when compared to Arizona Public Service Company’s standard generation service rates. Constellation and Marriott believe that competition will help Arizona’s largest public and private sector employers save on electricity costs, which will in turn benefit the Arizona economy.
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Renewable Energy Alternatives
Constellation is a leading provider of solar installations and has sited 42 commercial, industrial and governmental customer solar arrays, totaling more than 126 MW of capacity. With solar installations, customers are able to buy solar energy at fixed rates and support the use of renewable energy. In 2012, Constellation announced the completion of a 16.1 MW (DC) grid-connected photovoltaic solar installation located on the Mount St. Mary’s University campus in Emmitsburg, Md., as part of the state of Maryland’s Generating Clean Horizons initiative. The system, one of Maryland’s largest, is expected to produce more than 20 million kilowatt hours of emissions-free electricity per year — equivalent to the annual load of approximately 1,700 average Maryland homes. Under a 20-year power purchase agreement, the University System of Maryland, Maryland Department of General Services and Mount St. Mary’s University will buy the renewable energy, allowing them to obtain power at fixed rates that may be lower than projected market rates.
We also source RECs for customers seeking renewable energy alternatives. In 2012, we procured 2.9 million RECs for customers, enabling them to avoid more than 1.5 million metric tons of GHG emissions and support the development of new renewable power generation.
Load Response Programs
Constellation’s load response programs allow commercial, industrial and large public sector customers — particularly those with considerable load demands — to earn payments for voluntarily reducing electricity consumption during periods of peak demand, when power tends to be more expensive. These programs have multiple benefits: customers lower energy costs and become more competitive, grid reliability and stability are improved, and overall infrastructure costs are reduced as the need for new transmission lines and generation plants is avoided. Constellation offers its own line of load response products bundled with electricity supply. Constellation’s Peak Response and Price Response programs are voluntary load curtailment programs that allow current commodity customers to determine the frequency and level of their participation with minimal risk. With Constellation Rate Response, Constellation customers pay less for power in return for their participation in independent system operator or utility load response programs.
VirtuWatt™ Link
In 2012, Constellation launched VirtuWatt™ Link, the first web service application to facilitate automated load response program participation. VirtuWatt™ Link allows a facility’s existing automation system to manage load curtailment automatically based upon energy market signals and pre-set scenarios — without the installation of redundant or proprietary building controls hardware. The system also features authentication access control, Independent System Operator event dispatch notification and acknowledgement, and utility meter usage data. VirtuWatt™ Link is an extension of Constellation’s VirtuWatt™ energy management platform, which allows commercial and industrial customers to easily monitor energy usage in real time and schedule load curtailments for load response programs.
Choose Constellation
Explore Constellation’s competitive energy products and services: www.constellation.com
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Creating Value for Our Communities
Exelon is committed to supporting the communities in which we operate. We pride ourselves on our long-standing tradition of community involvement — including being a considerate and responsive neighbor as well as enriching communities through employee volunteerism and philanthropic giving.
Engaging with Communities on Issues of Concern
We understand the importance of ensuring the safety and well-being of the communities in which we operate. Our priority is to minimize the impacts of our operations on communities, and we work closely with community members to address their concerns. Each of our operating companies employs a system for handling external concerns on a local level. We also share issues among companies and develop shared solutions where appropriate.
Disaster Preparedness
In order to ensure the safety of our communities, we prepare for unanticipated events that may occur so that we can respond swiftly and effectively. Each of our operating companies maintains an educational outreach and preparedness program to protect the communities surrounding our operations in the unlikely event of a disaster. Activities at our operating companies include tabletop exercises, drills and exercises in preparation for potential emergencies — both independently, and in many cases with local, state and/or federal emergency response organizations. They may also include:
Direct mailings containing details about emergency warning systems, evacuation routes and other safety issues to residents living within each station’s emergency response area.
Community Information Nights to answer questions from local residents.
Educational programs at schools to teach children about energy safety.
Training for contractors and excavators working in operational vicinities.
Online information on disaster preparedness.
Public Safety Information on the Web
All of our utilities provide extensive safety information on their websites. There, customers can find tips for how to protect themselves and their families during power outages or when power lines are down, and information on natural gas safety. Please visit their websites at ComEd Safety, PECO Safety and BGE Safety for more information.
BGE Emergency Responders Grant
BGE has a strong appreciation for the critically important role volunteer emergency response and safety organizations play throughout the state of Maryland and BGE’s service area in particular. In 2012, BGE launched a grant program that provided nearly $320,000 in grants to 42 emergency response and safety organizations throughout central Maryland. The organizations used the grants to fund equipment, programs or services that are vital to the safety of the communities that BGE serves.
Exelon prepares for emergency events that could affect the public, its power plants, transmission and distribution, or other operations.
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Corporate Giving

As members of the communities where we live and work, we understand the importance of giving back. To support diverse local community needs, we take a broad approach to community giving, primarily supporting four focus areas:

- Educational programs that promote science, technology, engineering and math (STEM) or that encourage students to stay in school.
- Environmental programs that improve the quality of our environment and promote energy efficiency.
- Neighborhood development partnerships with local civic organizations to improve the quality of life in our service areas.
- Art and cultural institutions with broad public exposure and programs designed to make arts more accessible to a wider audience.

The amount that we are able to give varies year to year, based on our financial performance. This is yet another example of the link between economic and social sustainability for Exelon and its communities: the more we can grow and succeed, the greater our ability to fund nonprofit activities. In 2012, we contributed more than $27.7M to local and national nonprofit organizations, for a total of $78.4M over the last three years.

Integral to our giving strategy is a focus on organizations serving the needs of diverse populations. In 2012, $12.9M, or 47 percent of our total giving, went to programs or organizations that support Exelon's diversity and inclusion goals.

Exelon also makes periodic donations to the Exelon Foundation, an independent nonprofit organization with a mission to encourage respect for the environment and strengthen the social and economic fabric of the community by supporting programs in environment and conservation; math and science education; and diversity and tolerance. In 2012, the Exelon Foundation contributed $3.3M to nonprofit organizations in Illinois, Pennsylvania and Washington, D.C. Exelon Foundation giving is not included in the Corporate Giving Bar Chart.

Corporate Giving*


dollars in millions
30.0
15.0
0.0
$21.8
$28.9
$27.7
2010
2011
2012

*2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.

2012 Grants by Program Area


Arts & Culture
Education
Environment
Neighborhood & Community
Other
8%
20%
21%
18%
33%

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PECO Energizing Education Program
Sponsored in part by the Exelon Foundation, the PECO Energizing Education Program (PEEP) is a hands on, project-focused curriculum developed principally for students in grades 5-8. Designed by the National Energy Education Development Project in partnership with the Franklin Institute, the program teaches Philadelphia area school students about the science of energy, renewable and nonrenewable energy sources and energy efficiency both at home and at school. PEEP combines a five-week classroom component with a school energy audit by students, a field trip, a community project and an opportunity for students to present their energy projects at a community event at the Franklin Institute. In 2012, students and teachers from 18 schools participated.
Bloomingdale Trail
In 2012, Exelon announced a $5M grant to the Trust for Public Land in support of the Bloomingdale Trail project. The Exelon grant will support the development and restoration of a 2.7-mile multi-use recreational trail built along an elevated rail line atop Bloomingdale Avenue on Chicago’s northwest side. The currently unused railway will be converted into a safe greenway that accommodates both pedestrian and bike travel, and connects the west side to existing bike lanes that feed into the Loop. There will be multiple access points that double as neighborhood parks and link the trail to existing bike and transit routes. Additionally, the grant will support an environmental educational curriculum that will help teachers in Chicago Public Schools use the trail as an outdoor resource center to learn about nature and the history of the trail.
Volunteerism
We encourage our employees to support the organizations they value. A survey in 2012 found that 91 percent of volunteers feel that they make a positive impact and 74 percent gained personal and professional skills from volunteering. In 2012, 3,822 employee volunteers served 105,827 hours on 823 volunteer projects. We support a number of initiatives to facilitate employees’ ability to give back to the community including:
National Volunteer Week. Each spring, Exelon employees participate in National Volunteer Week, a nationwide commitment to community service. In 2012, 1,217 employees worked on 131 volunteer projects in the areas of community development, environment and diversity in education.
2012 Awards
Pennsylvania Environmental Council 2012 Governor’s Award for Environmental Excellence. PECO was honored for its PECO Energizing Education Program that teaches Philadelphia-area school students about the science of energy, renewable and nonrenewable energy sources and energy efficiency.
United Way of Southeastern Pennsylvania Vanguard Award for Excellence. PECO and Exelon East received the inaugural award, which recognizes a company that demonstrates an outstanding commitment to advancing United Way’s work through supporting the Community Impact Fund and for encouraging and recognizing employees who give back to the community.
Volunteer Hours*
volunteer hours (in thousands)
140.0
125.8
111.1
105.8
70.0
0.0
2010
2011
2012
*2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.
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Board Participation. In 2012, our employees sat on more than 500 nonprofit boards, lending their time and expertise to organizations such as the National Latino Education Institute in Illinois, the African American Museum of Philadelphia, Living Classrooms in Baltimore, the American Red Cross, United Way and many others.
Dollars for Doers. To encourage and reward employee volunteerism, we provide Dollars for Doers grants ranging between $100 and $400 to nonprofits where an employee volunteers a set number of hours. In 2012, 670 employees participated in the program, which provided over $245,000 to recipient organizations.
Volunteer Award Program. Annually, Exelon provides grants to organizations to honor employees who make exceptional contributions to community service. In 2012, Exelon provided 24 awards totaling $165,000 in grants ranging from $2,500 to $20,000 to nonprofits where an employee volunteered a minimum of 50 hours.
Matching Gifts. For educational donations and critical fundraising needs, Exelon matches qualifying employee philanthropic gifts. In 2012, Exelon matched more than $1.3M in donations to over 2,000 educational institutions and 501(c)3 organizations. Employees also contributed $58,000 to support Hurricane Sandy Disaster Relief, and Exelon matched employee donations of $3,300 for Sandy Hook School relief.
Employee Giving Campaigns. We are particularly proud of Exelon’s Employee Giving Program — a company-wide program that encourages employees to support the United Way through personal contributions and volunteering. In 2012, over 55 percent of our employees participated in the campaign and pledged more than $6.5M.
Fostering a Rewarding and Dynamic Workplace
Our success depends upon our ability to attract and retain a talented and highly skilled workforce. As we continue to diversify our business across the entire energy value chain, we recognize that our talent pool will also need to evolve to meet the growing needs of a dynamic energy marketplace. We are constantly working to find new ways to encourage performance excellence and innovation that will allow our employees, and our company, to thrive. We believe that these efforts help create a rewarding and collaborative workplace and allow us achieve our consistently low employee turnover rate of 6.0 percent, which is on par with the industry median rate of 5.7 percent.
Employees volunteered more than 100,000 hours of service in 2012 for the betterment of the community.
Brookfield Zoo Feed Browse from ComEd
Each week, ComEd makes two deliveries of 20 to 25 cubic yards of browse, or tree trimmings, to the Brookfield Zoo in Brookfield, Illinois. The browse is from trees that are trimmed along transmission tower corridors located throughout the Chicago metropolitan area. As a part of its ongoing reliability enhancements, ComEd trims approximately 9,000 miles of tree line each year.
The zoo’s staff nutritionist has provided ComEd with a list of approved plant and tree species, which includes some of the animals’ favorites, such as sugar and silver maple, willow, grapevine, mulberry, box elder, honey locust and alder. Fresh browse is a natural method for promoting the animals’ gastrointestinal and dental health, but it is also a great way to provide enrichment to the animals that use the browse for chewing, play and even shelter.
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Our Merger with Constellation Energy
Most recently, our merger with Constellation Energy brought new opportunities to rethink how to best cultivate a high-performing workforce, but also created new challenges as we worked to combine two distinct companies with different expertise, cultures and processes. To ensure a smooth transition as well as to increase focus on future talent management needs, we elevated the role of our Chief Human Resource Officer to sit on the Executive Committee and report directly to the CEO.
Leveraging the Best in Both Companies
Our merger allowed us to identify and select the best practices from each legacy organization to support our workforce while gaining efficiencies and controlling costs. Examples of updated programs include:
The negotiation of a new health and wellness benefits plan that reins in health care costs while extending some important benefits to legacy Constellation employees and their beneficiaries, including the expansion of medical and prescription drug benefits for opposite and same sex domestic partners and more categories of part-time employees. Expansion of Exelon’s Power Through Health health and wellness program to legacy Constellation employees in 2013.
The expansion of key legacy Constellation leadership programs, including Power to Lead and Essentials of Leading High Performing Teams, which enhance supervisors and managers’ change management and emotional intelligence skills as well as boost important competencies such as leading virtual teams and driving high performance.
The implementation of a common business talent review and succession planning process, facilitating a unified view of talent pipelines across the enterprise.
Restructuring Responsibly
The merger process also identified synergies across the two legacy companies and resulted in the restructuring of some departments for greater effectiveness. To create a fair and structured process for identifying the most qualified employees to support the new company, we adhered to the following guiding principles during the merger:
Optimize required knowledge, skill sets and value-based behaviors that will meet the needs of the business.
Retain the best employees based upon clearly defined role requirements utilizing all available talent management information to support decisions.
Maintain a commitment to equal employment opportunities.
Document and communicate all staffing decisions clearly and quickly.
Treat employees with respect and dignity at all times.
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Where possible, we gave employees a voice in the process and provided support, both to those who were selected to remain in the new organization, and those whose positions were terminated. Additionally any employees who were not retained for a position in their current department were reviewed by other affected departments for possible placement. Any individuals not selected for a position were offered severance, which included an offer of Employee Assistance Program support, and in some cases, outplacement services.
Building a Workforce for the Future
Moving forward, our focus is on placing the right people in the right roles, while proactively identifying and developing the next generation of energy leaders. To manage our talent pipeline, we established internal pathways to support, reward and cultivate current employees. Likewise, we built avenues to draw in the best future employees from outside the company. Both strategies work in concert to attract and retain a high-caliber workforce.
Supporting Employees at Work and Home
We strive to create a workplace where employees are engaged in their work and feel valued. We leverage a number of initiatives to support employees both at work and in their personal lives.
Comprehensive Benefits. Exelon offers competitive benefits packages designed to reward employees for achieving high levels of operational and financial performance. Packages include base and incentive pay, comprehensive benefits and career development opportunities.
Engaging Employees. We want working at Exelon to be more than just a job for our employees. In order to foster a dynamic and challenging workplace for our people, it’s important that they are engaged and feel they’re a part of moving our company forward. Therefore, monitoring and working to improve employee engagement is seen as an important part of our business.
Engagement was especially important over the course of 2012, as we worked to keep employees informed about the merger and resulting changes through forums such as Exelon 360, town-hall style meetings with senior executives, and Change Digest, an internal newsletter publication summarizing key changes affecting employees.
In early 2013, we surveyed employees to gauge their satisfaction with the new organization and their roles within it. As part of this effort, we redesigned our survey to not only measure overall employee engagement, but also assess employees’ views on issues unique to each business unit.
We plan to use the results to identify and target specific areas for improvement.
Professionals with science, technology, engineering and math skills are vital to Exelon’s current and future workforce.
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We seek to have a constructive and productive relationship with our employees represented by labor unions. In 2012, approximately 33 percent of our employees were covered by collective bargaining agreements. We engage in good faith bargaining with labor representatives, and constructively engage our unions by seeking to resolve disputes during the course of contract administration. During the past year, five of our Nuclear Security union contracts were successfully ratified, including a 3-year extension on each contract. In addition, a utility contract was also successfully bargained and ratified this year for a 3-year extension.
Engaging Employees at ComEd
In 2012, ComEd introduced new five year strategic priorities. The utility recognized that changes in technology, the modernization of the energy grid and changing customer demands required a renewed focus on innovation, quality and customer service. To facilitate a cultural shift that would ensure continued success in this new environment, ComEd introduced the Employee Compact, a two-way commitment between the company and its employees. For its part, ComEd committed to make significant investments in employees to ensure they had the right tools and resources necessary for success and to foster an environment where innovation could thrive. The commitments included providing expanded training and development opportunities, upgrading equipment and vehicles, refurbishing office space and enhancing communications. In return, ComEd asked for a commitment from employees to advance the safety culture, conduct grid modernization work approved under the Energy Grid Modernization Act of the highest quality and enhance productivity.
At the end of 2012, the employee compact yielded some impressive results for both employees and the company. Upholding its commitment to employees, ComEd provided additional training to over 1,000 employees, replaced over 400 vehicles and completely overhauled its radio system with a multi-million dollar investment to enhance employee safety and productivity. In turn, the company saw a 200 percent increase in the replacement of underground cable, a 400 percent increase in mainline cable laid and a 300 percent increase in replacement or reinforcement of wood poles. Most importantly, all of this work was completed while maintaining a strong safety record.
In 2013, ComEd formalized its ongoing commitment to employee engagement and cultural transformation with the introduction of the People Strategy, which sets forth new strategic focus areas to drive performance excellence, leadership effectiveness and a diverse and inclusive workforce. ComEd will use the 2013 employee survey to measure engagement as well as identify additional opportunities for improvement.
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Cultivating Talent
We offer a number of training opportunities to help employees define and meet their professional development objectives and ensure that our workforce has the necessary skills to compete today and into the future.
Rewarding Performance Excellence. Every year, all of our full time management employees develop performance goals and receive an annual performance review. In 2012, Exelon implemented several changes to our compensation program to encourage a long-term, sustainable view of performance and support on-going operations. These changes include:
Linking Executive Compensation to Sustainability Performance. Compensation of senior leadership, including the CEO, is linked to many of the key performance metrics on the company’s corporate scorecard. These metrics cover a range of performance metrics, including financial, operations, environmental, safety, customer satisfaction and employee engagement. Many of the material sustainability issues listed in the Governance section are addressed via the corporate scorecard metrics, while other aspects continue to evolve. Due to the proprietary nature of these metrics, Exelon does not disclose the full corporate scorecard, but many metrics are discussed in this report and in the company’s SEC filings.
Increasing Visibility and Transparency of Performance Targets. All individual contributors, specialist management employees and first-line and middle managers are compensated based on an individual performance multiplier as well as on business unit and company multipliers. Greater visibility to what these performance metrics are, and how they influence pay, helps employees understand how they contribute to the business and how the business is performing overall.
Strengthening our Individual Achievement Awards Program for Management Employees.
In 2012, we changed our process to unify expectations and communications around Key Performance metrics to better recognize exemplary performance. Management employees are also eligible for spot performance awards or cash awards. Many units support a quarterly or annual award to reward strong leadership by first line supervisors. Craft employees participate in various spot recognition programs with non-monetary and annual monetary awards such as the Admiral Demars and President Awards.
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Aligning Exelon’s 2013–2015 Performance Share Program to Market Practice. After an extensive review of our executive compensation programs by an outside consultant, we modified the stock performance share program to align with competitive market practice and better support our key objectives of operational excellence and protecting our investment grade credit rating. Towards this end, our new performance share program is based 40 percent on operational excellence and 60 percent on financial management. Each element is assessed based on quantitative performance criteria that are designed to enhance objectivity and transparency.
In addition, to maintain alignment with shareholder interests, awards are adjusted based on a formulaic award multiplier that can decrease, or increase, awards based on total shareholder return. We also increased the duration of the performance award cycle from one to three years to encourage a longer-term management focus. We anticipate that in addition to improving corporate performance and retention, these changes will reduce our recruitment costs and operational risks that may arise when positions are vacated.
Leadership Development Programs. In 2012, we created a set of core leadership competencies leaders need to possess to be successful, now and into the future. These competencies will be woven into all aspects of our talent management process, from selection interviews to development programs to succession planning, and allow for the comparison and discussion of talent across multiple operating company lines. This common framework will provide Exelon the ability to shift talent to where it’s needed across the organization while giving employees more developmental rotational opportunities.
We also offer several training solutions geared toward leadership development and helping leaders at all levels effectively manage big organizational or operational changes. Our Supervisory Development Program prepares First Line Supervisors to be effective leaders, while meeting the complex compliance requirements for our nuclear operating division. We also offer workshops for First Line Supervisors and mid-level leaders across the enterprise that focus on change leadership, leading virtual teams, emotional intelligence and driving high performance.
Employee Training Programs. In addition to corporate-wide training programs, every operating company maintains specific training programs tailored to support the needs of its employees. For example, ComEd provides leadership training to supervisors and crewleaders through its First Line Supervisor (FLS) Cornerstone Program and Crewleader Academy. To facilitate smart grid training, ComEd also launched just-in-time training on distribution automation (DA) equipment for field
Leveraging Smart Grid to Drive Employee Development at PECO
In 2012, PECO received a grant from the Department of Energy for the implementation of smart grid technology. The PECO management team decided to use the grant as an opportunity to create development and training opportunities for employees. Different PECO departments collaborated to develop a project staffing plan that allowed a broad range of employees to be temporarily released from their permanent roles and be given an opportunity to support the project. As a result, 40 PECO employees were given
18- to 24-month rotational assignments to support the smart grid deployment. This opportunity allowed these individuals to not only leverage their background and experience, but also learn new skills by providing hands-on experience in a new department. The project also strengthened the company’s ability to implement cutting-edge technology that will help bring PECO’s infrastructure to the next level, improving electric service reliability and efficiency.
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crews and installed DA equipment in four ComEd field training centers to further build employee familiarity and capability with this new technology. Additionally, ComEd recently opened a new classroom and training space in Rockford, Illinois, that will provide smart grid technology, refresher and progression program training, among others. In the East, BGE has a centralized Gas & Electric training center located in White Marsh, Maryland, where all craft trainees attend a core Utility Trainee program before being assigned to one of the 13 specialty programs for advanced training. The facility also conducts Department of Transportation (DOT) Operator Qualification training and verification for all gas employees and contractors working on the gas system. Additionally, White Marsh Center provides incumbent workforce training for smart grid technology, overhead and underground linework, rigging, mobile crane and Commercial Driver Licenses.
Exelon Nuclear Training also conducts training to maintain and improve the performance of Exelon Nuclear’s highly-skilled and professional workforce. Nuclear training is conducted at 13 different locations, which include each of our 10 Exelon-operated nuclear sites, two centralized training facilities (one for our Mid-Atlantic and eastern U.S. plants and one for plants in the Midwest) and a fire training academy that is also located in the Midwest. Every new employee at a nuclear power plant receives orientation and initial training. In addition, workgroups receive discipline-specific initial training that may last as long as nine months for skilled trades such as mechanics or electricians, or up to one and one-half years for Nuclear Regulatory Commission licensed nuclear control room operators. Exelon Nuclear trains nearly one hundred new mechanics, electricians, radiation protection technicians and instrument technicians each year. In addition, in 2012 we trained more than 100 new licensed control room operators. Continuing training is provided for every employee working at a nuclear power plant, with additional training provided to members of training programs accredited by the National Academy for Nuclear Training. The amount of training varies with each discipline, with nuclear power plant operators receiving approximately 200 hours of training each year, and our maintenance/technical training programs receiving 60 hours or more of training in their respective disciplines.
Beyond classroom solutions, we encourage employees and managers to engage in job rotations, special projects and other creative approaches to develop themselves and their skills. The goal of all of these offerings is to build a skilled and cohesive cohort of leaders who can drive business performance.
Tuition and Education Reimbursement Program. We reimburse employees pursuing professional credentials up to $10,000 for undergraduate or certificate courses and up to $15,000 for graduate courses annually.
2012 Exelon Nuclear Training Results
We provide a robust training program for our nuclear generation workforce, which in 2012 included:
Over 72,000 individual training sessions across the 12 accredited programs
Over 80,000 written examinations
More than 55,000 performance evaluations conducted in our laboratories, simulators or in the field
Approximately 5,500 observations of classroom training and 4,500 observations of performance-based training As a measure of the quality of our workers and our various training programs, the Exelon Nuclear Training fleet averaged over a 97 percent pass rate for these written and performance examinations, with test results validated by an independent training academy.
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Attracting Top Talent
With increasingly diverse employee and customer populations, our ability to attract new talent is crucial to our success. We employ a multi-faceted recruitment strategy and are especially proud of our ongoing recruiting commitments in the following areas:
University Recruitment. To align our recruitment strategy with clearly defined business unit talent requirements, we have established relationships with 16 universities and five technical colleges. Our goal is to provide meaningful, practical work experience and career awareness to students, while building a pipeline of talent for the future. In 2012, we also hired over 325 collegiate interns, many of whom completed more than one internship with the company. Between 2010 and 2012, we hired 872 interns, and approximately 80 percent of graduating college seniors who were offered jobs accepted.
Military and Veterans Initiatives. Exelon understands that military veterans are uniquely qualified for the work we do, and we actively recruit veterans to join our team. This past year, Exelon attended 21 military recruiting events and added a military translator tool to our career site to assist military personnel in determining how their experience and skills best match our opportunities. We also became a proud supporter of Michelle Obama’s Joining Forces initiative and committed to hiring military personnel to fill at least 10 percent of open positions over the next two years. Additionally, Exelon has committed to hiring veterans through the 100,000 Jobs Mission and Hiring 500,000 Heroes. In 2012, military veterans made up 12 percent of Exelon’s total new hires.
Disability Outreach. We are continuing to strengthen our partnerships with organizations that support recruiting and hiring of individuals with disabilities. In 2012, Exelon developed a new relationship with GettingHired.com, a full service disability talent acquisition site. This partnership enables all of Exelon’s job opportunities to be fully accessible to individuals with disabilities.
Exelon’s partnerships with Veteran Recruiting Services and the Wounded Warriors Project’s Warriors to Work also allow us to connect with and recruit veterans with disabilities. Seventeen new hires self-identified as disabled veterans in 2012; enterprise-wide, we currently have 159 disabled veterans working in our organization.
National Diversity Programs. We continue to partner with national diversity organizations, including the Society of Women Engineers (SWE) and the Society of Hispanic Professional Engineers (SHPE). In addition to sponsoring conferences, we participate on boards, on panels and in workshops. For example, in 2012, Exelon held presentations and panels at the SWE Conference
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on topics including smart grid and nuclear energy. Exelon also offered presentations on problem-solving techniques and delivering powerful presentations at SHPE Conferences in 2012. Our involvement with these organizations resulted in nine hires and helped us better understand and manage recruitment, retention and advancement issues related to diversity and inclusion.
Fostering a Diverse and Inclusive Workplace
As a company that serves more than 6.6 million customers in regions that include some of America’s most diverse communities, Exelon recognizes the importance of creating a diverse and inclusive culture. We value diversity — in race, ethnicity, gender, age, sexual orientation or expression, disability, religious affiliation, experience and thought — and strive to provide a workplace where every employee is valued and can contribute at his or her greatest potential.
Diversity and Inclusion (D&I) are championed at the highest level by the Exelon Diversity Council and the Governance Committee of the Exelon Board. The Diversity Council approves the D&I strategy, which the D&I office works to implement in partnership with our human resources generalists and diversity councils at each of our major operating units. In 2012, we developed a scorecard to measure our progress in fostering a diverse and inclusive workplace from both a quantitative and qualitative standpoint. Last year we undertook a number of efforts to strengthen diversity and inclusion throughout the company, including the following:
Employee Resource Group Integration. Prior to our merger, both Exelon and Constellation Energy had employee groups, which we combined to create eight corporate-wide Employee Resource Groups (ERGs). ERGs are designed to be a mutually-beneficial relationship for our company and all of our employees. ERGs consist of the following demographics and interest-based groups: African Americans, Asian Americans, Latinos, LGBT, Women, Military, Developing Young Professionals and Environmental.
Exelon AARG
Asian American Resource Group
EAARA
Exelon eco team
Exelon Pride
new
Network of Exelon Women
iOLE!
Organization of Latinos at Exelon
E MAC
Exelon DEVELOPING YOUNG PROFESSIONALS
2012 Awards
Human Rights Campaign Best Places to Work 2012. Exelon was named one of the best places to work by the Human Rights Campaign, the nation’s largest lesbian, gay, bisexual and transgender civil rights organization.
Black Enterprise’s 40 Best Companies for Diversity 2012. Black Enterprise magazine recognized Exelon for its diversity and inclusion efforts supporting African Americans and members of other ethnic minority groups.
G.I. Jobs Top Military Friendly Employers
2012. G.I. Jobs named Exelon one of the best companies for recruiting talent exiting the military.
Hispanic Business Best Company for Diversity 2012. HispanicBusiness.com recognized Exelon as a best company for Hispanics based upon evaluation of a number of criteria including diversity recruitment, diversity retention and promotion, marketing and commercial outreach and supplier diversity.
Exelon Militaries Actively Connected
80 Exelon 2012 Sustainability Report · Social Sustainability

Establishment of Individuals with Disabilities Advisory Team. In 2012, Exelon took a multi-faceted approach to incorporating individuals with disabilities into our overall D&I strategy. Working closely with the National Organization on Disability, Exelon formed the Individuals with Disabilities Advisory Team, which meets quarterly to discuss topics that affect individuals with disabilities in the workplace including recruitment, workplace support and accommodations and supplier diversity. To raise awareness internally, Exelon celebrated National Disability Awareness Month in October and hosted a number of educational programs and volunteer events throughout the organization.

Supplier Diversity. Exelon supports an array of diversity-certified suppliers that reflect a commitment to economic empowerment of the diverse communities we serve. Exelon's purchases made with diversity-certified suppliers totaled $751M in 2012, surpassing our goal of $650M. Exelon spend with diverse suppliers aligns with nationally calibrated benchmarks for corporate supplier diversity success as determined by the National Minority Supplier Development Council.

Supporting Minority-Owned and Community Banks

As part of our commitment to investing in the communities we serve, Exelon arranged $123M in credit lines with 33 community and minority-owned banks in Illinois, Pennsylvania, Maryland and New Jersey in 2012. The credit facility represents a $5M increase and an addition of three new participating lenders from last year. Unique to the energy industry, Exelon's minority and community banking program has grown substantially since its launch in 2003 with a $36M credit facility from eight community banks. Exelon has a demonstrated commitment to supplier diversity and has made it a critical part of our overall supply chain strategy. With the addition of Constellation and BGE to the Exelon family of companies, we expect corporate spending with certified minority- and women-owned businesses to exceed $700M annually.

Employee Diversity

Employees*	2010	2011	2012	2012%
Female	5,677	5,845	5,669	21.8%
Minority	5,486	5,687	5,604	21.5%
Aged <30	3,377	3,340	3,169	12.2%
Aged 30–50	14,037	13,842	12,194	46.8%
Aged >50	9,272	9,860	10,694	41.0%
Full-time	26,427	26,770	25,763	98.9%
Part-time	259	272	294	1.1%
Total employees	**26,686**	**27,042**	**26,057**	**100%**

Management Diversity

Employees in management*,**	2010	2011	2012
Female	790	842	842
Minority	606	655	691
Aged <30	77	83	108
Aged 30–50	2,626	2,423	2,261
Aged >50	1,564	1,905	1,913
Within 10 years of retirement eligibility	2,433	2,567	2,444
Total employees in management	**4,267**	**4,411**	**4,282**

* Employee totals as of December 31 of each reported year. Pre-merger 2010 and 2011 employee totals for Exelon Corporation and Constellation Energy have been combined. CENG employees are not included in the presented totals. Reduced employee count in 2012 is due to multiple factors, including the divestiture of multiple generating plants prior to year-end and merger synergy reductions.

** Management is defined by EEO-1 job categories "1-Executive/Senior Managers" and "1.2 First/Mid-level Managers".

81 Exelon 2012 Sustainability Report · Social Sustainability

Creating a Safety Culture
We realize that the work we do involves potentially hazardous conditions and, as such, we are committed to protecting the health and safety of our employees, contractors, customers and the communities where we operate. Fostering a culture that prioritizes employee safety is a critical aspect in making Exelon a great place to work.
In 2012, we rewrote our safety policy and program to incorporate best practices from both the Exelon and Constellation Energy legacy companies. We also introduced a new corporate Safety Programs Manager who reports to Exelon’s Chief Sustainability Officer. This new position will guide the organization’s safety culture with an initial focus on integration and alignment of safety programs and practices across all business units. Business units share successes and solve common issues via the executive-level Safety Council and Safety Peer Group, which consists of each business unit’s safety managers. Safety performance is reported monthly to each business unit president and quarterly to the Exelon Executive Committee.
The core strength of our safety program comes from a comprehensive safety behavior observation program. This program uses peer and management safety observations and near-miss reporting to find areas of improvement throughout all job functions at Exelon. We assess risks, track incidences and develop corrective and preventative actions plans through safety management systems at each business unit, based on guidance from the Occupational Health and Safety Assessment Series 18001 standard.
In conjunction with our safety behavior observation program, we offer a variety of training programs to our employees to foster our safety culture. We maintain a Learning Information Management System to identify and track safety training and completion deadlines on a per-employee basis. We also include safety leadership training in our leadership development programs for supervisors and managers as well as in new employee orientation.
Exelon’s safety performance, as measured by the OSHA Recordable Rate continues to improve and we are increasing our focus on the prevention of severe injuries and fatalities. As a member of Edison Electric Institute, we are participating in the Serious Injury and Fatality Project and Critical Incident Program, which are sharing best practices and experience and developing additional tools for preventing severe injuries and fatalities
Beyond the workplace, our employees bring their safe behaviors home and out into the community. For more information on how we promote safe behaviors within the communities where we operate, please see the Community section.
Safety is a fundamental value in Exelon’s culture and operations.
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Our Safety Performance

In 2012, we placed a renewed focus on safety and injury prevention following the merger with Constellation Energy. This effort resulted in improved safety performance for the year. Two of our three safety metrics — Occupational Health and Safety Administration, (OSHA) Recordable Rate and OSHA Severity rate — have decreased year over year, largely due to many of the programs and organizational improvements described above. In 2012, Exelon experienced 182 OSHA recordable incidents, down from 213 in 2011, resulting in a best-ever rate of 0.64. In addition, Exelon achieved a fleet responsible vehicle accident rate of 2.65, an improvement over the prior year's performance of 2.77. Exelon received one citation from OSHA on an "Other than Serious" level for several items related to machine guarding (a barrier around rotating equipment) at Quad Cities Nuclear Station. A summary penalty of $11,650 was assessed and corrective actions were agreed upon for all items referenced.

In terms of safety, we treat contractors similarly to our own employees and expect them to meet the same high standards for safety at Exelon. As part of the contractor selection process, contractor safety and environmental performance are evaluated. Additionally, our contractor safety program teaches health and safety responsibilities and expectations while using human performance error reduction tools to minimize incidents. All contractors are required to report any injuries and incidents to Exelon. As part of an initiative launched in 2012, Exelon is implementing performance tracking for contractor OSHA Recordable Incidents as an enhanced measure to monitor and support improving contractor safety performance. Exelon Nuclear has been tracking contractor OSHA Recordable Rates and pilot programs are underway in Exelon Power and the utility companies. We also conduct internal audits on a periodic basis to ensure that our contractors are adhering to the safety program requirements.

Safety Performance*

	2010	2011	2012
OSHA Recordable Rate**	0.76	0.66	0.64
OSHA DART Rate***	0.41	0.33	0.41
OSHA Severity Rate****	10.80	10.75	9.85

* 2010 and 2011 data has been aggregated or recalculated to reflect the combined performance for Exelon and Constellation Energy, so that 2012 data can be compared to 2010 and 2011 information.

** The number of work-related injuries or illnesses requiring more than first-aid treatment, per 100 employees.

*** The number of work-related injuries or illnesses that result in days away from work, restricted work or transfer, per 100 employees.

**** The number of days away from work per 100 employees as a result of work-related injuries or illnesses.

83 Exelon 2012 Sustainability Report · Social Sustainability

Appendix

Exelon Electric Generation By Major Station[12]

	Location *Water Body*	Net Operational Capacity (MW)[3]	GENERATION (GWh)[4] 2010	2011	2012	EMISSIONS (thousand short tons)[5] Type	2010	2011	2012	TECHNOLOGY Current Air Pollution Control	Cooling Water[6]
Fossil											
Brandon Shores[7] 2 coal units (baseload)—Divested	Baltimore, Md. *Patapsco River*	1,273	6,032	5,868	4,605	SO_2 NO_x CO_2	1.3 3.8 6,330	2.8 4.8 6,610	2.8 4.0 5,204	SCR, ESP, activated carbon injection, baghouse, overfire air, low NO_x burners, FGD, hydrated lime injection	Closed
C.P. Crane[7] 2 coal units (intermediate) & 1 oil combustion turbine (peaking)—Divested	Baltimore, Md. *Seneca Creek*	399	845	970	597	SO_2 NO_x CO_2	5.6 2.5 1,050	5.7 2.5 1,242	1.7 1.6 815	baghouse, overfire air, (natural gas reburn capability), SNCR, activated carbon injection	Open
Colorado Bend Energy Center[8] 4 gas 2X1 combined cycle turbines & 2 steam generators (intermediate)	Wharton, Texas *Colorado River*	498	819	1,524	1,644	SO_2 NO_x CO_2	* 0.1 513	* 0.1 759	* 0.1 830	SCR, low NO_x burners	Closed
Conemaugh 2 coal units (baseload) 31.28%	New Florence, Pa. *Conemaugh River*	531	3,803	3,382	3,324	SO_2 NO_x CO_2	2.2 6.0 3,756	2.3 5.5 3,349	2.0 5.1 3,368	SO_2 scrubbers and low-NO_x burners with separated overfire air. SCR under construction for 2015	Closed
Cromby[9] 1 coal unit (intermediate)—retired 1 oil/gas steam unit (intermediate)—retired	Phoenixville, Pa. *Schuylkill River*	0	564	151	0 (retired)	SO_2 NO_x CO_2	2.1 1.3 681	0.8 0.4 243	0.0 0.0 0	Coal Utilized SO_2 scrubbers, NO_x SNCR, and low-NO_x burners with separated overfire air	Open
Eddystone[9] 2 coal units (intermediate)—retired 2 oil/gas steam units (intermediate) 4 combustion turbines (peaking)	Eddystone, Pa. *Delaware River*	820	2,033	427	46	SO_2 NO_x CO_2	4.9 3.8 2,750	0.9 0.8 577	0.1 0.1 99	Coal Utilized SO_2 scrubbers, NO_x SNCR, and low-NO_x burners with separated overfire air	Open
Fore River[10] Combined cycle: 4 gas 2X1 turbines & 3 steam generators (intermediate)	North Weymouth, Mass. *Town River*	688		4,781	4,048	SO_2 NO_x CO_2		* 0.1 2,018	* 0.1 1,733	SCR, Low NO_x Burners	Closed

85 Exelon 2012 Sustainability Report · Appendix

Exelon Electric Generation By Major Station[12] (continued)

	Location *Water Body*	Net Operational Capacity (MW)[3]	GENERATION (GWh)[4] 2010	2011	2012	EMISSIONS (thousand short tons)[5] Type	2010	2011	2012	TECHNOLOGY Current Air Pollution Control	Cooling Water[6]
Fossil (continued)											
Gould Street 1 gas steam unit (peaking)	Baltimore, Md. *Patapsco River*	97	22	21	40	SO_2 NO_x CO_2	* * 18	* * 17	* * 29	low NO_x burners	Open
H.A. Wagner[7] 1 oil/gas steam unit, 2 coal units, 1 oil steam unit & 1 oil combustion turbine (intermediate)—Divested	Baltimore, Md. *Patapsco River*	976	1,644	1,538	1,097	SO_2 NO_x CO_2	9.2 1.5 1,820	9.1 1.7 1,760	7.5 1.6 1,361	ESP, low NO_x burners, SNCR, activated carbon injection, multicyclones	Open
Handley 3 gas steam units (2 peaking and 1 intermediate)	Fort Worth, Texas *Lake Arlington*	1,265	362	585	858	SO_2 NO_x CO_2	* * 264	* 0.1 422	* 0.1 601	NO_x SCR	Open
Handsome Lake 10 combustion turbines (peaking)	Rockland Twp., Pa. *Ground Water*	268	64	44	117	SO_2 NO_x CO_2	* * 44.0	* * 29.0	* 0.1 82.0	water injection	
Hillabee Energy Center[11] Combined cycle: 2 gas 2X1 turbines & 1 steam generator (intermediate)	Alexander City, Ala. *Municipal Supply*	684	2,389	4,166	5,007	SO_2 NO_x CO_2	* 0.1 1,020	* 0.1 1,786	* 0.2 2,123	SCR	Closed
Keystone 2 coal units (baseload) 41.98%	Shelocta, Pa. *Keystone Lake*	714	5,688	4,692	3,998	SO_2 NO_x CO_2	16.4 2.3 5,607	19.5 8.7 4,766	12.4 7.3 4,121	SO_2 scrubbers, NO_x SCR and low-NO_x burners	Closed
Mountain Creek 3 gas steam units (2 peaking and 1 intermediate)	Dallas, Texas *Mountain Creek Cooling Pond*	717	726	627	847	SO_2 NO_x CO_2	* 0.1 489	* 0.1 457	* 0.2 571	Units 6 and 7 utilize NO_x-induced flue gas recirculation; Unit 8 utilizes NO_x SCR	Open
Mystic & Mystic Jet[10] Combined cycle: 4 gas 2X1 turbines & 3 steam generators & 1 combustion turbine (intermediate)	Charlestown, Mass. *Mystic River*	1,951		9,324	8,627	SO_2 NO_x CO_2		* 0.3 4,102	* 0.3 3,735	SCR, low-NO_x Burners	Closed

86 Exelon 2012 Sustainability Report · Appendix

Exelon Electric Generation By Major Station1,2 (continued)
GENERATION EMISSIONS
(GWh)4 (thousand short tons)5 TECHNOLOGY
Location Water Body Net Operational Capacity (MW)3 2010 2011 2012 Type 2010 2011 2012 Current Air Pollution Control Cooling Water6
Fossil (continued) Quail Run Energy Center8 Combined cycle: 4 gas 2X1 turbines & 2 steam generators (intermediate) Odessa, Texas Municipal 488 736 681 416 SO2 NOx CO2 * 0.1 360 * 0.1 398 * 0.1 245 SCR, low-NOx burners Closed
Riverside12 1 gas steam unit & 3 gas/oil combustion turbines (peaking) Baltimore, Md. Patapsco River 228 13 20 27 SO2 NOx CO2 * * 13 * * 20 * * 21 Open
Schuylkill12 1 oil steam unit (peaking) 2 combustion turbines (peaking) Philadelphia, Pa. Schuylkill River 196 8 6 <1 SO2 NOx CO2 * * 16 * * 15 * * < 1 Open
Wolf Hollow13 Combined cycle: 2 gas turbines & 1 steam generator (intermediate) Granbury, Texas Lake Granbury 705 654 2,604 SO2 NOx CO 2 * 0.1 330 * 0.4 1,231 SCR Closed
87 Exelon 2012 Sustainability Report · Appendix

Exelon Electric Generation By Major Station1,2 (continued)
GENERATION EMISSIONS
(GWh)4 (thousand short tons)5 TECHNOLOGY
Location Water Body Net Operational Capacity (MW)3 2010 2011 2012 Type 2010 2011 2012 Current Air Pollution Control Cooling Water6
Renewable Conowingo14 11 hydro units (baseload) Harford County, Md. Susquehanna River 572 1,645 2,518 1,639
Fairless Hills15 2 landfill gas units (peaking) Falls Township, Pa. Delaware River 60 239 242 247 SO2 NOx CO2 0.1 0.1 201 0.1 0.1 208 0.1 0.1 353 Open
Muddy Run14 8 pump storage units (intermediate) Lancaster, Pa. Susquehanna River 1,070 1,600 1,282 1,097
Safe Harbor 14 hydraulic turbines (baseload) 66.7% Safe Harbor, Pa. Susquehanna River 277 659 1,092 631
Exelon Wind16, 17 753 units 94 – 100% 1,299 126 2,002 2,646
Solar16 42 units 4.2 – 100% 164 41 57 156
88 Exelon 2012 Sustainability Report · Appendix

Exelon Electric Generation By Major Station[1,2] (continued)

	Location *Water Body*	Net Capacity (MW)[3]	GENERATION (GWh)[4] 2010	2011	2012	TECHNOLOGY Cooling Water[5]	NUCLEAR OPERATIONS DATA Unit	Commercial Ops. Began	Current License Expiration[20]	Spent Fuel Pool Capacity Reached[21,22]
Nuclear[18,19]										
Braidwood 2 PWR units (baseload)	Braidwood, Ill. *Kankakee River*	2,348	19,200	19,777	18,806	Closed (dedicated pond)	1 2	1988 1988	**2026** **2027**	Dry cask storage in operation
Byron 2 PWR units (baseload)	Byron, Ill. *Rock River*	2,323	19,856	18,203	18,318	Closed	1 2	1985 1987	**2024** **2026**	Dry cask storage in operation
Calvert Cliffs 2 PWR units (baseload) 50.01%	Lusby, Md. *Chesapeake Bay*	877	6,990	7,195	6,783	Open	1 2	1974 1976	**2034** **2036**	On-site Independent Spent Fuel Storage Installation (ISFSI) in operation
Clinton 1 BWR unit (baseload)	Clinton, Ill. *Clinton Lake*	1,067	8,614	8,658	9,375	Closed	1	1987	**2026**	2015
Dresden[23] 2 BWR units (baseload)	Morris, Ill. *Kankakee River*	1,753	14,593	14,714	14,802	Open	2 3	1970 1971	**2029** **2031**	Dry cask storage in operation
LaSalle 2 BWR units (baseload)	Seneca, Ill. *Illinois River*	2,316	19,133	19,256	19,595	Closed	1 2	1984 1984	2022 **2023**	Dry cask storage in operation
Limerick 2 BWR units (baseload)	Limerick Township, Pa. *Schuylkill River*[(24)]	2,312	18,926	18,463	18,156	Closed	1 2	1986 1990	**2024** **2029**	Dry cask storage in operation
Nine Mile Point 1 PWR & 1 BWR (baseload) 44.20%	Scriba, N.Y. *Lake Erie*	798	6,316	6,222	5,866	Open/Closed	1 2	1969 1986	**2029** **2046**	On-site spent fuel pool; ISFSI
Oyster Creek[25] 1 BWR unit (baseload)	Forked River, N.J. *Barnegat Bay*	625	4,602	5,298	4,715	Open	1	1969	**2029**	Dry cask storage in operation
Peach Bottom[26] 2 BWR units (baseload) 50.00%	Peach Bottom Township, Pa. *Susquehanna River*	1,150	9,378	9,412	9,403	Open	2 3	1974 1974	**2033** **2034**	Dry cask storage in operation
Quad Cities 2 BWR units (baseload) 75.00%	Cordova, Ill. *Mississippi River*	1,380	11,097	11,401	11,630	Open	1 2	1973 1973	**2032** **2032**	Dry cask storage in operation

89 Exelon 2012 Sustainability Report · Appendix

Exelon Electric Generation By Major Station[1,2] (continued)

	Location *Water Body*	Net Capacity (MW)[3]	GENERATION (GWh)[4] 2010	2011	2012	TECHNOLOGY Cooling Water[6]	NUCLEAR OPERATIONS DATA Unit	Commercial Ops. Began	Current License Expiration[20]	Spent Fuel Pool Capacity Reached[21,22]
Nuclear[18,19] (continued)										
R.E. Ginna 1 PWR (baseload) 50.01%	Ontario, N.Y. *Lake Erie*	288	2,475	2,157	2,301	Open	1	1969	**2029**	On-site ISFSI in operation
Salem 2 PWR units (baseload) 42.59%	Hancock's Bridge, N.J. *Delaware Estuary*	1,004	7,978	7,595	8,026	Open	1 2	1977 1981	**2036** **2040**	Dry cask storage in operation
Three Mile Island 1 PWR unit (baseload)	Londonderry Township, Pa. *Susquehanna River*	837	6,634	6,519	7,038	Closed	1	1974	**2034**	2023

1 Owned generation as of Dec. 31, 2012 (divested plants C.P. Crane, H.A. Wagner and Brandon Shores are also included for period of ownership). Table does not include station auxiliary equipment, plants comprised solely of peaking combustion turbines or joint-owned plants where Exelon and Constellation Energy owned less than 100 megawatts; however, corporate emission and intensity totals presented in the Air section of this report include emissions and generation from all equity-owned generation. Numbers have been rounded.

2 Percentages listed under station name reflect Exelon's fractional ownership. Data are reflected as ownership interest.

3 For nuclear stations, capacity reflects the annual mean rating. Fossil stations reflect a summer rating. Wind and solar facilities reflect nameplate capacity. Depicted capacity is operational only and does not include retired unit capacity.

4 Net generation available for sale.

5 * Indicates emissions less than 50 short tons.

6 Open — a system that circulates cooling water withdrawn from the environment, returning it, albeit at a higher temperature, to its source.
Closed — a system that recirculates cooling water with waste heat dissipated to the atmosphere through evaporation.

7 Associated with certain of the regulatory approvals required for the merger, Exelon and Constellation Energy agreed to enter into contracts to sell three Constellation Energy generating stations: Brandon Shores and H.A. Wagner in Anne Arundel County, Maryland, and C.P. Crane in Baltimore County, Maryland. On Nov. 30, 2012, a subsidiary of Generation sold these three generating stations and associated assets to Raven Power Holdings LLC, a subsidiary of Riverstone Holdings LLC. Emissions and MWh in 2012 are estimated through date of sale to Raven. Generating capacity presented is as of Dec. 31, 2011.

8 Colorado Bend and Quail Run Energy Centers were acquired on May 18, 2010; no data presented for period prior to Constellation Energy acquisition.

9 One Eddystone coal unit was retired on May 31, 2011; the second coal unit was retired on May 31, 2012. The Cromby coal unit was retired on May 31, 2011; the Cromby oil/gas steam unit was retired Dec. 31, 2011. Retired unit capacity excluded from presented capacity (e.g., Cromby is listed with zero capacity since all units have been retired).

10 Fore River, Mystic & Mystic Jet plants acquired on Jan. 3, 2011; no data presented for period prior to Constellation Energy acquisition.

11 Hillabee Energy Center commenced commercial operation on June 8, 2010.

12 Schuylkill Unit 1 was retired on Jan. 1, 2013. A retirement date for Riverside Unit 6 will be announced in the second quarter of 2013.

13 Wolf Hollow Generation Station acquired on Aug. 25, 2011; no data presented for period prior to Exelon acquisition.

14 The current FERC license for Conowingo expires on Aug. 31, 2014 and for Muddy Run on Sept. 1, 2014.

15 Of the total CO_2 presented for Fairless Hills, 98 percent is biogenic emissions from the landfill gas that is combusted, with the remaining 2 percent from fossil fuels.

16 Ownership may vary with each asset.

17 Most assets acquired Dec. 6, 2010; therefore, 2010 generation value reflects December operations only.

18 BWR — boiling water reactor; PWR — pressurized water reactor.

19 Constellation Energy transferred partial ownership of three nuclear plants to EDF in late 2009.

20 Dates in bold indicate that NRC license renewals have been received. On June 22, 2011, Exelon Generation submitted applications to the NRC to extend the operating licenses of Limerick Units 1 and 2 by 20 years.

21 Dry cask storage will be in operation at all sites prior to the closing of on-site storage pools.

22 Zion Station, a two-unit site in Illinois, has ceased power generation; its SNF is currently stored in on-site storage pools.

23 Dresden Unit 1 has ceased power generation; its SNF is stored in dry casks.

24 Supplemented with water from the Wadesville Mine Pool and the Still Creek Reservoir at Tamaqua via the Schuylkill River, and the Delaware River via the Bradshaw Reservoir, and Perkiomen Creek.

25 On Dec. 8, 2010, in connection with an Administrative Consent Order with the NJDEP, Exelon announced that Generation will permanently cease generation operations at Oyster Creek by Dec. 31, 2019.

26 Peach Bottom Unit 1 has ceased power generation; its SNF has been transferred to the DOE and is stored in Idaho.

90 Exelon 2012 Sustainability Report · Appendix

Exelon 2020 Accounting Protocol
Exelon 2020 Greenhouse Gas Abatement Goal
The greenhouse gas (GHG) abatement goal for Exelon 2020 is an annual emissions goal that relates to the combined impact of emissions reductions from our internal operations compared to our inventory baseline as well as emissions abatement associated with our customer programs and emissions displaced/avoided as a result of increased low-carbon generation from our existing nuclear facilities. Exelon 2020 represents Exelon’s overall CO2-equivalent emissions abatement across our value chain, aggregating our own Scope 1 and 2 reductions, with reductions in our Scope 3 emissions that were directly tied to the products and services we provide.
From its establishment in 2007 through 2012, the Exelon 2020 goal was 15.7 million metric tons of CO2 equivalent emissions. For 2013 and going forward, the goal has been updated to 17.5 million metric tons of CO2 equivalent emissions. The update of the goal occurred to incorporate two prior GHG commitments made by Constellation Energy prior to the merger. These prior Constellation Energy commitments include the goal to enable customers to avoid 7 million short tons CO2, on a cumulative basis between 2010 and 2015 (equated to 1,027,059 metric tons annual GHG emissions), and a secondary goal to reduce pounds GHG/MWh generated 5 percent by 2015 (equated to 814,261 metric tons annual GHG emissions — 2010 emissions at original intensity less 2010 emissions at target intensity).
Direct and Indirect Emission Reductions
Reductions in GHG emissions from our operations are relative to the baseline year that the business or asset was acquired by Exelon. For legacy Exelon sites, this is our 2001 base-year emissions; while starting in 2013, for sites acquired during the Constellation Energy merger, their baseline year will be 2012. Our GHG inventory and baseline emissions are prepared and third-party verified in conformance with The Climate Registry General Reporting Protocol, which allows for the use of EPA Mandatory Reporting Rule (40 CFR Part 98) requirements where applicable, and is based on the World Resource Institute GHG Protocol. Emissions include stationary and mobile combustion of fossil fuels, fugitive emissions of GHGs (e.g., methane, SF6, CO2 and hydrofluorocarbons) and indirect emissions associated with the purchase of electricity from external sources. Accounting for reductions is performed in accordance with The Climate Registry General Reporting Protocol guidance as it relates to baseline management. Exelon is maintaining separate baselines for newly acquired sites due to the difficulty of attaining comparable and verifiable data for all sources back to 2001 and in order to focus on the current and future impacts made by Exelon. Beginning with 2013, total reductions will be the aggregation of change that occurs at the sites as compared to the site level baselines.
Offsets
Exelon procures and retires Renewable Energy Credits (RECs) as part of the electricity supply for certain facilities, including some that have been LEED certified. These offsets have been identified in our annual GHG disclosure and the emissions equivalent is accounted for as part of our Exelon 2020 performance. The factors (pounds/MWh) used for estimating the avoided fossil generation GHG emissions associated with RECs for 2012 are based on the eGRID2012 Year 2009 GHG Annual Output Emission Rates: 1,528.76 pounds CO2e per MWh in Illinois and 952.63 pounds CO2e per MWh in Pennsylvania.
Project-Based Reductions
Reductions related to changes in operations that are outside of the scope of Exelon’s Climate Registry conformant GHG inventory for direct and indirect emissions, such as material recycling and sequestration projects, are included as project-based reductions in Exelon 2020 performance. Including these activities in our Exelon 2020 performance enables us to account for their real contributions to global GHG emission reductions and promote the value of engaging in these activities. The EPA Waste Reduction
91 Exelon 2012 Sustainability Report · Appendix

Model was used as the basis for estimating our commercial facility material recycling and investment recovery activities. GHG emission reductions attributed to the recycling of coal combustion products are based on the methodology developed by the Utility Solid Waste Activities Group report, “Estimating GHG Savings from Use of Coal Combustion Products: Methodology and Results for 2000–2001,” available at http://www.uswag.org/ccpuse.pdf.
A methodology for waste oil recycling was developed with our oil recycling vendor, which recycles this material for reuse, thereby avoiding the incremental emissions associated with producing virgin product for our use. Our GHG reduction estimates for oil recycling and reuse are based on 23 pounds CO2e per gallon for transformer oil.
Customer Abatement
Through the ComEd and PECO Smart IdeasSM programs, Exelon is helping its customers reduce their electricity use through energy efficiency measures, in conformance with Illinois and Pennsylvania state-mandated requirements. Exelon also is procuring and retiring RECs for retail customer supply, in compliance with state-mandated renewable supply requirements. The customer energy efficiency estimates for GHG abatement are based on the megawatt hours reported to the Illinois Commerce Commission by ComEd and to the Pennsylvania Public Utility Commission by PECO. The factors (pounds/MWh) used for estimating the avoided fossil generation GHG emissions for both energy efficiency and REC purchases are based on the same eGRID 2012 factors as those used for REC offsets (1,528.76 pounds CO2e per MWh in Illinois and 952.63 pounds CO2e per MWh in Pennsylvania). To avoid any potential for double-counting of Exelon fossil plant emission reductions and customer energy efficiency abatement, the potential interaction between decreased demand in the vicinity of Exelon fossil generation, which could result in reduced fossil plant capacity factors, was addressed by discounting the estimated PECO customer abatement by 5.88 percent (the percent impact of Exelon generation on RFC East CO2e emission factors). Starting in 2013, BGE will also begin to contribute customer abatement performance from their Energy Smart Savers program in conformance with Maryland state-mandated requirements; as well as Constellations retail energy efficiency and green products sales which are wholly market driven.
GHG Displacement from Low-Carbon Generation
Through the addition of new low-carbon generating capacity from uprates at existing nuclear plants, Exelon is able to displace marginal, more carbon-intensive fossil generation, thereby reducing the GHG emissions from generation in its operating regions. PJM Interconnection develops marginal CO2 emissions factors each year, based on actual marginal operating plant emissions. Utilizing the average marginal emissions rates for on-peak and off-peak periods during the applicable year, the displaced CO2 emissions are estimated for the generation produced from Exelon’s equity share of the nuclear capacity uprates. To avoid any potential for double-counting Exelon fossil plant emission reductions and nuclear displacement, the potential interaction between increased nuclear generation in the vicinity of Exelon fossil generation, which could result in reduced fossil plant capacity factors, was addressed by discounting the estimated displacement by 2 percent (the percent impact of new Exelon nuclear capacity on Exelon PJM fossil plant emissions).
92 Exelon 2012 Sustainability Report · Appendix

GRI Index — Summary

G3.1 indicators, including Electric Utilities Sector Supplement. Indicators not listed below can be found in the full GRI index on our website.

Strategy and Analysis

1.1	CEO Statement	7-9
1.2	Key impacts, risks and opportunities	7-9

Organizational Profile

2.1	Name of organization	3
2.2	Primary products/services	3
2.3	Operational structure	3
2.4	Location of headquarters	3
2.5	Countries with major operations	3
2.6	Nature of ownership and legal form	3
2.7	Markets served	3
2.8	Scale of the organization	3
2.9	Significant changes	throughout
2.10	Awards	throughout
EU1	Installed capacity	5
EU2	Net energy output	5
EU3	Customer accounts	3
EU4	Transmission and distribution mileage	3

Report Parameters

3.1	Reporting period	6
3.2	Date of previous report	6
3.3	Reporting cycle	6
3.4	Contact point	95
3.5	Defining report content	11-12
3.6	Boundary of report	6
3.7	Report scope	6
3.8	Reporting on joint ventures	6
3.9	Data measurement techniques	6
3.10	Restatements of information	throughout
3.11	Significant changes from prior reports	throughout
3.13	Assurance	6

Governance, Commitments and Engagement

4.1	Governance structure	11
4.2	Independence of Board Chair	11
4.3	Board independence	11
4.5	Executive compensation	76
4.8	Corporate mission, values, codes	10
4.9	Board-level sustainability monitoring	11
4.11	Precautionary principle	14-15
4.12	External initiatives	throughout
4.13	Memberships in associations	throughout
4.14	Stakeholder groups engaged	13
4.15	Identification, selection of stakeholders	13
4.16	Approaches to engagement	13
4.17	Response to stakeholder concerns	13

Economic

EC1	Direct economic value	22
EC8	Investments and services for public	24
EC9	Indirect economic impacts	24
EU6	Availability and reliability	23
EU7	Demand-side programs	64-66
EU9	Decommissioning of nuclear sites	57-60
EU11	Average generation efficiency	85-90
EU12	Transmission and distribution losses	39

Environmental

EN6	Energy efficiency initiatives	34-37
EN7	Indirect energy reductions	34-37
EN8	Total water withdrawal by source	42
EN9	Water sources affected	42-45
EN10	Water recycled and reused	42
EN11	Location and size of high biodiversity land	48-49
EN14	Managing impacts on biodiversity	48-50
EN16	GHG emissions by weight	39
EN17	Other emissions by weight	40
EN18	Initiatives to reduce GHG emissions	34-37
EN20	NO_x, SO_x, and other air emissions	40
EN21	Water discharge	42
EN22	Waste by type and disposal	51-52
EN23	Significant spills	55
EN25	Water and runoff discharges	42-45
EN26	Initiatives to mitigate impacts	64-66
EN27	Percentage of recycled products	51-52
EN28	Environmental fines and sanctions	54

Labor Practices and Decent Work

LA1	Total workforce	81
LA2	Employee turnover	72
LA3	Full-time employee benefits	74
LA4	% covered by collective bargaining	75
LA7	Rates of injury and absenteeism	83
LA10	Employee training	77-78
LA11	Skills management	76-78
LA12	Performance reviews	76
LA13	Employee diversity	81
EU15	% of employees able to retire	79
EU18	Contractors H&S training	83

Society

SO1	Community impact management	69-70
SO3	Anti-corruption training	10
SO5	Public policy development	16-17
SO6	Political contributions	17
SO10	Managing impacts on communities	69-70
EU21	Contingency planning	15, 69

Product Responsibility

PR5	Customer satisfaction	62
EU23	Programs for electricity services	62-68
EU25	Number of injuries/fatalities to the public	83
EU28	Power outage frequency	62
EU29	Average power outage duration	62
EU30	Average plant availability factor	23

93 Exelon 2012 Sustainability Report · Appendix

Abbreviations and Acronyms
BCF Billion Cubic Feet
BGE Baltimore Gas and Electric
CAIDI Customer Average Interruption Duration Index
CAP Customer Assistance Program
CDP Carbon Disclosure Project
CENG Constellation Energy Nuclear Group
CEO Chief Executive Officer
CO Carbon Monoxide
CO2 Carbon Dioxide
CO2e Carbon Dioxide-Equivalent
ComEd Commonwealth Edison Company
CSAPR Cross State Air Pollution Rule
DA Distribution Automation
D&I Diversity and Inclusion
DART Days Away, Restricted and Transferred
DEP Department of Environmental Protection
DRBC Delaware River Basin Commission
EDF Electricite de France SA
EIA Energy Information Administration
EME Efficiency Made Easy
EMS Environmental Management System
ENP Exelon Nuclear Partners
EPA United States Environmental Protection Agency
ERG Energy Resource Group
FLS First Line Supervisor
GAAP Generally Accepted Accounting Principles
GHG Greenhouse Gas
GRI Global Reporting Initiative
HERE Helping the Environment by Recycling at Exelon
HPS Hourly Priced Service
IRS Internal Revenue Service
ISO International Organization for Standardization
LEED Leadership in Energy and Environmental Design
LGBT Lesbian, Gay, Bisexual, Transgender
LSRWA Lower Susquehanna River Watershed Assessment
MATS Mercury and Air Toxics Rule
mmBtu million British Thermal units
MW Megawatt
MWh Megawatt-hour
NGO Non-Governmental Organization
NOx Nitrogen Oxides
NRC US Nuclear Regulatory Commission
NREF Natural Resource Education Foundation
NSF National Science Foundation
OSHA Occupational Health and Safety Administration
PCB Polychlorinated Biphenyl
PECO PECO Energy Company
PEEP PECO Energizing Education Program
PJM Pennsylvania New Jersey Maryland Interconnection
R&D Research and Development
REC Renewable Energy Credit
ROW Right of Way
RPS Renewable Portfolio Standard
RRTP Residential Real-Time Pricing
RTO Regional Transmission Organization
SAIFI System Average Interruption Frequency Index
SF6 Sulfur Hexafluoride
SHPE Society of Hispanic Professional Engineers
SNF Spent Nuclear Fuel
SOS Standard Offer Service
SO2 Sulfur Dioxide
STEM Science, Technology, Engineering, and Math
SWE Society of Women Engineers
T&D Transmission and Distribution
TCF Trillion Cubic Feet
TRI Toxics Release Inventory
USFWS U.S. Fish and Wildlife Service
WHC Wildlife Habitat Council
WRI World Resources Institute
94 Exelon 2012 Sustainability Report · Appendix

Comments
We welcome your comments and questions regarding this report. Please e-mail us at responsibility@exeloncorp.com or write to Bruce Alexander, Senior Manager, Environmental Strategic Analysis, Location S23-3, 2301 Market Street, Philadelphia, PA 19103.
Cautionary Statements Regarding Forward-Looking Information
This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company, Baltimore Gas and Electric Company and Exelon Generation Company, LLC (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2012 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; (2) Exelon’s First Quarter 2013 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 17; and (3) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this report.
Exelon Corporation
Exelon Corporate Strategy and Exelon 2020 52nd Floor, 10 South Dearborn Street Chicago, IL 60603
exeloncorp.com
© Exelon Corporation, 2013
Exelon®

Exelon Corporation Sustainability Fact Sheet

Exelon’s Sustainability Commitment

Exelon believes that clean, affordable energy is the key to a brighter, more sustainable future. We are committed to connecting customers to more sustainable and cost-effective energy resources and actively leading the conversation to help shape the future of clean energy.

At Exelon, we have identified the most economical and effective options for eliminating greenhouse gas emissions. Through internal operational reductions, assisting our customers in managing their energy use and replacing higher-emitting generation with cleaner energy options, we have become one of the first companies to acknowledge the impact we can have by reducing emissions across our businesses.

Exelon 2020

In 2008, we introduced Exelon 2020, an industry-leading program that has the goal of eliminating 17.5 million metric tons of greenhouse gas emissions per year by 2020. As of the end of 2012, Exelon already had eliminated more than 14 million metric tons of carbon emissions, or more than 89 percent of our goal – and we expect to complete the goal years ahead of our 2020.

Thanks to efforts like this one, Exelon has been named to the Dow Jones Sustainability Index for eight years running and was the only U.S.-based utility company to be included by the Carbon Disclosure Project on both its Climate Disclosure and Performance Global Leadership Indexes for 2013.

Electricity Generation

Our clean power generation portfolio is 55 percent nuclear, 28 percent natural gas and 10 percent hydro, wind, solar and other clean generation.

Nuclear Power

•	Exelon’s nuclear fleet has the capacity to produce more than 19,000 megawatts of clean, zero-emission generation, which is enough to power about 17 million average American homes annually.

•	Nuclear energy emits no greenhouse gases, making it a clean, reliable power source that plays a critical role in helping the nation meet its clean energy and climate goals.

Wind Power

•	Exelon is the nation’s 11th largest wind producer, with a portfolio of 44 wind projects in 10 states capable of generating 1,300 megawatts of clean energy.

•	Exelon completed six wind projects in 2012, adding 404 megawatts, and plans to build a 45.6 megawatt wind farm in Michigan to be built in 2014

Solar Power

•	Exelon owns and operates the nation’s largest urban solar power plant and is developing a 230 megawatt solar power plant in California, with 3.8 million solar panels that will generate enough energy to power 75,000 average homes.

Customer Products and Services

•	All three Exelon utilities have energy efficiency programs to help customers conserve energy, save money and make smarter energy choices. Since 2010, these programs have saved almost 10 million megawatt-hours (MWh) of electricity and avoided almost 5.4 million metric tons of carbon emissions through home energy audits, lighting discounts, appliance recycling, home improvement rebates, equipment upgrade incentives and air conditioner saver programs.

•	Exelon’s utilities have each received Energy Star Partner of the Year Awards from the U.S. Environmental Protection Agency recognizing outstanding contributions to energy efficiency programs.

www.exeloncorp.com

•	Constellation funds and installs energy conservation upgrades for customers through energy savings performance contracts and as part of their energy supply bill. Since 2011, Constellation Efficiency Made Easy customers have saved more than 31,700 MWh of electricity and reduced 16,400 metric tons of carbon emissions.

•	Constellation continues to expand the range of green products and services available to retail customers and is a leading provider of solar installations with 58 commercial, industrial and governmental customer solar arrays, totaling more than 164 megawatts of capacity.

Operational Efficiency

•	Exelon has a green vehicle fleet with nearly 7,300 vehicles. In 2012, nearly half of the fleet was made up of alternative fuel or hybrid vehicles, and fossil fuel emissions per mile traveled for ComEd and PECO combined were 12 percent lower than 2005 levels.

•	Exelon uses the Leadership in Energy and Environmental Design guidelines and certification process as one way to reduce energy consumption in its commercial buildings. Exelon has 15 LEED-certified buildings and is in the process of renovating and upgrading other buildings in accordance with these standards.

•	Since 2001, we have reduced Exelon’s own energy use, with a 30 percent reduction in commercial building energy use and a 13 percent reduction in industrial energy use at plants.

•	We engage our employees in programs that reduce our carbon impact through in-office recycling and other initiatives, such as reclamation of metals. In 2012, we recycled 4,900 short tons of paper, cardboard, aluminum cans, plastic bottles and glass and more than 525,000 pounds of electronic waste.

Environmental Sustainability

•	We are committed to protecting water quality and operating in balance with aquatic ecosystems. Recognizing the specific characteristics of each watershed, we manage water use locally at each operating site and focus on the long term availability of water at the business and corporate levels.

•	Exelon has operations on tracts of land that provide habitats for a diverse range of plant and animal species. We work to minimize the impact of our operations on these habitats. For hydroelectric facilities in active fish migration areas, we have installed lifts or ladders that allow migrating fish to travel upstream without contacting the generation equipment.

•	Exelon has a long-standing partnership with the Wildlife Habitat Council to restore and enhance wildlife habitats at 16 facilities. Currently, more than 20 Exelon programs in four states are certified as Wildlife at Work or Corporate Lands for Learning.

Community Education

Exelon engages in a wide variety of programs and sponsorships designed to educate people in the communities it serves about how they can help the environment. Just a few examples:

•	The Exelon Foundation sponsors the PECO Energizing Education Program, a hands-on curriculum developed for grades 5-8 to teach Philadelphia-area students about the science of energy, renewable and nonrenewable energy sources and energy efficiency.

•	Exelon’s Renewable Energy Education Center at Fairless Hills, Pa., features interactive exhibits on wind and solar power, hydroelectricity, use of landfill gas to create electricity and energy conservation.

•	ComEd sponsors the Smart Home: Green + Wired exhibit at Chicago Museum of Science and Industry. The futuristic, 2,500-square-foot house embodies energy efficiency in action and that is covered with enough solar photovoltaic film to power the majority of the house.

www.exeloncorp.com

Map of Exelon Corporation and Pepco Holdings service areas and assets

Exelon service areas and assets including Pepco Holdings Inc.
Exelon Assets
Nuclear
Gas/Oil intermediate
Peakers
Coal
Renewable (Hydro, Wind, Solar, Biomass)
Regional Transmission
Organization (RTO)
West
MISO
ISO-NE & NY
PJM
SERC
ERCOT
Service Areas
BGE
Delmarva
ComEd
ACE
PECO
PEPCO
Headquarters Locations
Competitive Retail and/or
Gas or Electric Wholesale Operations
Exelon®
Pepco Holdings, Inc

Exelon Corporation Press Releases Dated September 30, 2013, October 21, 2013 and April 7, 2014

News Release

Contact:	Paul Elsberg	FOR IMMEDIATE RELEASE
Exelon Corporate Communications
312-394-7417
paul.elsberg@exeloncorp.com

EXELON EMPLOYEES OBSERVE NATIONAL VOLUNTEER WEEK

BY LEADING MORE THAN 150 COMMUNITY SERVICE PROJECTS

Volunteers will provide approximately 4,000 hours of service

CHICAGO (April 7, 2014) — Employees from across the Exelon family of companies will observe National Volunteer Week (April 6-12) by participating in more than 150 employee-led service projects in the communities Exelon serves, from cleaning up parks and other public spaces to serving meals to people struggling with poverty to mentoring at-risk students.

National Volunteer Week is an annual, nationwide celebration of people working to improve their communities through volunteer service. For the eighth consecutive year, Exelon employees are organizing community service projects in which more than 1,000 employees, family members and friends are expected to participate this week and throughout the month of April.

“Our employees look forward to National Volunteer Week as an opportunity to better the quality of life in the communities they serve,” said Exelon President and CEO Chris Crane, “and their passion for serving does not end there. All year long, our dedicated employees donate their time and energy to the causes and organizations that matter to them to help create a brighter, more sustainable future where our communities thrive.”

Exelon empowers employee volunteers to design their own National Volunteer Week service projects and recruit others to participate. Projects focus on education, environmental stewardship, diversity and inclusion, and community enrichment, and involve employee volunteers from all of Exelon’s businesses, including: ComEd in northern Illinois, PECO in southeastern Pennsylvania, Constellation and BGE in Maryland, and Exelon Generation and Exelon Business Services Company in the Midwest, Mid-Atlantic and Texas.

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Exelon has a longstanding tradition of charitable giving and service to civic and nonprofit organizations through its “Energy for the Community” corporate citizenship program. Last year, more than 3,800 Exelon employee volunteers gave almost 86,500 hours of their time to community nonprofit organizations. This is equivalent to more than 2,162 workweeks or nearly 41 years of fulltime service.

Examples of Exelon’s National Volunteer Week projects include:

Illinois

•	Environmental service project with ComEd CEO Anne Pramaggiore at Garfield Park Conservatory (Chicago, April 7)

•	Naperville Area Humane Society cleanup (Naperville, Ill., April 8)

•	Habitat for Humanity home construction (Chicago, April 11)

•	Food pantry assistance and handout (Oak Park, Ill., April 12)

•	Humboldt Park cleanup and beautification with Exelon Executive Vice President and Chief Administrative Officer Ruth Ann Gillis (Chicago, April 26)

Pennsylvania

•	Fairmount Park tree planting with the Philadelphia Zoo (Philadelphia, April 8)

•	Prepare food and package meals for the hungry at MANNA (Philadelphia, April 9)

•	One-on-one mentoring with children through Big Brothers Big Sisters of Southeastern PA (Philadelphia, April 10)

•	Emergency readiness training and painting at Red Cross House (Philadelphia, April 11)

•	Monarch Butterfly habitat planting (Kennett Square, Pa., April 24)

Maryland

•	School gardening project with BGE CEO Calvin Butler at Friendship Academy at Cherry Hill (Baltimore, April 8)

•	Tree planting at Moravia Park Elementary with Exelon Senior Vice President and Chief Supply Officer Bridget Reidy (Baltimore, April 8)

•	Youth Opportunity Career Day at BGE’s Whitemarsh training facility (Baltimore, April 9)

•	Packing food for the hungry at the Maryland Food Bank (Baltimore, April 11)

•	Susquehanna River riverbank cleanup (Conowingo, Md., April 26)

Texas

•	Habitat for Humanity build day (Houston, April 8)

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•	Crafts projects with visually impaired and blind people at Lighthouse of Houston (Houston, April 8)

•	Christmas in July gift wrapping with Candlelighters Childhood Cancer Family Alliance (Houston, April 10)

# # #

Exelon Corporation is the nation’s leading competitive energy provider, with 2013 revenues of approximately $24.9 billion. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).

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News Release

Contact:	Paul Adams	FOR IMMEDIATE RELEASE
Corporate Communications
410-470-4167
paul.adams@constellation.com

EXELON SECURES CREDIT AGREEMENTS WITH 31 MINORITY AND COMMUNITY BANKS IN PROGRAM’S ELEVENTH YEAR

Program unique to energy industry creates a $123 million credit facility with participating banks in Illinois, Pennsylvania, Maryland and New Jersey

CHICAGO (Oct. 21, 2013) — Exelon arranged $123 million in credit lines with 31 community and minority-owned banks in Illinois, Pennsylvania, Maryland and New Jersey, reinforcing the company’s commitment to invest in the communities it serves. The minority and community banking program provides Exelon subsidiaries Exelon Generation, PECO, ComEd and BGE with additional sources of credit at competitive prices, while participating banks benefit from having increased deposits and assets with which to serve their communities.

“Exelon has long recognized that we are at our best when we embrace diversity and inclusiveness, and that extends to the many community-based service providers, vendors and individuals with whom we do business,” said Jonathan W. Thayer, executive vice president and CFO of Exelon. “This program provides us with greater financial flexibility, while also supporting the banks that are helping to build stronger communities where we live and work.”

Exelon’s minority and community banking program began in 2003 and remains unique in the energy industry. Administered by JP Morgan Chase since its inception, the program has more than tripled in credit facility size and quadrupled the number of participating banks.

The four lead credit arrangers for 2013 are the United Bank of Philadelphia, Seaway Bank and Trust Company and Riverside Community Bank in Illinois, and The Harbor Bank of Maryland.

“The small businesses and consumers in the communities we serve benefit from Seaway Bank’s partnership with Exelon,” said Walter Grady, president and CEO of Seaway Bank and Trust Company. “We are able to leverage the financial support derived from the Exelon credit lines to provide enhanced products and services. As a minority-owned community bank, the value of Exelon’s investment in the communities we serve is enormous.”

As part of its business strategy to advance diversity and inclusion, Exelon also maintains partnerships with minority- and women-owned investment firms. Exelon currently has approximately $900 million of pension and healthcare assets invested with 11 diverse investment firms.

1

Exelon has a demonstrated commitment to supplier diversity throughout its business and has made it a critical part of the company’s overall supply chain strategy. Exelon’s corporate spending with diversity-certified businesses reached more than $750 million in 2012.

###

Exelon Corporation (NYSE: EXC) is the nation’s leading competitive energy provider, with 2012 revenues of approximately $23.5 billion. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).

2

Contact:	Paul Elsberg	FOR IMMEDIATE RELEASE
Corporate Communications
312-394-7417
paul.elsberg@exeloncorp.com

EXELON MAKES DOW JONES SUSTAINABILITY INDEX FOR EIGHTH CONSECUTIVE YEAR; ONLY U.S. UTILITY ON CDP GLOBAL INDEXES FOR CLIMATE PERFORMANCE AND DISCLOSURE

Energy company named to DJSI North America Index and CDP’s Global 500 Climate Performance and Disclosure Leadership Indexes

CHICAGO (Sept. 30, 2013) – Two separate global authorities on corporate sustainability – the Dow Jones Sustainability Indices (DJSI) and CDP – have recognized Exelon for its sustainability performance and climate change performance and reporting.

DJSI and sustainability investing specialist RobecoSAM named Exelon to the Dow Jones Sustainability North America Index for the eighth year in a row. The achievement distinguishes Exelon as a consistent industry leader in corporate sustainability based on a rigorous assessment of the company’s economic, environmental and social performance.

Exelon was included in the index for placing among the top 20 percent of North American utility companies based on responses to more than 100 questions covering corporate governance, risk management, environmental performance, human resources development, corporate citizenship, and health and safety.

“We have an obligation to our customers, communities, employees and shareholders to operate our business in a way that is economically, environmentally and socially sustainable, and we take that responsibility very seriously,” said Christopher M. Crane, president and CEO of Exelon. “This recognition validates our long-term commitment to improving sustainability performance at all levels.”

Recognized for carbon emissions performance, disclosure

In addition to DJSI, CDP named Exelon to both its Global 500 Climate Disclosure Leadership Index (CDLI) and its Climate Performance Leadership Index (CPLI) for the second year in a row. No other U.S.-based utility company appeared on either the Global 500 CDLI or CPLI.

These annual indexes, based on analysis by PwC, recognize companies that lead their industries worldwide in the disclosure of information regarding their carbon footprints, climate change strategies and risk management, and in taking action on climate change mitigation, adaptation and transparency. The top 10 percent of responding companies, based on the completeness and quality of their CDP submissions, are named to the indexes. Exelon received a carbon disclosure score of 98 out of 100 in 2013 – an increase from its score of 94 in 2012 – and again fell within the “A” band, the highest performance band for emissions.

Exelon also was one of only two utility companies named to the S&P 500 CDLI and CPLI, indexes that recognize the top 10 percent of responding U.S. companies from the S&P 500.

“Companies that score highly enough to be included in the Climate Disclosure Leadership Index are responding to the call for greater corporate climate accountability,” said Paul Simpson, chief executive officer of CDP. “They have demonstrated leading practice for the measurement of greenhouse gas emissions and energy use and transparency of their climate change strategy.”

The foundation of Exelon’s climate performance is Exelon 2020, a program that drives the company toward a goal of reducing, offsetting or displacing 17.5 million metric tons of greenhouse gas emissions per year by 2020. Exelon increased its goal from its original target of 15.7 million metric tons to account for its merger with Constellation in March 2012. As of the end of 2012, Exelon had achieved more than 89 percent of the original goal.

In addition to Exelon 2020, Exelon had numerous achievements in the area of corporate sustainability last year. For example, the company:

•	Added nearly 500 megawatts (MW) of new, clean generating capacity – including 404 MW in new wind projects, 31 MW in new solar and 63 MW in nuclear power uprates – creating jobs, tax revenue and shareholder value;

•	Donated nearly $28 million to nonprofit organizations and provided more than 105,000 hours of employee volunteer service in its communities;

•	Supported certified minority- and women-owned businesses with more than $750 million in Exelon business;

•	Made substantial contributions to the economic health of its communities, paying $13.1 billion for materials, goods and services; $8.0 billion in compensation, benefits and contracting expenses; and $1.7 billion in dividends, interest and taxes; and

•	Achieved its best-ever industrial safety performance.

2

Exelon’s sustainability performance last year is detailed in its 2012 Corporate Sustainability Report, available at http://www.exeloncorp.com/assets/newsroom/docs/csr/index.html.

# # #

Exelon Corporation (NYSE: EXC) is the nation’s leading competitive energy provider, with 2012 revenues of approximately $23.5 billion. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).

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*****

The following legends were included as a part of or attached to each of the foregoing solicitation materials provided by Pepco Holdings.

Cautionary Statements Regarding Forward-Looking Information

Except for the historical information contained herein, certain of the matters discussed in this communication constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed merger, integration plans and expected synergies, the expected timing of completion of the transaction, anticipated future financial and operating performance and results, including estimates for growth. These statements are based on the current expectations of management of PHI and its utility subsidiaries. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, (1) PHI may be unable to obtain shareholder approval required for the merger; (2) PHI or Exelon may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or cause the companies to abandon the merger; (3) conditions to the closing of the merger may not be satisfied; (4) an unsolicited offer of another company to acquire assets or capital stock of PHI could interfere with the merger; (5) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (6) the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; (7) the merger may involve unexpected costs, unexpected liabilities or unexpected delays, or the effects of purchase accounting may be different from the companies’ expectations; (8) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (9) the businesses of PHI and its utility subsidiaries may suffer as a result of uncertainty surrounding the merger; (10) PHI and its utility subsidiaries may not realize the values expected to be obtained for properties expected or required to be sold; (11) the industry may be subject to future regulatory or legislative actions that could adversely affect PHI and its utility subsidiaries; and (12) PHI and its utility subsidiaries may be adversely affected by other economic, business, and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Discussions of some of these other important factors and assumptions are contained in PHI’s filings with the Securities and Exchange Commission (SEC), and available at the SEC’s website at www.sec.gov, including PHI’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data, and PHI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 in (x) PART I, ITEM 1. Financial Statements, (y) PART I, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (z) PART II, ITEM 1A. Risk Factors. These risks as well as other risks associated with the proposed merger will be more fully discussed in the proxy statement that PHI intends to file with the SEC and mail to its stockholders in connection with the proposed merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. PHI does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication. New factors emerge from time to time, and it is not possible for PHI to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on PHI’s or its utility subsidiaries’ businesses (either individually or collectively) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any specific factors that may be provided should not be construed as exhaustive.

Additional Information and Where to Find It

This communication does not constitute a solicitation of any vote or approval. PHI intends to file with the SEC and mail to its stockholders a proxy statement in connection with the proposed merger transaction. PHI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Exelon, PHI and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of PHI’s proxy statement (when it becomes available) may be obtained free of charge from Pepco Holdings, Inc., Corporate Secretary, 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. Investors and security holders may also read and copy any reports, statements and other information filed by PHI with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Exelon, PHI, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Exelon’s directors and executive officers is available in its proxy statement filed with the SEC on April 2, 2014 in connection with its 2014 annual meeting of stockholders, and information regarding PHI’s directors and executive officers is available in its proxy statement filed with the SEC on March 25, 2014 in connection with its 2014 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.